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Q2 HOLDINGS, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on February 12, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Q2 Holdings, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7372 (Primary Standard Industrial Classification Code Number)	20-2706637 (IRS Employer Identification No.)

13785 Research Blvd, Suite 150
Austin, Texas 78750
(512) 275-0072
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Matthew P. Flake
President and Chief Executive Officer
Q2 Holdings, Inc.
13785 Research Blvd, Suite 150
Austin, Texas 78750
(512) 275-0072
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
John J. Gilluly III, P.C. Ariane A. Chan, P.C. DLA Piper LLP (US) 401 Congress Avenue, Suite 2500 Austin, Texas 78701 (512) 457-7000	Barry G. Benton Senior Vice President, General Counsel Q2 Holdings, Inc. 13785 Research Blvd, Suite 150 Austin, Texas 78750 (512) 275-0072	J. Robert Suffoletta Wilson Sonsini Goodrich & Rosati, Professional Corporation 900 South Capital of Texas Highway Las Cimas IV, Fifth Floor Austin, Texas 78746 (512) 338-5400

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (check one):

☐ Large accelerated filer,	☐ Accelerated filer,	☒ Non-accelerated filer (do not check if a smaller reporting company)	or ☐ Smaller reporting company.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, par value $0.0001	$138,000,000	$17,774.40

(1)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act. Includes offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)
Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the securities and exchange commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
Subject to Completion, dated February 12, 2014

             Shares

Common Stock

        This is an initial public offering of our common stock. We are selling         shares of common stock and the selling stockholders are selling         shares of common stock. We will not receive any proceeds from the sale of our common stock by the selling stockholders. Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $        and $        per share. We intend to apply to list our common stock on the            under the symbol "QTWO."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 13.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$
Proceeds to selling stockholders, before expenses	$	$

(1)

We have agreed to reimburse the underwriters for certain FINRA-related expenses. See "Underwriting."

        The underwriters have an option to purchase a maximum of        additional shares at the initial public offering price less the underwriting discount to cover over-allotments.

        We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, will be subject to reduced public company reporting requirements.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver shares to purchasers on or about                        , 2014.

J.P. Morgan	Stifel

RBC Capital Markets	Raymond James	Canaccord Genuity	Needham & Company

The date of this prospectus is                        , 2014.

        [ARTWORK TO COME]

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We and the selling stockholders are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

Dealer Prospectus Delivery Obligation

        Until            (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

        For investors outside the U.S.: None of we, the selling stockholders or any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the U.S. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and is a brief overview of key aspects of the offering. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and the information set forth in the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Some of the statements in this prospectus constitute forward-looking statements. See the section titled "Special Note Regarding Forward-Looking Statements and Industry Data" for more information. In this prospectus "Company," "Q2," "we," "us," and "our" refer to Q2 Holdings, Inc. and its subsidiaries.

Overview

        Q2 is a leading provider of secure, cloud-based virtual banking solutions. We enable regional and community financial institutions, or RCFIs, to deliver a robust suite of integrated virtual banking services and engage more effectively with their retail and commercial account holders who expect to bank anytime, anywhere and on any device. Our solutions are often the most frequent point of interaction between our RCFI customers and their account holders. As such, we purpose-built our solutions to deliver a compelling, consistent user experience across digital channels and drive the success of our customers by extending their local brands, enabling improved account holder retention and creating incremental sales opportunities.

        Our founding team has provided software solutions to the RCFI market for over 20 years, and they started Q2 with the mission of using technology to help RCFIs succeed and strengthen the communities they serve. We leverage our deep domain expertise to develop highly-secure virtual banking solutions designed to help our customers compete in the complex and heavily-regulated financial services industry. We internally design and develop our solutions around a common platform that tightly integrates our solutions with each other and with our customers' internal and third-party systems. This integrated approach delivers to account holders a unified and robust virtual banking experience across online, mobile, voice and tablet channels and allows for close, lasting relationships. We designed our solutions and data center infrastructure to comply with the stringent security and technical regulations applicable to financial institutions and to safeguard our customers and their account holders.

        The RCFI market includes over 13,500 banks and credit unions that compete to provide financial services in the U.S. RCFIs have historically sought to differentiate themselves and build account holder loyalty by providing localized, in-branch banking services and serving as centers of commerce and influence in their communities. However, account holders increasingly engage with their financial services providers across digital channels rather than in physical branches, making it easier for account holders to access competitive financial services and harder for RCFIs to maintain account holder loyalty. Innovation in financial services technologies, the proliferation of mobile and tablet devices and evolving consumer expectations for modern and intuitive user experiences are pressuring RCFIs to deliver advanced virtual banking services to successfully compete and grow.

        RCFIs, unlike larger national banks, typically operate without all of the resources and personnel required to effectively deploy, manage and enhance their own internally-developed virtual banking offerings. In addition, RCFIs are required to spend increasing amounts of time and money complying with rapidly changing federal and state rules and regulations and frequent examinations by regulatory agencies. As a result, RCFIs are challenged to satisfy account holder expectations and compete effectively in what has become a complex and dynamic environment. These challenges often cause RCFIs to rely on disparate, third-party and internally-developed point systems to deliver virtual banking services. However, many of these systems provide limited features and functionality or can be expensive and time-intensive to implement, maintain and upgrade.

        According to a January 2013 report published by Celent entitled "IT Spending in Banking, A North American Perspective," U.S. financial institutions are expected to spend $48.9 billion in 2013 on information technology, or IT. Of this amount, the report forecasts that these institutions will spend approximately $11.4 billion on new initiatives, most heavily focused on enhancing their online, mobile, tablet and other self-service banking capabilities. Based on our current prices and virtual banking solutions, we believe that the RCFI market is greater than $3.5 billion annually. Our current RCFI customers represent less than 3% of the 13,570 federally-insured RCFIs in the U.S. We believe we can capture an increasing portion of the IT spend among RCFIs as we continue to grow our customer base and introduce new solutions.

        Our software-as-a-service, or SaaS, delivery model is designed to scale with our customers as they add account holders on our solutions and expand the breadth of virtual banking services they offer. Our SaaS delivery model is also designed to reduce the cost and complexity of implementing, maintaining and enhancing the virtual banking services our RCFI customers provide to their account holders. RCFIs can configure our solutions to function in a manner that is consistent with their specific workflows, processes and controls and personalize the experiences they deliver to their account holders by extending the services and local character of their branches across digital channels.

        We primarily sell subscriptions to our cloud-based solutions through our direct sales organization and recognize the related revenues over the terms of our customer agreements. The initial term of our customer agreements averages over five years, although it varies by customer. Our revenues increase as we add new customers and sell additional solutions to existing customers and as our customers increase the number of account holders on our solutions. We earn additional revenues based on the number of bill-pay and certain other transactions that account holders perform on our virtual banking solutions in excess of the levels included in our standard subscription fee. We support the efforts of our sales organization through a network of key referral partners, such as the American Bankers Association and Western Independent Bankers.

        As of September 30, 2013, we had over 300 customers with more than 2.9 million retail and commercial users on our solutions, and these registered users executed over $145 billion in financial transactions with our solutions during the first nine months of 2013. Our current RCFI customers are in 47 states and include Camden National Bank, Community Bank (Los Angeles, CA), Eli Lilly Federal Credit Union, First Financial Bank (Cincinnati, OH), Peoples Bank of Alabama, Rockland Trust Company, United Heritage Credit Union and Urban Partnership Bank.

        We have achieved significant growth since our inception. We had total revenues of $27.0 million and $41.1 million in 2011 and 2012, respectively, and $29.2 million and $41.2 million for the nine months ended September 30, 2012 and 2013, respectively. We seek to deepen and grow our customer relationships by providing consistent, high-quality implementation and customer support services which we believe drives higher customer retention and incremental sales opportunities within our existing customer base.

        We have invested, and intend to continue to invest, to grow our business by expanding our sales and marketing activities, developing new solutions, enhancing our existing solutions and technical infrastructure and scaling our operations. We incurred net losses of $3.0 million and $8.8 million, in 2011 and 2012, respectively, and $6.0 million and $11.4 million for the nine months ended September 30, 2012 and 2013, respectively.

Industry Background

RCFIs are a substantial and critical part of the economy

        Regional and community banks and credit unions with less than $50 billion in assets comprised 13,570 of the 13,607 federally-insured financial institutions in the U.S., as of September 30, 2013, according to data compiled by BauerFinancial, Inc., or BauerFinancial. Further, banking institutions and credit unions with less than $50 billion in assets had assets of $4.3 trillion and $1.0 trillion, respectively, as of September 30, 2013, according to BauerFinancial.

        The U.S. financial services market is intensely competitive, and RCFIs have historically sought to differentiate themselves by obtaining deposits and making lending decisions on a local basis and providing local, personalized banking services that are responsive to the changing needs and circumstances of their communities. As a result, RCFIs often develop strong, lasting relationships with their account holders and serve as centers of commerce and influence in their communities. According to a 2012 report from the Small Business Administration, small businesses (typically those with fewer than 500 employees) generated 67% of all net new jobs in the U.S. between mid-2009 and 2011, and according to FDIC data as of September 30, 2013, RCFIs underwrote approximately 75% of all loans to these businesses during the first nine months of 2013.

RCFIs must respond to innovations in banking

        According to a 2012 survey conducted by the Independent Community Bankers of America and a 2012 report from the National Credit Union Administration, approximately 96% of U.S. banks and 71% of U.S. credit unions offer online banking services to their retail and commercial account holders. Additionally, four of the top banking activities—paying bills, viewing balances and transactions, viewing statements and transferring money—are conducted online 60% of the time or more often according to a 2013 report published by Forrester. To appeal to, better engage with and sell more products and services to the growing number of account holders who utilize virtual banking services, RCFIs must deliver robust virtual banking capabilities that allow account holders to seamlessly transition between physical branches and digital channels.

The proliferation of mobile and tablet devices and evolving consumer expectations for modern and intuitive user experiences increase the challenges of offering virtual banking solutions

        The proliferation of smart mobile and tablet devices expands the channels through which account holders can perform virtual banking activities, decreasing the need to visit physical bank branches. The accelerating adoption of these devices and the extension of virtual banking services into these devices are making it increasingly difficult to provide a consistent, intuitive and personalized user experience and driving the need for virtual banking solutions that support new and rapidly changing mobile operating systems and device types.

        Prominent consumer brands such as Amazon, Google and Netflix are continually innovating and shaping consumer expectations by delivering modern, intuitive user experiences across digital channels. As a result, RCFIs must deliver compelling user experiences to satisfy account holder expectations and increase account holder loyalty.

Security is of paramount importance in virtual banking

        As the adoption and use of virtual banking services has increased, the incidence of fraud and theft in digital channels has grown substantially. For example, according to a 2013 report by Javelin Strategy & Research, or Javelin, fraud resulting from account takeover attacks exceeded $4.9 billion in 2012, a 69% increase over 2011. Safeguarding RCFI and account holder funds and information becomes increasingly complex as virtual banking services grow and extend across new channels and devices.

Market dynamics are driving demand for third-party solutions

        RCFIs, unlike larger national banks, typically operate without all of the resources and personnel required to effectively deploy, manage and enhance their own internally-developed virtual banking service offerings. In addition, RCFIs are having to commit additional time and resources to comply with rapidly changing federal and state rules and regulations and frequent regulatory examinations. These market dynamics are driving greater demand among RCFIs for modern, intuitive virtual banking solutions from leading third-party providers.

Organizations are increasingly transitioning to SaaS providers

        SaaS solutions can provide a number of benefits to RCFIs, such as lower costs of ownership and operation, improved performance and integration, greater flexibility and scalability, easier deployment of upgrades and enhancements and efficient compliance with regulatory requirements.

Traditional virtual banking systems have limitations

        Many traditional virtual banking systems were originally developed over a decade ago to address a single type of account holder or specific digital channel, such as voice banking. These systems can create challenges for RCFIs, such as increased implementation costs and delayed time-to-market due to the need to integrate applications and digital channels from multiple vendors and incremental time and expense to train account holders and internal personnel on the use of different point systems.

        We believe innovation in financial services technologies, the proliferation of mobile and tablet devices and evolving consumer expectations for modern and intuitive user experiences, combined with the limitations of traditional systems, create a significant opportunity for a SaaS provider to address the challenges RCFIs face as they seek to increase their level of engagement with account holders across digital channels and drive account holder loyalty. We believe this opportunity creates a substantial and growing market for cloud-based virtual banking solutions that deliver modern, intuitive self-service banking capabilities with a compelling and personalized user experience across digital channels and devices, while complying with regulatory requirements and safeguarding RCFIs and their account holders from fraud and theft.

Our Solutions

        We provide secure, compliant cloud-based software solutions designed to enable RCFIs to grow their account holder bases and increase their profitability and market share by leveraging the power of virtual banking. Our solutions are often the most frequent point of interaction between our RCFI customers and their account holders. As such, we purpose-built our solutions to deliver a compelling, consistent user experience across digital channels and devices, promoting account holder acquisition and retention and creating incremental sales opportunities.

        Key Attributes—Our virtual banking solutions include the following key attributes:

  •
  Common platform:  Our solutions all operate on a common platform that supports the delivery of unified virtual banking services across online, mobile, voice and tablet channels.

  •
  Tablet-first design:  We initially design the features and user experience of our solutions to be optimized for touch-based tablet devices and then extend that design to other digital channels, enabling our solutions to deliver a modern, unified user experience across digital channels.

  •
  Comprehensive view of account holders:  Our cloud-based solutions and common platform provide our customers with a comprehensive view of account holder access and activity across devices and channels.

  •
  Flexible integration:  We have developed a highly flexible set of integration tools, enabling the rapid integration of third-party applications and data sources.

  •
  SaaS delivery model:  We developed our solutions to be cloud-based, and we host our solutions for substantially all of our RCFI customers.

  •
  Regulatory compliance:  Our solutions leverage our deep domain expertise and the significant investments we have made in the design and development of our data center architecture and other technical infrastructure to meet the stringent security and technical regulations applicable to financial institutions.

        Key Benefits—We believe our solutions provide the following key benefits to our RCFI customers and their account holders:

  •
  Delivery of robust virtual banking services across digital channels:  Our cloud-based solutions enable our RCFI customers to deliver robust and integrated virtual banking services to their account holders who increasingly expect and appreciate the freedom to bank anytime, anywhere and on any device.

  •
  Improved and more frequent engagement with account holders:  The breadth of our virtual banking solutions and quality of the user experience they provide enable our RCFI customers to increase the frequency and effectiveness of their interactions with account holders.

  •
  Drive account holder loyalty:  We believe our RCFI customers are able to drive account holder loyalty by increasing their level of engagement with account holders and consolidating their virtual banking activities on a single platform across devices and digital channels.

  •
  More effective marketing of products and services:  Our customers' marketing of their new and existing products and services through our solutions can be more frequent, timely and targeted than through traditional advertising.

  •
  Real-time security:  Our customers are better able to identify suspect activities and protect against fraud and theft by monitoring and understanding the behavior and activities of their account holders across channels.

  •
  Lower total cost of ownership:  Our SaaS delivery model can reduce the total cost of ownership of our customers by providing on a subscription basis the development, implementation, integration, maintenance, monitoring and support of our cloud-based solutions.

  •
  Facilitate regulatory compliance:  Customers who use our cloud-based solutions are able to satisfy security and technical compliance obligations by relying on the security programs and regulatory certification of our data centers and other technical infrastructure.

Our Business Strengths

        We believe our position as a leading provider of virtual banking solutions to our RCFI customers stems from the following strengths:

  •
  Our purpose-built solutions lead the RCFI virtual banking market:  Our common platform was created to support the proliferation of mobile and tablet devices, tightly integrate with the disparate systems within RCFIs and provide a compelling, unified user experience to retail and commercial account holders using a single login anywhere, anytime and on any device.

  •
  We have a proven track record in the markets we serve:  Our founders, management and employees have the deep industry-specific experience needed to drive our continued growth and expansion.

  •
  Our customer acquisition model is focused and efficient:  We focus our customer acquisition efforts exclusively on the well-defined RCFI market which allows us to effectively direct our sales and marketing efforts.

  •
  We grow our customer relationships over time:  We employ a structured strategy designed to inform, educate and enhance customer confidence and help our customers identify and implement additional solutions designed to benefit and grow their account holder bases.

  •
  Our revenues are highly predictable:  Our long-term agreements and high customer retention, as well as the growth over time in the number of account holders using our solutions, drive the recurring nature of our revenues and provide us with significant visibility into future revenues.

  •
  Our award-winning culture drives innovation and customer success:  We believe our award-winning, innovation-focused culture and the location of our operations in Austin, Texas facilitate recruiting and retaining top development, integration and design talent.

Our Growth Strategy

        We are pursuing the following growth strategies:

  •
  Further penetrate our large market opportunity:  Our current customers represent less than 3% of the 13,570 federally-insured RCFIs in the U.S. We intend to further penetrate our large market opportunity and increase our number of RCFI customers through investments in our sales and marketing organizations and related activities.

  •
  Grow revenues by expanding our relationships with existing customers:  We believe there is significant opportunity to expand our relationships with existing customers by selling additional solutions such as mobility applications, remote check deposit, and mobile bill payment and to grow our revenues as these customers increase the number of account holders on our solutions.

  •
  Continue to expand our solutions and enhance our platform:  We intend to continue to invest in our software development efforts and introduce new solutions that are largely informed by and aligned with the business objectives of our existing and new customers.

  •
  Further develop our partner relationships:  We plan to leverage our partner ecosystem and cultivate new partner relationships to increase the awareness of our solutions.

  •
  Selectively pursue acquisitions and strategic investments:  We may selectively pursue acquisitions of and strategic investments in businesses and technologies that will strengthen and expand the features and functionality of our solutions or provide access to new customers.

Risks Affecting Our Business

        Our business is subject to a number of risks that you should understand before making an investment decision. These risks are discussed more fully in the section titled "Risk Factors" following this prospectus summary. Some of our most significant risks are:

  •
  we have experienced rapid growth in recent periods, and if we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and customer satisfaction or adequately address competitive challenges, and our financial performance may be adversely affected;

  •
  if the market for our cloud-based virtual banking solutions develops more slowly than we expect or changes in a way that we fail to anticipate, our growth may slow and our operating results would be harmed;

  •
  our business could be adversely affected if our customers are not satisfied with our virtual banking solutions or our systems and infrastructure fail to meet their needs;

  •
  our limited operating history makes it difficult to evaluate our current business and future prospects;

  •
  the markets in which we participate are intensely competitive, and pricing pressure, new technologies or other competitive dynamics could adversely affect our business and operating results;

  •
  if we are unable to effectively integrate our solutions with other systems used by our customers and prospective customers, or if there are performance issues with such third-party systems, our solutions will not operate effectively and our operations will be adversely affected;

  •
  our customers are highly regulated and subject to a number of challenges and risks, and our failure to comply with laws and regulations applicable to us as a technology provider to financial institutions and to enable our RCFI customers to comply with the laws and regulations applicable to them could adversely affect our business and results of operations, increase costs and impose constraints on the way we conduct our business;

  •
  if our or our customers' security measures are compromised or unauthorized access to customer data is otherwise obtained, our solutions may be perceived as not being secure, customers may curtail or cease their use of our solutions, our reputation may be harmed, and we may incur significant liabilities; and

  •
  we may experience quarterly fluctuations in our operating results due to a number of factors, which makes our future results difficult to predict and could cause our operating results to fall below expectations or our guidance.

        Upon completion of this offering, our directors, executive officers and holders of more than 5% of our common stock, together with their respective affiliates, will beneficially own, in the aggregate, approximately            % of our outstanding common stock. See "Risk Factors—Insiders will continue to have substantial control over us after this offering, which may limit our stockholders' ability to influence corporate matters and delay or prevent a third party from acquiring control over us."

Corporate Information

        We were incorporated in March 2005 in the state of Delaware under the name CBG Holdings, Inc. We changed our name to Q2 Holdings, Inc. in March 2013. We are headquartered in Austin, Texas, and our principal executive offices are located at 13785 Research Blvd, Suite 150, Austin, Texas 78750. Our telephone number is (512) 275-0072.

        Our website address is www.q2ebanking.com. The information contained in, or that can be accessed through, our website is not part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock. Investors, the media and others should note that, following the completion of this offering, we intend to announce material information to the public through filings with the Securities and Exchange Commission, or the SEC, the investor relations page on our website, press releases, public conference calls and webcasts.

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we have elected to take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an "emerging growth company."

        "Q2" and its respective logos are our trademarks. Solely for convenience, we refer to our trademarks in this prospectus without the ™ and ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to our trademarks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners. As indicated in this prospectus, we have included market data and industry forecasts that we obtained from industry publications and other sources.

The Offering

Common stock offered by us	shares
Common stock offered by selling stockholders	shares
Common stock to be outstanding after this offering	shares
Over-allotment option	shares
Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $            million, based upon an assumed initial public offering price of $            per share (the midpoint of the initial public offering price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use $            million of the net proceeds we receive from this offering to repay outstanding indebtedness under our credit facility. We intend to use the remaining portion of our net proceeds from this offering primarily for working capital and other general corporate purposes, including to finance our expected growth, develop new technologies, fund capital expenditures, or expand our existing business through investments in or acquisitions of other businesses or technologies. We will not receive any of the proceeds from the sale of shares by the selling stockholders. See "Use of Proceeds."

Risk Factors	See "Risk Factors" for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our common stock.
Proposed symbol	QTWO

        Our fiscal year ends on December 31. Except as otherwise indicated, all information in this prospectus (i) is based upon 25,630,261 shares of common stock outstanding as of September 30, 2013 and (ii) excludes:

  •
  5,361,390 shares issuable upon the exercise of options outstanding as of September 30, 2013, having a weighted average exercise price of $2.50 per share;

  •
  336,708 shares available for future awards under our 2007 Stock Plan as of September 30, 2013, which shall be added to the number of shares reserved for awards under our 2014 Equity Incentive Plan described in the section titled "Executive Compensation—Benefit Plans;"

  •
  shares, subject to increase on an annual basis, reserved for future issuance under our 2014 Equity Incentive Plan; and

  •
  shares, subject to increase on an annual basis, reserved for future issuance under our 2014 Employee Stock Purchase Plan.

        Unless otherwise noted, the information in this prospectus assumes:

  •
  the underwriters do not exercise their over-allotment option;

  •
  the conversion of all of our outstanding shares of preferred stock into 13,582,685 shares of common stock prior to or upon the closing of this offering; and

  •
  the filing of our amended and restated certificate of incorporation and the effectiveness of our amended and restated bylaws, which will occur immediately prior to the completion of this offering.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

        The following tables summarize the consolidated financial and operating data for the periods indicated. The summary consolidated statements of operations data for the years ended December 31, 2011 and 2012 and for the nine months ended September 30, 2013 and the summary consolidated balance sheet data as of December 31, 2011 and 2012 and as of September 30, 2013 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data presented below for the nine months ended September 30, 2012 have been derived from the unaudited interim consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the summary financial data presented below in conjunction with our consolidated financial statements and related notes and the sections titled "Selected Consolidated Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues	$26,982	$41,101	$29,151	$41,203
Cost of revenues(1)(2)	14,795	25,170	17,478	25,382

Gross profit	12,187	15,931	11,673	15,821
Operating expenses:
Sales and marketing(2)	5,589	8,962	6,298	11,797
Research and development(2)	3,428	5,317	3,804	6,277
General and administrative(2)	4,857	8,780	6,366	8,318
Unoccupied lease charges(3)	—	—	—	236

Total operating expenses	13,874	23,059	16,468	26,628

Loss from operations	(1,687)	(7,128)	(4,795)	(10,807)
Total other expense, net	(76)	(228)	(160)	(337)

Loss before income taxes	(1,763)	(7,356)	(4,955)	(11,144)
Provision for income taxes	(132)	(164)	(112)	(33)

Loss from continuing operations	(1,895)	(7,520)	(5,067)	(11,177)

Loss from discontinued operations, net of tax(4)	(1,132)	(1,259)	(918)	(199)

Net loss	$(3,027)	$(8,779)	$(5,985)	$(11,376)

Net loss per common share:
Loss from continuing operations per common share, basic and diluted	$(0.17)	$(0.66)	$(0.45)	$(0.95)

Loss from discontinued operations per common share, basic and diluted	$(0.10)	$(0.11)	$(0.08)	$(0.01)

Net loss per common share, basic and diluted	$(0.27)	$(0.77)	$(0.53)	$(0.96)

Weighted average common shares outstanding:
Basic and diluted	11,326	11,345	11,341	11,794
Pro forma net loss per common share (unaudited)(5):
Basic and diluted		$(0.39)		$(0.46)

Pro forma weighted average common shares outstanding (unaudited)(5):
Basic and diluted		22,323		24,814
Other Financial Data:
Adjusted EBITDA(6)	$(277)	$(4,400)	$(3,082)	$(7,334)

(1)
Includes reclassified costs of research and development personnel who performed certain implementation and customer support services as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
Research and development costs reclassified into cost of revenues	$434	$1,390	$929	$1,249
(2)
Includes stock-based compensation expenses as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
Cost of revenues	$52	$187	$127	$192
Sales and marketing	52	123	82	180
Research and development	57	195	132	189
General and administrative	236	526	343	561

Total stock-based compensation expenses	$397	$1,031	$684	$1,122

(3)
Unoccupied lease charges include costs related to our early exit from our previous headquarters, partially offset by anticipated sublease income from that facility.

(4)
We previously had a subsidiary which we fully divested in March 2013. Loss from discontinued operations, net of tax reflects the financial results of this divested subsidiary.

(5)
Pro forma basic and diluted net loss per common share have been calculated assuming the conversion of all outstanding shares of preferred stock at the later of January 1, 2012 or the date of issuance of preferred stock.

(6)
We define adjusted EBITDA as net loss before depreciation, amortization, loss from discontinued operations, stock-based compensation, provision for income taxes, total other expense, net, unoccupied lease charges and loss on disposal of long-lived assets. See "Selected Consolidated Financial and Other Data" for more information and a reconciliation of adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP.

	September 30, 2013
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$21,173	$21,173
Total current assets	32,973	32,973
Deferred solution and other costs, total	6,671	6,671
Deferred implementation costs, total	6,320	6,320
Total current liabilities	20,401	20,401
Deferred revenues, total	23,456	23,456
Total redeemable preferred and common stock	42,052	—
Total junior preferred stock	1,740	—
Total common stock	1	3
Additional paid-in capital	6,099	49,889
Total stockholders' equity (deficit)	(30,393)	11,659

(1)
The pro forma balance sheet data gives effect to the conversion of all outstanding shares of preferred stock into 13,583 shares of common stock.

(2)
The pro forma as adjusted balance sheet data (i) gives effect to the pro forma adjustments set forth in footnote (1) above, and (ii) also gives effect to our issuance of and sale of            shares of common stock in this offering at an assumed initial public offering price of $            per share, the midpoint of the price range listed on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and all other information contained in this prospectus before deciding whether to purchase shares of our common stock. Our business, prospects, financial condition or operating results could be materially adversely affected by any of these risks, which we believe are the material risks currently facing us, as well as other risks not currently known to us or that are currently considered immaterial. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and related notes, before deciding to purchase any shares of our common stock.

         We have experienced rapid growth in recent periods, and if we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and customer satisfaction or adequately address competitive challenges, and our financial performance may be adversely affected.

        Since our inception, our business has rapidly grown, which has resulted in large increases in our number of employees, expansion of our infrastructure, enhancement of our internal systems and other significant changes and additional complexities. Our revenues increased from $27.0 million for the year ended December 31, 2011 to $41.1 million for the year ended December 31, 2012 and from $29.2 million for the nine months ended September 30, 2012 to $41.2 million for the nine months ended September 30, 2013. We also increased our total number of full-time employees from 203 as of December 31, 2011 to 400 as of September 30, 2013. While we intend to further expand our overall business, customer base, and number of employees, our recent growth rate is not necessarily indicative of the growth that we will achieve in the future. The growth in our business generally and our management of a growing workforce and customer base geographically-dispersed across the U.S. will require substantial management effort, infrastructure and operational capabilities. To support our growth, we must continue to improve our management resources and our operational and financial controls and systems, and these improvements may increase our expenses more than anticipated and result in a more complex business. We will also have to anticipate the necessary expansion of our relationship management, implementation, customer service and other personnel to support our growth and achieve high levels of customer service and satisfaction. Our success will depend on our ability to plan for and manage this growth effectively. If we fail to anticipate and manage our growth or are unable to provide high levels of customer service, our reputation, as well as our business, results of operations and financial condition, could be harmed.

         If the market for our cloud-based virtual banking solutions develops more slowly than we expect or changes in a way that we fail to anticipate, our sales would suffer and our operating results would be harmed.

        Use of and reliance on cloud-based virtual banking solutions is at an early stage, and we do not know whether RCFIs will continue to adopt virtual banking solutions such as ours in the future, or whether the market will change in ways that we do not anticipate. Many RCFIs have invested substantial personnel and financial resources in legacy software, and these institutions may be reluctant or unwilling to convert from their existing systems to our solutions. Furthermore, some RCFIs may be reluctant or unwilling to use a cloud-based solution over concerns such as the security of their data and reliability of the delivery model. These concerns or other considerations may cause RCFIs to choose not to adopt cloud-based solutions such as ours or to adopt alternative solutions, either of which would harm our operating results. If RCFIs are unwilling to transition from their legacy systems, the demand for our virtual banking solutions and related services could decline and adversely affect our business, operating results and financial condition.

        Our future success also depends on our ability to sell additional solutions and enhanced solutions to our current customers. As we create new solutions and enhance our existing solutions to support new technologies and devices, these solutions and related services may not be attractive to customers.

In addition, promoting and selling these new and enhanced solutions may require increasingly costly sales and marketing efforts, and if customers choose not to adopt these solutions, our business could suffer.

         Our business could be adversely affected if our customers are not satisfied with our virtual banking solutions or our systems and infrastructure fail to meet their needs.

        Our business depends on our ability to satisfy our customers and meet their virtual banking needs. Our customers use a variety of network infrastructure, hardware and software and our virtual banking solutions must support the specific configuration of our customers' existing systems, including in many cases the solutions of third-party providers. If our solutions do not currently support a customer's required data format or appropriately integrate with a customer's applications and infrastructure, then we must configure our solutions to do so, which could negatively affect the performance of our systems and increase our expenses and the time it takes to implement our solutions. Any failure of or delays in our systems could cause service interruptions or impaired system performance. Some of our customer agreements require us to issue credits for downtime in excess of certain thresholds, and in some instances give our customers the ability to terminate the agreements in the event of significant amounts of downtime. If sustained or repeated, these performance issues could reduce the attractiveness of our solutions to new and existing customers, cause us to lose customers, and lower renewal rates by existing customers, each of which could adversely affect our revenue and reputation. In addition, negative publicity resulting from issues related to our customer relationships, regardless of accuracy, may damage our business by adversely affecting our ability to attract new customers and maintain and expand our relationships with existing customers.

        If the use of our virtual banking solutions increases, or if our customers demand more advanced features from our solutions, we will need to devote additional resources to improving our solutions, and we also may need to expand our technical infrastructure at a more rapid pace than we have in the past. This would involve spending substantial amounts to purchase or lease data center capacity and equipment, upgrade our technology and infrastructure and introduce new or enhanced solutions. It takes a significant amount of time to plan, develop and test changes to our infrastructure, and we may not be able to accurately forecast demand or predict the results we will realize from such improvements. There are inherent risks associated with changing, upgrading, improving and expanding our technical infrastructure. Any failure of our solutions to operate effectively with future infrastructure and technologies could reduce the demand for our solutions, resulting in customer dissatisfaction and harm to our business. Also, any expansion of our infrastructure would likely require that we appropriately scale our internal business systems and services organization, including implementation and customer support services, to serve our growing customer base. If we are unable to respond to these changes or fully and effectively implement them in a cost-effective and timely manner, our service may become ineffective, we may lose customers, and our operating results may be negatively impacted.

         Our limited operating history makes it difficult to evaluate our current business and future prospects.

        We began our operations in March 2005. Our limited operating history makes it difficult to evaluate our current business and future prospects. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly developing and changing industries, including challenges in forecasting the future growth of our customer base, the number of our customers' account holders and the number of users registered to use our solutions as well as the number of transactions that registered users perform on our solutions. In addition, we have and may continue to face challenges with our infrastructure, services organization and related expenses, market acceptance of our existing and future solutions, competition from established companies with greater financial and technical resources as well as new competitive entrants, acquiring and retaining customers, managing customer implementations and developing new solutions. We cannot assure you that we will be successful in addressing these difficulties and other challenges we may face in the future.

         The markets in which we participate are intensely competitive, and pricing pressure, new technologies or other competitive dynamics could adversely affect our business and operating results.

        We currently compete with providers of technology and services in the financial services industry, including point system vendors and core processing vendors, as well as systems internally-developed by RCFIs. We have a number of point system competitors, including Digital Insight Corporation (currently being acquired by NCR Corporation), First Data Corporation and ACI Worldwide, Inc. in the online, consumer and small business banking space and Fundtech Ltd., ACI Worldwide, Inc., Clear2Pay NV/SA and Bottomline Technologies (de), Inc. in the commercial banking space. We also compete with core processing vendors that provide systems and services such as Fiserv, Inc., Jack Henry and Associates, Inc. and Fidelity National Information Services, Inc. Many of our competitors have significantly more financial, technical, marketing and other resources than we have, may devote greater resources to the promotion, sale and support of their systems than we can, have more extensive customer bases and broader customer relationships than we have and have longer operating histories and greater name recognition than we have. In addition, many of our competitors expend a greater amount of funds on research and development.

        We may also face competition from new companies entering our markets, which may include large established businesses that decide to develop, market or resell virtual banking solutions, acquire one of our competitors or form a strategic alliance with one of our competitors. In addition, new companies entering our markets may choose to offer virtual banking applications at little or no additional cost to the customer by bundling them with their existing applications, including adjacent banking technologies and core processing software. New entrants to the market might also include non-banking providers of payment solutions and other technologies. Competition from these new entrants may make our business more difficult and adversely affect our results.

        If we are unable to compete in this environment, sales and renewals of our virtual banking solutions could decline and adversely affect our business, operating results and financial condition. With the introduction of new technologies and potential new entrants into the virtual banking solutions market, we expect competition to intensify in the future, which could harm our ability to increase sales and achieve profitability. Our industry has experienced consolidation. For example, in December 2013, NCR Corporation announced its acquisition of Digital Insight Corporation, which is expected to close in the first quarter of 2014. We believe that our industry could experience further consolidation, which could lead to increased competition and result in pricing pressure or loss of market share, either of which could have a material adverse effect on our business, limit our growth prospects or reduce our revenues.

         If we are unable to effectively integrate our solutions with other systems used by our customers and prospective customers, or if there are performance issues with such third-party systems, our solutions will not operate effectively and our operations will be adversely affected.

        The functionality of our solutions depends on our ability to integrate with other third-party systems used by our customers, including core processing software. Certain providers of these third-party systems also offer solutions that are competitive with our solutions and may have an advantage over us with customers using their software by having better ability to integrate with their software and by being able to bundle their competitive products with other applications used by our customers and prospective customers at favorable pricing. We do not have formal arrangements with many of these third-party providers regarding our access to their application program interfaces, or APIs, to enable these customer integrations.

        Our business may be harmed if any of our third-party providers:

  •
  change the features or functionality of their applications and platforms in a manner adverse to us;

  •
  discontinue or limit our solutions' access to their systems;

  •
  terminate or do not allow us to renew or replace our existing contractual relationships on the same or better terms;

  •
  modify their terms of service or other policies, including fees charged to, or other restrictions on, us or our customers;

  •
  establish more favorable relationships with one or more of our competitors, or acquire one or more of our competitors and offer competing services; or

  •
  otherwise have or develop their own competitive offerings.

        Such changes could limit or prevent us from integrating our solutions with these third-party systems, which could impair the functionality of our solutions, prohibit the use of our solutions or limit our ability to sell our solutions to customers, each of which could harm our business. If we are unable to integrate with such third-party software as a result of changes to or restricted access to the software by such third parties during the terms of existing agreements with customers using such third-party software, we may not be able to meet our contractual obligations to customers, which may result in disputes with customers and harm to our business. In addition, if any third-party software providers experience an outage, our virtual banking solutions integrated with such software will not function properly or at all, and our customers may be dissatisfied with our virtual banking solutions. If the software of such third-party providers have performance or other problems, such issues may reflect poorly on us and the adoption and renewal of our virtual banking solutions and our business may be harmed. Although our customers may be able to switch to alternative technologies if a provider's services was unreliable or if a provider were to limit such customer's access and utilization of its data or the provider's functionality, our business could nevertheless be harmed due to the risk that our customers could reduce their use of our solutions.

         Our customers are highly regulated and subject to a number of challenges and risks. Our failure to comply with laws and regulations applicable to us as a technology provider to financial institutions and to enable our RCFI customers to comply with the laws and regulations applicable to them could adversely affect our business and results of operations, increase costs and impose constraints on the way we conduct our business.

        Our customers and prospective customers are highly regulated and may be required to comply with stringent regulations in connection with subscribing to and implementing our virtual banking solutions. As a provider of technology to RCFIs, we are examined on a periodic basis by various regulatory agencies and required to review certain of our suppliers and partners. The examination handbook and other guidance issued by the Federal Financial Institutions Examination Council govern the examination of our operations and include a review of our systems and data center and technical infrastructure, management, financial condition, development activities and our support and delivery capabilities. If deficiencies are identified, customers may choose to terminate or reduce their relationships with us. In addition, while much of our operations are not directly subject to the same regulations applicable to RCFIs, we are generally obligated to our customers to provide software solutions and maintain internal systems and processes that comply with federal and state regulations applicable to them. In particular, as a result of obligations under our customer agreements, we are required to comply with certain provisions of the Gramm-Leach-Bliley Act related to the privacy of consumer information and may be subject to other privacy and data security laws because of the solutions we provide to RCFIs. In addition, numerous regulations have been proposed and are still being written to implement the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010,

including requirements for enhanced due diligence of the internal systems and processes of companies like ours by their financial institution customers. If we have to make changes to our internal processes and solutions as result of this heightened scrutiny, we could be required to invest substantial additional time and funds and divert time and resources from other corporate purposes to remedy any identified deficiency.

        This evolving, complex and often unpredictable regulatory environment could result in our failure to provide compliant solutions, which could result in customers' not purchasing our solutions or terminating their agreements with us or the imposition of fines or other liabilities for which we may be responsible. In addition, federal, state and/or foreign agencies may attempt to further regulate our activities in the future. For example, Congress could enact legislation to regulate providers of electronic commerce services as retail financial services providers or under another regulatory framework. If enacted or deemed applicable to us, such laws, rules or regulations could be imposed on our activities or our business thereby rendering our business or operations more costly, burdensome, less efficient or impossible, any of which could have a material adverse effect on our business, financial condition and operating results.

         If our or our customers' security measures are compromised or unauthorized access to customer data is otherwise obtained, our solutions may be perceived as not being secure, customers may curtail or cease their use of our solutions, our reputation may be harmed, and we may incur significant liabilities.

        Our operations involve access to and transmission of proprietary information and data and transaction details of our customers and their account holders. Our security measures and the security measures of our customers may not be sufficient to prevent our systems from being compromised. Security incidents could result in unauthorized access to, loss of or unauthorized disclosure of this information, litigation, indemnity obligations and other possible liabilities, as well as negative publicity, which could damage our reputation, impair our sales and harm our business. Cyber-attacks, account take-over attacks, fraudulent representations and other malicious Internet-based activity continue to increase and financial institutions, their account holders and virtual banking providers are often targets of such attacks. In addition, third parties may attempt to fraudulently induce employees or customers into disclosing sensitive information such as user names, passwords or other information to gain access to our confidential or proprietary information or the data of our customers and their account holders. A party who is able to compromise the security of our facilities could cause interruptions or malfunctions in our operations. If security measures are compromised as a result of third-party action, the error or intentional misconduct of employees, customers or their account holders, malfeasance or stolen or fraudulently obtained log-in credentials, our reputation could be damaged, our business may be harmed and we could incur significant liability. We may be unable to anticipate or prevent techniques used to obtain unauthorized access or sabotage systems because they change frequently and generally are not detected until after an incident has occurred. As we increase our customer base and our brand becomes more widely known and recognized, we may become more of a target for third parties seeking to compromise our security systems or gain unauthorized access to the data of our customers and their account holders. A failure or inability to meet our customers' expectations with respect to security and confidentiality could seriously damage our reputation and affect our ability to retain customers and attract new business.

        Federal and state regulations may require us to notify individuals of data security incidents involving certain types of personal data. Security compromises experienced by our competitors, by our customers or by us may lead to public disclosures and widespread negative publicity. Any security compromise in our industry, whether actual or perceived, could erode customer confidence in the effectiveness of our security measures, negatively impact our ability to attract new customers, cause existing customers to elect not to renew their subscriptions or subject us to third-party lawsuits, regulatory fines or other action or liability, which could materially and adversely affect our business and operating results.

        In addition, some of our customers contractually require notification of any data security compromise and include representations and warranties that our solutions comply with certain regulations related to data security and privacy. Although our customer agreements typically include limitations on our potential liability, there can be no assurance that such limitations of liability would be enforceable or adequate or would otherwise protect us from any such liabilities or damages with respect to any particular claim. We also cannot be sure that our existing general liability insurance coverage and coverage for errors or omissions will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more claims, or that our insurers will not deny or attempt to deny coverage as to any future claim. The successful assertion of one or more claims against us, the inadequacy of or denial of coverage under our insurance policies, litigation to pursue claims under our policies or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, financial condition and results of operations.

         We may experience quarterly fluctuations in our operating results due to a number of factors, which makes our future results difficult to predict and could cause our operating results to fall below expectations or our guidance.

        Our quarterly operating results have fluctuated in the past and are expected to fluctuate in the future due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Our past results may not be indicative of our future performance. In addition to the other risks described in this prospectus, factors that may affect our quarterly operating results include the following:

  •
  the addition or loss of customers, including through acquisitions, consolidations or failures;

  •
  the amount of use of our solutions in a period and the amount of any associated revenues and expenses;

  •
  budgeting cycles of our customers and changes in spending on virtual banking solutions by our current or prospective customers;

  •
  seasonal variations in sales of our solutions, which may be lowest in the first quarter of the calendar year;

  •
  changes in the competitive dynamics of our industry, including consolidation among competitors, changes to pricing or the introduction of new products and services that limit demand for our virtual banking solutions or cause customers to delay purchasing decisions;

  •
  the amount and timing of cash collections from our customers;

  •
  long or delayed implementation times for new customers or other changes in the levels of customer support we provide;

  •
  the timing of customer payments and payment defaults by customers, including any buyouts by customers of the remaining term of their contracts with us in a lump sum payment that we would have otherwise recognized over the term of those contracts;

  •
  the amount and timing of our operating costs and capital expenditures;

  •
  changes in tax rules or the impact of new accounting pronouncements;

  •
  general economic conditions that may adversely affect our customers' ability or willingness to purchase solutions, delay a prospective customer's purchasing decision, reduce our revenues from customers or affect renewal rates;

  •
  unexpected expenses such as those related to litigation or other disputes;

  •
  the timing of stock awards to employees and related adverse financial statement impact of having to expense those stock awards over their vesting schedules; and

  •
  the amount and timing of costs associated with recruiting, hiring, training and integrating new employees, many of whom we hire in advance of anticipated needs.

        Moreover, our stock price might be based on expectations of investors or securities analysts of future performance that are inconsistent with our actual growth opportunities or that we might fail to meet and, if our revenues or operating results fall below expectations, the price of our common stock could decline substantially.

         We have a history of losses, and we do not expect to be profitable for the foreseeable future.

        We have incurred losses from operations in each period since our inception in 2005, except for 2010 when we recognized a gain on the sale of a subsidiary. We incurred net losses of $11.4 million for the nine months ended September 30, 2013 and $8.8 million and $3.0 million for the years ended December 31, 2012 and December 31, 2011, respectively. As of September 30, 2013, we had an accumulated deficit of $38.2 million. These losses and accumulated deficit reflect the substantial investments we have made to develop our solutions and acquire customers. As we seek to continue to grow our number of customers, we expect to incur significant sales, marketing, implementation and other related expenses. Our ability to achieve or sustain profitability will depend on our obtaining sufficient scale and productivity so that the cost of adding and supporting new customers does not adversely impact our margins. We also expect to make other significant expenditures to develop and expand our solutions and our business, including continuing to increase our marketing, services and sales operations and continuing our significant investment in research and development and our technical infrastructure. We expect to incur losses for the foreseeable future as we continue to focus on adding new customers, and we cannot predict whether or when we will achieve or sustain profitability. Our efforts to grow our business may be more costly than we expect, and we may not be able to increase our revenues enough to offset our higher operating expenses. In addition, as a public company, we will incur significant legal, accounting and other expenses that we do not incur as a private company. These increased expenditures will make it harder for us to achieve and maintain profitability. While our revenues have grown in recent periods, it may not be sustainable, and our revenues could decline or grow more slowly than we expect. We also may incur additional losses in the future for a number of reasons, including due to litigation and other unforeseen reasons and the risks described in this prospectus. Accordingly, we cannot assure you that we will achieve profitability in the future, nor that, if we do become profitable, we will be able to sustain profitability. If we are unable to achieve and sustain profitability, our customers may lose confidence in us and slow or cease their purchases of our solutions and we may be unable to attract new customers, which would adversely impact our operating results.

         Our sales cycle can be unpredictable, time-consuming and costly, which could harm our business and operating results.

        Our sales process involves educating prospective customers and existing customers about the use, technical capabilities and benefits of our solutions. Prospective customers often undertake a prolonged evaluation process, which typically involves not only our solutions, but also those of our competitors and lasts from six to nine months or longer. We may spend substantial time, effort and money on our sales and marketing efforts without any assurance that our efforts will produce any sales. It is also difficult to predict the level and timing of sales opportunities that come from our referral partners. Events affecting our customers' businesses may occur during the sales cycle that could affect the size or timing of a purchase, contributing to more unpredictability in our business and operating results. As a result of these factors, we may face greater costs, longer sales cycles and less predictability in the future.

         We do not have an adequate history with our subscription or pricing models to accurately predict the long-term rate of customer subscription renewals or adoption, or the impact these renewals and adoption will have on our revenues or operating results.

        We have limited experience with respect to determining the optimal prices for our solutions. As the markets for our existing solutions develop, we may be unable to attract new customers at the same price or based on the same pricing model as we have used historically. Moreover, large or influential RCFIs may demand more favorable pricing or other contract terms. As a result, in the future we may be required to reduce our prices or accept other unfavorable contract terms, each of which could adversely affect our revenues, gross margin, profitability, financial position and cash flow.

        Our customers have no obligation to renew their subscriptions for our solutions after the expiration of the initial subscription term, and our customers may renew for fewer solutions or on different pricing terms, if at all. Since the average initial term of our customer agreements is over five years and we only began selling our solutions in 2005, we have limited historical data with respect to rates of customer subscription renewals, so we cannot be certain of our pricing model for renewals or the accuracy of our anticipated renewal rates. Our renewal rates may decline or fluctuate as a result of a number of factors, including our customers' satisfaction with our pricing or our solutions or their ability to continue their operations and spending levels. If our customers do not renew their subscriptions for our solutions on similar pricing terms, our revenues may decline and our business could suffer. As we create new solutions or enhance our existing solutions to support new technologies and devices, our pricing of these solutions and related services may be unattractive to customers or fail to cover our costs.

         Defects or errors in our virtual banking solutions could harm our reputation, result in significant costs to us, impair our ability to sell our solutions and subject us to substantial liability.

        Our virtual banking solutions are inherently complex and may contain defects or errors, particularly when first introduced or as new versions are released. Despite extensive testing, from time-to-time we have discovered defects or errors in our solutions. In addition, due to changes in regulatory requirements relating to our customers or to technology providers to financial institutions like us, we may discover deficiencies in our software processes related to those requirements. Material performance problems or defects in our solutions might arise in the future.

        Any such errors, defects, other performance problems or disruptions in service to provide bug fixes or upgrades, whether in connection with day-to-day operations or otherwise, could be costly for us to remedy, damage our customers' businesses and harm our reputation. In addition, if we have any such errors, defects or other performance problems, our customers could seek to terminate their agreements, elect not to renew their subscriptions, delay or withhold payment or make claims against us. Any of these actions could result in lost business, increased insurance costs, difficulty in collecting our accounts receivable, costly litigation and adverse publicity. Such errors, defects or other problems could also result in reduced sales or a loss of, or delay in, the market acceptance of our solutions.

        Moreover, software development is time-consuming, expensive, complex and requires regular maintenance. Unforeseen difficulties can arise. If we do not complete our periodic maintenance according to schedule or if customers are otherwise dissatisfied with the frequency and/or duration of our maintenance services, customers could elect not to renew, or delay or withhold payment to us or cause us to issue credits, make refunds or pay penalties. Because our solutions are often customized and deployed on a customer-by-customer basis, rather than through a multi-tenant SaaS method of distribution, applying bug fixes, upgrades or other maintenance services may require updating each instance of our software, which could be time consuming and cause us to incur significant expense. We might also encounter technical obstacles, and it is possible that we discover problems that prevent our solutions from operating properly. If our solutions do not function reliably or fail to achieve customer expectations in terms of performance, customers could seek to cancel their agreements with us and assert liability claims against us, which could damage our reputation, impair our ability to attract or maintain customers and harm our results of operations.

         Failures or reduced accessibility of third-party hardware and software on which we rely could impair the delivery of our solutions and adversely affect our business.

        We rely on hardware that we purchase or lease and software that we develop or license from, or that is hosted by third parties, to offer our virtual banking solutions. In addition, we obtain licenses from third parties to use intellectual property associated with the development of our solutions. These licenses might not continue to be available to us on acceptable terms, or at all. While we are not substantially dependent upon any third party hardware or software, the loss of the right to use all or a significant portion of our third party hardware or software required for the development, maintenance and delivery of our solutions could result in delays in the provision of our solutions until we develop or identify, obtain and integrate equivalent technology, which could harm our business.

        Any errors or defects in the hardware or software we use could result in errors, interruptions or a failure of our solutions. Although we believe that there are alternatives, any significant interruption in the availability of all or a significant portion of such hardware or software could have an adverse impact on our business unless and until we can replace the functionality provided by these products at a similar cost. Furthermore, this hardware and software may not be available on commercially reasonable terms, or at all. The loss of the right to use all or a significant portion of this hardware or software could limit access to our solutions. Additionally, we rely upon third parties' abilities to enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. We may be unable to effect changes to such third-party technologies, which may prevent us from rapidly responding to evolving customer requirements. We also may be unable to replace the functionality provided by the third-party software currently offered in conjunction with our solutions in the event that such software becomes obsolete or incompatible with future versions of our solutions or is otherwise not adequately maintained or updated.

         We depend on data centers operated by third parties and third-party Internet hosting providers, and any disruption in the operation of these facilities or access to the Internet could adversely affect our business.

        We currently serve our customers from two third-party data center hosting facilities located in Austin, Texas and Las Vegas, Nevada. We plan on migrating our data center operations in Nevada to a new data center hosting facility in Dallas, Texas in the first half of 2014. The owners and operators of these current and future facilities do not guarantee that our customers' access to our solutions will be uninterrupted, error-free or secure. We may experience website disruptions, outages and other performance problems, including problems resulting from our anticipated data center migration. These problems may be caused by a variety of factors, including infrastructure changes, human or software errors, viruses, security attacks, fraud, spikes in customer usage and denial of service issues. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. We do not control the operation of these data center facilities, and such facilities are vulnerable to damage or interruption from human error, intentional bad acts, power loss, hardware failures, telecommunications failures, fires, wars, terrorist attacks, floods, earthquakes, hurricanes, tornadoes or similar catastrophic events. They also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or terminate our hosting arrangement or other unanticipated problems could result in lengthy interruptions in the delivery of our solutions, cause system interruptions, prevent our customers' account holders from accessing their accounts online, reputational harm and loss of critical data, prevent us from supporting our solutions or cause us to incur additional expense in arranging for new facilities and support.

        We also depend on third-party Internet-hosting providers and continuous and uninterrupted access to the Internet through third-party bandwidth providers to operate our business. If we lose the services of one or more of our Internet-hosting or bandwidth providers for any reason or if their services are disrupted, for example due to viruses or denial of service or other attacks on their systems, or due to human error, intentional bad acts, power loss, hardware failures, telecommunications failures, fires, wars, terrorist attacks, floods, earthquakes, hurricanes, tornadoes or similar catastrophic events, we could experience disruption in our ability to offer our solutions and adverse perception of our solutions' reliability, or we could be required to retain the services of replacement providers, which could increase our operating costs and harm our business and reputation.

         We derive all of our revenues from customers in the financial services industry, and any downturn or consolidation in the financial services industry could harm our business.

        All of our revenues are derived from RCFIs. RCFIs have experienced significant pressure in recent years due to economic uncertainty, liquidity concerns and increased regulation. In the recent past, many RCFIs have failed, merged or been acquired. Failures and consolidations may continue, and there are very few new RCFIs being created. Further, if our customers merge with or are acquired by other entities such as financial institutions that have in-house developed virtual banking solutions or that are not our customers or use fewer of our solutions, our customers may discontinue, reduce or change the terms of their use of our solutions. It is also possible that the larger RCFIs that result from mergers or consolidations could have greater leverage in negotiating terms with us or could decide to replace some or all of our solutions. In addition, any downturn in the financial services industry may cause our customers to reduce their spending on virtual banking solutions or to seek to terminate or renegotiate their contracts with us. Any of these developments could have an adverse effect on our business, results of operations and financial condition.

         Because we recognize revenues from our virtual banking solutions over the terms of our customer agreements, the impact of changes in the subscriptions for our solutions will not be immediately reflected in our operating results, and rapid growth in our customer base may adversely affect our operating results in the short term since we expense a substantial portion of implementation costs as incurred.

        We generally recognize revenues monthly over the terms of our customer agreements. The initial term of our customer agreements averages over five years, although it varies by customer. As a result, the substantial majority of the revenues we report in each quarter are related to agreements entered into during previous quarters. Consequently, a change in the level of new customer agreements or implementations in any quarter may have a small impact on our revenues in that quarter but will affect our revenues in future quarters. Accordingly, the effect of significant downturns in sales and market acceptance of our solutions, or changes in our rate of renewals may not be fully reflected in our results of operations until future periods. Our subscription model also makes it difficult for us to rapidly increase our revenues through additional sales in any period.

        Additionally, we recognize our expenses over varying periods based on the nature of the expense. In particular, we recognize a portion of implementation expenses as incurred even though we recognize the related revenues over extended periods. As a result, we may report poor operating results in periods in which we are incurring higher implementation expenses related to revenues which we will recognize in future periods. Alternatively, we may report better operating results in periods due to lower implementation expenses, but such lower expenses may be indicative of slower revenue growth in future periods. As a result, our expenses may fluctuate as a percentage of revenues and changes in our business generally may not be immediately reflected in our results of operations.

         As the number of customers that we serve increases, we may encounter implementation challenges, and we may have to delay revenue recognition for some complex engagements, which would harm our business and operating results.

        We may face unexpected implementation challenges related to the complexity of our customers' implementation and integration requirements. Our implementation expenses increase when customers have unexpected data, hardware or software technology challenges, or complex or unanticipated business requirements. In addition, our customers typically require complex acceptance testing related to the implementation of our solutions. Implementation delays may also require us to delay revenue recognition under the related customer agreement longer than expected. Further, because we do not fully control our customers' implementation schedules, if our customers do not allocate the internal resources necessary to meet implementation timelines or if there are unanticipated implementation delays or difficulties, our revenue recognition may be delayed. Losses of registered users or any difficulties or delays in implementation processes could cause customers to delay or forego future purchases of our solutions, which would adversely affect our business, operating results and financial condition.

         Shifts over time in the number of account holders and registered users of our solutions, their use of our solutions and our customers' implementation and customer support needs could negatively affect our profit margins.

        Our profit margins can vary depending on numerous factors, including the scope and complexity of our implementation efforts, the number of account holders and registered users on our solutions, the frequency and volume of their use of our solutions and the level of customer support services required by our customers. For example, our services offerings typically have a much higher cost of revenues than subscriptions to our solutions, so any increase in sales of services as a proportion of our subscriptions would have an adverse effect on our overall gross margin and operating results. If we are unable to increase the number of registered users and the number of transactions they perform on our solutions, the types of RCFIs that purchase our solutions changes, or the mix of solutions purchased by our customers changes, our profit margins could decrease and our operating results could be adversely affected.

         If we fail to provide effective customer training on our virtual banking solutions and high-quality customer support, our business and reputation would suffer.

        Effective customer training on our virtual banking solutions and high-quality, ongoing customer support are important to the successful marketing and sale of our solutions and for the renewal of existing customer agreements. Providing this training and support requires that our customer training and support personnel have financial services knowledge and expertise, making it difficult for us to hire qualified personnel and scale our training and support operations. The demand on our customer support organization will increase as we expand our business and pursue new customers, and such increased support could require us to devote significant development services and support personnel, which could strain our team and infrastructure and reduce our profit margins. If we do not help our customers quickly resolve any post-implementation issues and provide effective ongoing customer support, our ability to sell additional solutions to existing and future customers could suffer and our reputation would be harmed.

         If we fail to respond to evolving technological requirements or introduce adequate enhancements and new features, our virtual banking solutions could become obsolete or less competitive.

        The market for our solutions is characterized by rapid technological advancements, changes in customer requirements and technologies, frequent new product introductions and enhancements and changing regulatory requirements. The life cycles of our solutions are difficult to estimate. Rapid technological changes and the introduction of new products and enhancements by new or existing competitors or large financial institutions could undermine our current market position. Other means of digital or virtual banking may be developed or adopted in the future, and our solutions may not be compatible with these new technologies. In addition, the technological needs of, and services provided by, RCFIs may change if they or their competitors offer new services to account holders. Maintaining adequate research and development resources to meet the demands of the market is essential. The process of developing new technologies and solutions is complex and expensive. The introduction of new solutions by our competitors, the market acceptance of competitive solutions based on new or alternative technologies or the emergence of new technologies or solutions in the broader financial services industry could render our solutions obsolete or less effective.

        The success of any enhanced or new solution depends on several factors, including timely completion, adequate testing and market release and acceptance of the solution. Any new solutions that we develop or acquire may not be introduced in a timely or cost-effective manner, may contain defects or may not achieve the broad market acceptance necessary to generate significant revenues. If we are unable to anticipate customer requirements or work with our customers successfully on implementing new solutions or features in a timely manner or enhance our existing solutions to meet our customers' requirements, our business and operating results may be adversely affected.

         If we fail to effectively expand our sales and marketing capabilities and teams, including through partner relationships, we may not be able to increase our customer base and achieve broader market acceptance of our solutions.

        Increasing our customer base and achieving broader market acceptance of our virtual banking solutions will depend on our ability to expand our sales and marketing organizations and their abilities to obtain new customers and sell additional solutions and services to existing customers. We believe there is significant competition for direct sales professionals with the skills and knowledge that we require, and we may be unable to hire or retain sufficient numbers of qualified individuals in the future. Our ability to achieve significant future revenue growth will depend on our success in recruiting, training and retaining a sufficient number of direct sales professionals. New hires require significant training and time before they become fully productive and may not become as productive as quickly as we anticipate. As a result, the cost of hiring and carrying new representatives cannot be offset by the revenues they produce for a significant period of time. Our growth prospects will be harmed if our efforts to expand, train and retain our direct sales team do not generate a corresponding significant increase in revenues. Additionally, if we fail to sufficiently invest in our marketing programs or they are unsuccessful in creating market awareness of our company and solutions, our business may be harmed and our sales opportunities limited.

        In addition to our direct sales team, we also extend our sales distribution through formal and informal relationships with referral partners. While we are not substantially dependent upon referrals from any partner, our ability to achieve significant revenue growth in the future will depend upon continued referrals from our partners and growth of the network of our referral partners. These partners are under no contractual obligation to continue to refer business to us, nor do these partners have exclusive relationships with us and may choose to instead refer potential customers to our competitors. We cannot be certain that these partners will prioritize or provide adequate resources for promoting our solutions or that we will be successful in maintaining, expanding or developing our relationships with referral partners. Our competitors may be effective in providing incentives to third parties, including our partners, to favor their solutions or prevent or reduce subscriptions to our solutions either by disrupting our relationship with existing customers or limiting our ability to win new customers. Establishing and retaining qualified partners and training them with respect to our solutions requires significant time and resources. If we are unable to devote sufficient time and resources to establish and train these partners, or if we are unable to maintain successful relationships with them, we may lose sales opportunities and our revenues could suffer.

         We rely on our management team and other key employees, and the loss of one or more key employees could harm our business.

        Our success and future growth depend upon the continued services of our management team, in particular our Chief Executive Officer, and other key employees, including in the areas of research and development, marketing, sales, services and general and administrative functions. From time to time, there may be changes in our management team resulting from the hiring or departure of executives, which could disrupt our business. We also are dependent on the continued service of our existing development professionals because of the complexity of our solutions, including complexity arising as a result of the regulatory requirements that are applicable to our customers and the pace of technology changes impacting our customers and their account holders. We may terminate any employee's employment at any time, with or without cause, and any employee may resign at any time, with or without cause; however, as described in "Executive Compensation—Agreements with Named Executive Officers—Employment Agreement," our employment agreement with our Chief Executive Officer provides for the payment of severance under certain circumstances. The loss of one or more of our key employees could harm our business.

         Because competition for key employees is intense, we may not be able to attract and retain the highly-skilled employees we need to support our operations and future growth.

        Competition for executive officers, software developers and other key employees in our industry is intense. In particular, we compete with many other companies for executive officers, for software developers with high levels of experience in designing, developing and managing software, as well as for skilled sales and operations professionals and knowledgeable customer support professionals, and we may not be successful in attracting the professionals we need. Our research and development organization is principally located in Austin, Texas, where competition for software development and engineering personnel is intense. We may have difficulty hiring and retaining suitably skilled personnel or expanding our research and development organization. In addition, job candidates and existing employees often consider the actual and potential value of the equity awards they receive as part of their overall compensation. Thus, if the perceived value or future value of our stock declines, our ability to attract and retain highly skilled employees may be adversely affected. In addition, upon the expiration of the lock-up period related to our initial public offering, many of our existing employees may exercise vested options and sell our stock, which may make it more difficult for us to retain key employees. If we fail to attract and retain new employees, our business and future growth prospects could be harmed.

         Our failure to comply with laws and regulations related to the Internet and mobile usage could adversely affect our business and results of operations, increase costs and impose constraints on the way we conduct our business.

        We and our customers are subject to laws and regulations applicable to doing business over the Internet and through the use of mobile devices. It is often not clear how existing laws governing issues such as property ownership, sales and other taxes apply to the Internet and mobile usage, as these laws have in some cases failed to keep pace with technological change. Laws governing the Internet could also impact our business or the business of our customers. For instance, existing and future regulations on taxing Internet use, pricing, characterizing the types and quality of services and products or restricting the exchange of information over the Internet or mobile devices could result in reduced growth of our business, a general decline in the use of the Internet by financial service institutions or their account holders, diminished viability of our solutions and could significantly restrict our customers' ability to use our solutions. Changing federal and state laws and regulations, industry standards and industry self-regulation regarding the collection, use and disclosure of certain data may have similar effects on our and our customers' businesses. Any such constraint on the growth in Internet and mobile usage could decrease its acceptance as a medium of communication and commerce or result in increased adoption of new modes of communication and commerce that may not be supported by our solutions. Any such adverse legal or regulatory developments could substantially harm our operating results and our business.

         Legislation relating to consumer privacy may affect our ability to collect data that we use in providing our customers' account holder information, which, among other things, could negatively affect our ability to satisfy our customers' needs.

        We collect and store personal and identifying information regarding our customer's account holders to enable certain functionality of our solutions and provide our customers with data about their account holders. The enactment of new or amended legislation or industry regulations pertaining to consumer or private sector privacy issues could have a material adverse impact on our collection, storage and sharing of such information. Legislation or industry regulations regarding consumer or private sector privacy issues could place restrictions upon the collection, sharing and use of information that is currently legally available, which could materially increase our cost of collecting some data. These types of legislation or industry regulations could also prohibit us from collecting or disseminating certain types of data, which could adversely affect our ability to meet our customers' requirements and our profitability and cash flow targets. While 46 states and the District of Columbia have enacted data breach notification laws, there is no such federal law generally applicable to our businesses. These legislative measures impose strict requirements on reporting time frames for providing notice, as well as the contents of such notices. The costs of compliance with, and other burdens imposed by, such laws and regulations may lead to significant fines, penalties or liabilities for any noncompliance with such privacy laws. Even the perception of privacy concerns, whether or not valid, may inhibit market adoption of our solutions.

        In addition to government activity, privacy advocacy groups and the technology and other industries are considering various new, additional or different self-regulatory standards that may place additional burdens on us. If the collecting, storing and processing of personal information were to be curtailed, our solutions would be less effective, which may reduce demand for our solutions and adversely affect our business.

         Any use of our virtual banking solutions by our customers in violation of regulatory requirements could damage our reputation and subject us to additional liability.

        If our customers or their account holders use our virtual banking solutions in violation of regulatory requirements and applicable laws, we could suffer damage to our reputation and could become subject to claims. We rely on contractual obligations made to us by our customers that their use and their account holders' use of our solutions will comply applicable laws. However, we do not audit our customers or their account holders to confirm compliance. We may become subject to or involved with claims for violations by our customers or their account holders of applicable laws in connection with their use of our solutions. Even if claims asserted against us do not result in liability, we may incur costs in investigating and defending against such claims. If we are found liable in connection with our customers' or their account holders' activities, we could incur liabilities and be required to redesign our solutions or otherwise expend resources to remedy any damages caused by such actions and to avoid future liability.

         Any future litigation against us could be costly and time-consuming to defend.

        We may become subject, from time to time, to legal proceedings and claims that arise in the ordinary course of business such as claims brought by our customers in connection with commercial disputes or employment claims made by our current or former employees. Litigation might result in substantial costs and may divert management's attention and resources, which might seriously harm our business, overall financial condition and operating results. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby reducing our operating results and leading analysts or potential investors to reduce their expectations of our performance, which could reduce the trading price of our stock. We currently are not aware of any material pending or threatened litigation against us.

         Lawsuits by third parties against us and our customers for alleged infringement of the third parties' proprietary rights or for other intellectual property related claims could results in significant expenses and harm our operating results.

        Our industry is characterized by the existence of a large number of patents, copyrights, trademarks, trade secrets and other intellectual property and proprietary rights. Companies in our industry are often required to defend against litigation claims based on allegations of infringement or other violations of intellectual property rights. Furthermore, our customer agreements typically require us to indemnify our customers against liabilities incurred in connection with claims alleging our solutions infringe the intellectual property rights of a third party. From time to time, we have been involved in disputes related to patent and other intellectual property rights of third parties, none of which have resulted in material liabilities. We expect these types of disputes to continue to arise in the future. Our business could be adversely affected by any significant disputes between us and our customers as to the applicability or scope of our indemnification obligations to them. There can be no assurances that any existing limitations of liability provisions in our contracts would be enforceable or adequate, or would otherwise protect us from any such liabilities or damages with respect to any particular claim. If such claims are successful, or if we are required to indemnify or defend our customers from these or other claims, these matters could be disruptive to our business and management and have an adverse effect on our business, operating results and financial condition.

        Furthermore, our technologies may not be able to withstand any third-party claims or rights against their use. As a result, our success depends upon our not infringing upon the intellectual property rights of others. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our industry. We have a very limited patent portfolio, which will likely prevent us from deterring patent infringement claims, and our competitors and others may now and in the future have significantly larger patent portfolios than we have. From time to time, we have received and may continue to receive threatening letters or notices or in the future may be the subject of claims that our solutions and underlying technology infringe or violate the intellectual property rights of others, and we may be found to be infringing upon such rights. The risk of patent litigation has been amplified by the increase in the number of non-practicing patent asserting entities, or patent trolls. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us or our customers whom we indemnify, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our solutions or require that we comply with other unfavorable terms. Even if the claims do not result in litigation or are resolved in our favor, these claims and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results.

        The frequency of these types of claims may increase as we continue to add new customers and as a result of our becoming a public company.

         If we are unable to protect our intellectual property, our business could be adversely affected.

        Our success depends upon our ability to protect our intellectual property, which may require us to incur significant costs. We have developed much of our intellectual property internally, and we rely on a combination of confidentiality obligations in contracts, patents, copyrights, trademarks, service marks, trade secret laws and other contractual restrictions to establish and protect our intellectual property and other proprietary rights. In particular, we enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with the parties with whom we have business relationships in which they will have access to our confidential information. We also rely upon licenses to intellectual property from third parties. No assurance can be given that these agreements or other steps we take to protect our intellectual property or the third party intellectual property used in our solutions will be effective in controlling access to and distribution of our solutions and our confidential and proprietary information. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized uses of our intellectual property.

        Despite our precautions, it may be possible for third parties to copy our solutions and use information that we regard as proprietary to create solutions and services that compete with ours. Third parties may also independently develop technologies that are substantially equivalent to our solutions. Some license provisions protecting against unauthorized use, copying, transfer and disclosure of our solutions may be unenforceable under the laws of certain jurisdictions.

        In some cases, litigation may be necessary to enforce our intellectual property rights or to protect our trade secrets. Litigation could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights and exposing us to significant damages or injunctions. Our inability to protect our intellectual property against unauthorized copying or use, as well as any costly litigation or diversion of our management's attention and resources, could delay sales or the implementation of our solutions, impair the functionality of our solutions, delay introductions of new solutions, result in our substituting less-advanced or more-costly technologies into our solutions or harm our reputation. In addition, we may be required to license additional intellectual property from third parties to develop and market new solutions, and we cannot assure you that we could license that intellectual property on commercially reasonable terms or at all.

         We cannot be certain that any patents will be issued with respect to our current or future patent applications.

        As of September 30, 2013, we had one U.S. patent application pending and one issued U.S. patent. We do not know whether our pending patent application will result in the issuance of a patent or whether the examination process will require us to narrow the scope of our claims. To the extent that our pending patent application or any portion of such application proceeds to issuance as a patent, any such future patent may be opposed, contested, circumvented, designed around by a third party or found to be invalid or unenforceable. In addition, our existing and any future issued patents may be opposed, contested, circumvented, designed around by a third party or found to be invalid or unenforceable. The process of seeking patent protection can be lengthy and expensive. We rely on a combination of patent, copyright, trade secret, trademark and other intellectual property laws to protect our intellectual property, and much of our technology is not covered by any patent or patent application.

         We use "open source" software in our solutions, which may restrict how we use or distribute our solutions, require that we release the source code of certain software subject to open source licenses or subject us to litigation or other actions that could adversely affect our business.

        We currently use in our solutions, and may use in the future, software that is licensed under "open source," "free" or other similar licenses where the licensed software is made available to the general public on an "as-is" basis under the terms of a specific non-negotiable license. Some open source software licenses require that software subject to the license be made available to the public and that any modifications or derivative works based on the open source code be licensed in source code form under the same open source licenses. Although we monitor our use of open source software, we cannot assure you that all open source software is reviewed prior to use in our solutions, that our programmers have not incorporated open source software into our solutions, or that they will not do so in the future. In addition, some of our products may incorporate third-party software under commercial licenses. We cannot be certain whether such third-party software incorporates open source software without our knowledge. In the past, companies that incorporate open source software into their products have faced claims alleging noncompliance with open source license terms or infringement or misappropriation of proprietary software. Therefore, we could be subject to suits by parties claiming noncompliance with open source licensing terms or infringement or misappropriation of proprietary software. Because few courts have interpreted open source licenses, the manner in which these licenses may be interpreted and enforced is subject to some uncertainty. There is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market or provide our solutions. As a result of using open source software subject to such licenses, we could be required to release our proprietary source code, pay damages, re-engineer our products, limit or discontinue sales or take other remedial action, any of which could adversely affect our business.

         The market data and forecasts included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you that our business will grow at similar rates, or at all.

        The market data and forecasts included in this prospectus, including the data and forecasts published by BauerFinancial, Celent, Forrester, Gartner, Javelin, among others, and our internal estimates and research are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. If the forecasts of market growth or anticipated spending prove to be inaccurate, our business and growth prospects could be adversely affected. Even if the forecasted growth occurs, our business may not grow at a similar rate, or at all. Our future growth is subject to many factors, including our ability to successfully implement our business strategy, which itself is subject to many risks and uncertainties. The reports described in this prospectus speak as of their respective publication dates and the opinions expressed in such reports are subject to change. Accordingly, potential investors in our common stock are urged not to put undue reliance on such forecasts and market data.

         Uncertain or weakened economic conditions may adversely affect our industry, business and results of operations.

        Our overall performance depends on economic conditions, which may remain challenging or uncertain for the foreseeable future. Financial developments seemingly unrelated to us or our industry may adversely affect us. Domestic and international economies have been impacted by threatened sovereign defaults and ratings downgrades, falling demand for a variety of goods and services, restricted credit, threats to major multinational companies, poor liquidity, reduced corporate profitability, volatility in credit, equity and foreign exchange markets, bankruptcies and overall uncertainty. These conditions affect the rate of technology spending and could adversely affect our customers' ability or willingness to purchase our virtual banking solutions, delay prospective customers' purchasing decisions, reduce the value or duration of their subscriptions or affect renewal rates, any of which could adversely affect our operating results. We cannot predict the timing, strength or duration of the economic recovery or any subsequent economic slowdown in the U.S. or in our industry.

         We may not be able to utilize a significant portion of our net operating loss carryforwards, which could adversely affect our operating results and cash flows.

        As of September 30, 2013, we had approximately $42.1 million of U.S. federal net operating loss carryforwards. Utilization of these net operating loss carryforwards depends on many factors, including our future income, which cannot be assured. Our loss carryforwards begin to expire in 2026. In addition, Section 382 of the Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone an ownership change. An ownership change is generally defined as a greater than 50% change in equity ownership by value over a 3-year period. We have undergone one or more ownership changes as a result of prior financings, and any such change in ownership and the corresponding annual limitation may prevent us from using our current net operating losses prior to their expiration. Future ownership changes, including as a result of this offering, or future regulatory changes could further limit our ability to utilize our net operating loss carryforwards. To the extent we are not be able to offset our future income against our net operating loss carryforwards, this would adversely affect our operating results and cash flows if we attain profitability.

         Our business may be subject to additional obligations to collect and remit sales tax and other taxes, and we may be subject to tax liability for past sales. Any successful action by state, local or other authorities to collect additional or past sales tax could adversely harm our business.

        We file sales tax returns in certain states within the U.S. as required by law and certain customer contracts for a portion of the solutions that we provide. Our sales tax liabilities with respect to sales and use taxes in various states and local jurisdictions were $0.4 million as of September 30, 2013. It is possible that we could face sales tax audits and our liability for these taxes could exceed our estimates as state tax authorities could still assert that we are obligated to collect additional amounts as taxes from our customers and remit those taxes to those authorities.

        We do not collect sales or other similar taxes in other states and many of the states do not apply sales or similar taxes to certain of our solutions. State and local taxing jurisdictions have differing rules and regulations governing sales and use taxes, and these rules and regulations are subject to varying interpretations that may change over time. In particular, the applicability of sales taxes to our virtual banking solutions in various jurisdictions is unclear. We review these rules and regulations periodically and, when we believe we are subject to sales and use taxes in a particular state, we may voluntarily engage state tax authorities to determine how to comply with their rules and regulations. A successful assertion by one or more states, including states for which we have not accrued tax liability, requiring us to collect sales or other taxes with respect to sales of our solutions or customer support could result in substantial tax liabilities for past transactions, including interest and penalties, discourage customers from purchasing our solutions or otherwise harm our business and operating results.

         Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported results of operations.

        Financial accounting standards may change or their interpretation may change. A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change becomes effective. Changes to existing rules or the re-examining of current practices may adversely affect our reported financial results or the way we conduct our business. Accounting for revenues from sales of our solutions is particularly complex, is often the subject of intense scrutiny by the Securities and Exchange Commission, or SEC, and will evolve as the Financial Accounting Standards Board, or FASB, continues to consider applicable accounting standards in this area.

         We may acquire or invest in companies, or pursue business partnerships, which may divert our management's attention, result in ownership dilution to our stockholders, and we may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions or investments.

        We may evaluate and consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, products and other assets in the future. We also may enter into relationships with other businesses to expand our solutions, which could involve preferred or exclusive licenses, additional channels of distribution, discount pricing or investments in other companies. Negotiating these transactions can be time-consuming, difficult and expensive, and our ability to close these transactions may be subject to approvals that are beyond our control. In addition, we have limited experience in acquiring other businesses. We may not be able to find and identify desirable acquisition targets, we may incorrectly estimate the value of an acquisition target, and we may not be successful in entering into an agreement with any particular target. Consequently, these transactions, even if undertaken and announced, may not close.

        If we acquire additional businesses, we may not achieve the anticipated benefits from the acquired business due to a number of factors, including:

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  our inability to integrate or benefit from acquired technologies or services;

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  unanticipated costs or liabilities associated with the acquisition;

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  incurrence of acquisition-related costs;

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  difficulty integrating the accounting systems, operations and personnel of the acquired business;

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  difficulties and additional expenses associated with supporting legacy solutions and hosting infrastructure of the acquired business;

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  difficulty converting the customers of the acquired business to our solutions and contract terms, including disparities in the revenues, licensing, support or professional services model of the acquired company;

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  diversion of management's attention from other business concerns;

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  adverse effects to our existing business relationships with business partners and customers as a result of the acquisition;

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  use of resources that are needed in other parts of our business;

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  the issuance of additional equity securities that would dilute the ownership interests of our stockholders;

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  the use of a substantial portion of our cash that we may need to operate our business;

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  incurrence of debt on terms unfavorable to us or that we are unable to repay;

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  incurrence of large charges or substantial liabilities;

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  difficulties retaining key employees of the acquired company or integrating diverse software codes or business culture; and

  •
  become subject to adverse tax consequences, substantial depreciation or deferred compensation charges.

        In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our results of operations.

         We may not be able to secure sufficient additional financing on favorable terms, or at all, to meet our future capital needs.

        We may require additional capital in the future to pursue business opportunities or acquisitions or respond to challenges and unforeseen circumstances. We may also decide to engage in equity or debt financings or enter into credit facilities for other reasons. We may not be able to secure additional debt or equity financing in a timely manner, on favorable terms, or at all. Any debt financing we obtain in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and pursue business opportunities, including potential acquisitions.

Risks Related to this Offering and Ownership of Our Common Stock

         Our stock price could decline due to the large number of outstanding shares of our common stock eligible for future sale.

        Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have                shares of common stock outstanding, excluding shares issuable upon the exercise of our outstanding stock options and shares otherwise issuable pursuant to our stock plans. The shares sold in this offering will be immediately tradable without restriction. Of the remaining shares,                  shares, or approximately                of our outstanding shares after this offering, are currently restricted as a result of securities laws or lock-up agreements but will be able to be sold in the future as set forth below:

Number of shares and percentage of total outstanding	Date available for sale into public market
shares, or %	Immediately after this offering.
shares, or %
Generally, 180 days after the date of this prospectus due to lock-up agreements between certain of the holders of these shares and the underwriters and to contractual arrangements between the other holders of these shares and us, subject to certain exceptions and also to potential extensions under certain circumstances, of which will be subject to volume and other sale restrictions.

        In addition,                shares that are subject to outstanding options will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, the lock-up agreements and Rules 144 and 701 under the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

        We also intend to register all shares of common stock that we may issue under our stock plans. Effective upon the completion of this offering, an aggregate of          shares of our common stock will be reserved for future issuance under these plans (assuming no exercise of outstanding options after September 30, 2013). Once we register these shares, which we plan to do shortly after the completion of this offering, they can be freely sold in the public market upon issuance, subject to the lock-up agreements referred to above. If a large number of these shares are sold in the public market, the sales could reduce the trading price of our common stock. See "Shares Eligible for Future Sale" for a more detailed description of sales that may occur in the future.

        Following this offering, holders of approximately          % of our common stock will be entitled to rights with respect to the registration of these shares under the Securities Act. Please see the section titled "Description of Capital Stock—Registration Rights." If we register their shares of common stock following the expiration of the lock-up agreements, these stockholders could sell those shares in the public market without being subject to the volume and other restrictions of Rule 144 and Rule 701.

        We, substantially all of our securityholders, each of the selling stockholders and each of our directors and executive officers have agreed to lock-up agreements that restrict us, these securityholders and our directors and executive officers, subject to specified exceptions, from selling or otherwise disposing of any shares of our stock for a period of 180 days after the date of this prospectus. The underwriters may, in their sole discretion, release all or any portion of the shares from the restrictions of any lock-up agreements described above. In addition, these lock-up agreements are subject to the exceptions described in the section of this prospectus entitled "Underwriting." Also, in the future, we may issue securities in connection with investments and acquisitions. The amount of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then outstanding stock. Due to these factors, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

         Our securities have no prior market and our stock price may decline after the offering.

        Prior to this offering, there has been no public market for shares of our common stock. Although we intend to apply to list our common stock on the                , an active public trading market for our common stock may not develop or, if it develops, may not be maintained after this offering. We and the representatives of the underwriters will negotiate to determine the initial public offering price. The initial public offering price may be higher than the trading price of our common stock following this offering. As a result, you could lose all or part of your investment.

         If securities or industry analysts do not publish research or publish unfavorable or misleading research about our business, our stock price and trading volume could decline.

        The trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of our company, the trading price for our stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our stock or publishes unfavorable or misleading research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the market for our stock, and demand for our stock could decrease, which could cause our stock price or trading volume to decline.

         We will incur significant increased expenses and administrative burdens as a public company, which could have a material adverse effect on our operations and financial results.

        We will face increased legal, accounting, administrative and other costs and expenses as a public company that we do not incur as a private company. The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently

implemented by the SEC, the Public Company Accounting Oversight Board and the          , impose additional reporting and other obligations on public companies. We expect that compliance with public company requirements will increase our costs and make some activities more time-consuming. A number of those requirements will require us to carry out activities we have not done previously. For example, we have created new board committees and will adopt new internal controls and disclosure controls and procedures. In addition, we will incur additional expenses associated with our SEC reporting requirements. We recently appointed a new chief financial officer and hired several finance and accounting personnel and such individuals have only worked for us for a limited period of time and have limited experience in managing public companies. Furthermore, if we identify any issues in complying with those requirements (for example, if we or our auditors identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us. We also expect that it will be more expensive to obtain director and officer liability insurance as we become a public company. Risks associated with our status as a public company may make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We expect that the additional reporting and other obligations imposed on us by these rules and regulations will increase our legal and financial compliance costs and the costs of our related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives. Proposals submitted by stockholders at our annual meeting or other advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase our costs.

        In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This situation could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate investigations, inquiries, administrative proceedings or legal proceedings against us and our business may be adversely affected.

         Insiders will continue to have substantial control over us after this offering, which may limit our stockholders' ability to influence corporate matters and delay or prevent a third party from acquiring control over us.

        Upon completion of this offering, we anticipate that our directors, executive officers and holders of more than 5% of our common stock, together with their affiliates, will beneficially own, in the aggregate, approximately          % of our outstanding common stock, or          % if the underwriters exercise their over-allotment option in full. This significant concentration of ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with one or more large stockholders. In addition, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of corporate transactions, such as a merger or other sale of our company or its assets. This concentration of ownership could limit your ability to influence corporate matters and may have the effect of delaying or preventing a change in control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change in control would benefit our other stockholders. For information regarding the ownership of our outstanding stock by our executive officers and directors and their affiliates, please see the section titled "Principal and Selling Stockholders."

         Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply those proceeds in ways that increase the value of your investment.

        Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds of this offering in ways that increase the value of your investment. We expect to use approximately $          million of our net proceeds to repay outstanding indebtedness under our credit facility with Wells Fargo Bank Association, N.A., and the balance for general corporate purposes, including working capital and capital expenditures, which may in the future include investments in, or acquisitions of, complementary businesses, services or technologies. Our management might not be able to yield a significant return, if any, on any use of these net proceeds. You will not have the opportunity to influence our decisions on how the net proceeds from this offering are used. For more information, please see the section titled "Use of Proceeds."

         If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors' views of us.

        Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP. We are in the process of documenting, reviewing and improving our internal controls and procedures for compliance with Section 404(a) of the Sarbanes-Oxley Act, which requires annual management assessment of the effectiveness of our internal control over financial reporting. If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, harm our ability to operate our business and reduce the trading price of our stock.

         Our stock price may be volatile, and you may be unable to sell your shares at or above the offering price.

        The trading price of our common stock following this offering may be highly volatile and could be subject to wide fluctuations in response to various factors, including the risk factors described in this section of the prospectus, and other factors beyond our control. Furthermore, our common stock has no prior trading history. Factors affecting the trading price of our common stock will include:

  •
  variations in our operating results or the operating results of similar companies;

  •
  announcements of technological innovations, new solutions or enhancements or strategic partnerships or agreements by us or by our competitors;

  •
  changes in the estimates of our operating results, our financial guidance or changes in recommendations by any securities analysts that follow our common stock;

  •
  the gain or loss of customers;

  •
  adoption or modification of regulations, policies, procedures or programs applicable to our business and our customers' business;

  •
  marketing and advertising initiatives by us or our competitors;

  •
  threatened or actual litigation;

  •
  changes in our senior management;

  •
  recruitment or departure of key personnel;

  •
  market conditions in our industry, the industries of our customers and the economy as a whole;

  •
  the overall performance of the equity markets;

  •
  sales of shares of our common stock by existing stockholders;

  •
  volatility in our stock price, which may lead to higher stock-based compensation expenses under applicable accounting standards; and

  •
  the market's reaction to our reduced disclosure as a result of being an emerging growth company under the JOBS Act.

        In addition, the stock market in general and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may harm the market price of our common stock regardless of our actual operating performance. These fluctuations may even be more pronounced in the trading market for our stock shortly following this offering. Each of these factors, among others, could adversely affect your investment in our common stock. Some companies that have had volatile market prices for their securities have had securities class action lawsuits filed against them. If a suit were filed against us, regardless of its merits or outcome, it could result in substantial costs and divert management's attention.

         We currently do not intend to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

        We have never declared nor paid cash dividends on our capital stock. We currently do not plan to declare dividends on shares of our common stock in the foreseeable future. We currently intend to retain any future earnings to finance the operation and expansion of our business. Any payment of future dividends will be at the discretion of our board of directors, subject to compliance with certain covenants contained in our credit facility, which limit our ability to pay dividends, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. For more information, see the section titled "Dividend Policy." Consequently, your only opportunity to achieve a return on your investment in our company will be if the market price of our common stock appreciates and you sell your shares at a profit. There is no guarantee that the price of our common stock that will prevail in the market after this offering will ever exceed the price that you pay.

         Because our initial public offering price is substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding common stock, new investors will incur immediate and substantial dilution as a result of this offering and future equity issuances.

        If you purchase shares of our common stock in our initial public offering, you will experience substantial and immediate dilution in the pro forma net tangible book value per share of $          per share as of September 30, 2013, based on the assumed initial public offering price of our common stock of $         per share, the midpoint of the price range on the cover of this prospectus, because the price you will pay will be substantially higher than the pro forma as adjusted net tangible book value per share of our common stock immediately following this offering. The adjusted net tangible book value per share of our common stock is based on the total value of our tangible assets less our total liabilities. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of our capital stock. Any issuance of shares in connection with the exercise of stock options or otherwise would dilute the percentage ownership held by the investors who purchase our shares in this offering.

         As an "emerging growth company" under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements, which could make our common stock less attractive to investors.

        As an "emerging growth company" under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. In particular, we have not included all of the executive compensation related information that would be required in this prospectus if we were not an emerging growth company. We are also only providing two years of audited financial statements, interim financials and selected financial data instead of three years of audited financial statements and interim financials and five years of selected financial data required for companies that do not qualify for emerging growth company status. In addition, for so long as we are an emerging growth company, we will not be required to:

  •
  have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

  •
  comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (auditor discussion and analysis); and

  •
  submit certain executive compensation matters to stockholder advisory votes, such as "say on pay" and "say on frequency."

        Because of these exemptions and the other reduced disclosure obligations for emerging growth companies set forth elsewhere in this prospectus, our stock may appear less attractive to investors and could cause our stock price to decline.

        Although we intend to rely on certain of the exemptions provided in the JOBS Act, the exact implications of the JOBS Act for us are still subject to interpretations and guidance by the SEC and other regulatory agencies. Also, as our business grows, we may no longer satisfy the conditions of an emerging growth company. We will remain an "emerging growth company" until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of this offering; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a "large accelerated filer" under the Exchange Act. We will be deemed a large accelerated filer on the first day of the fiscal year after the market value of our common equity held by non-affiliates exceeds $700 million, measured on June 30. If investors find our common stock less attractive as a result of our reliance on certain of the JOBS Act exemptions, there may be a less active trading market for our common stock, and our stock price may be more volatile.

        Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have chosen to "opt out" of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

         Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

        We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law, which apply to us, may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the stockholder becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. For more information, see the section titled "Description of Capital Stock—Anti-Takeover Effects of Our Charter and Bylaws and Delaware Law." In addition, our amended and restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our amended and restated certificate of incorporation and amended and restated bylaws, which will be in effect immediately prior to the completion of this offering:

  •
  authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to help defend against a takeover attempt;

  •
  require that directors only be removed from office for cause and only upon a supermajority stockholder vote;

  •
  provide that vacancies on the board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office rather than by stockholders;

  •
  prevent stockholders from calling special meetings;

  •
  include advance notice procedures for stockholders to nominate candidates for election as directors or bring matters before an annual meeting of stockholders;

  •
  prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders; and

  •
  provide that certain litigation against us can only be brought in Delaware.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

        This prospectus, including the sections titled "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," contains forward-looking statements. Forward-looking statements convey our current expectations or forecasts of future events. All statements contained in this prospectus, other than statements of historical fact or statements related to present facts or current conditions, are forward-looking. You can identify forward-looking statements by terminology such as "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "seeks," "should," "will," or "would" or the negative of these terms or similar expressions.

        There are a number of important factors that could cause our actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss in this prospectus in the section titled "Risk Factors." You should read these factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. The forward-looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act which do not extend to initial public offerings. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

        Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets for our solutions, including our general expectations and market position, market opportunity and market share, is based on information from various sources, surveys and forecasts, and our internal research, on assumptions that we have made, which we believe are reasonable, based on those data and other similar sources and on our knowledge of the markets for our solutions. Sources we refer to in this prospectus include BauerFinancial, Inc., Coral Gables, Florida, or BauerFinancial, Celent, Forrester Research, Inc., or Forrester, Gartner, Inc., or Gartner, and Javelin Strategy & Research, or Javelin. The reports described in this prospectus represent data, research opinion or viewpoints published, as part of a syndicated or other subscription service, by such publishers. These reports speak as of their original publication date (and not as of the date of this prospectus) and the opinions expressed in such reports are subject to change without notice. Our internal research has not been verified by any independent source, and we have not independently verified any third-party information and cannot assure you of its accuracy or completeness. We believe the market position, market opportunity, and market share information included in this prospectus is generally reliable. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors" and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates included in this prospectus.

USE OF PROCEEDS

        We estimate that the net proceeds to us from this offering will be approximately $            , based upon an assumed initial public offering price of $            per share (the midpoint of the initial public offering price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, the net proceeds to us will be approximately $            . A $1.00 increase (decrease) in the assumed initial public offering price of $            per share (the midpoint of the initial public offering price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by approximately $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriter discounts and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. The principal reasons for this offering are to increase our available cash resources, increase awareness of our company in the marketplace and create a public market for our common stock.

        We intend to use approximately $1.3 million of our net proceeds to repay outstanding principal and accrued interest under our credit facility with Wells Fargo Bank Association, N.A., or Wells Fargo. As of September 30, 2013, the interest rate applicable to the credit facility, which matures on April 11, 2017, was 4.682%.

        Although we do not have current specific plans for the remaining portion of the net proceeds from this offering, we generally intend to use the balance of the net proceeds of this offering for working capital and other general corporate purposes, including to finance our growth, develop new or enhanced solutions, fund capital expenditures. We may also seek to expand our business through investments in or acquisitions of other businesses, solutions, or technologies. However, we do not have agreements or commitments for any investments or acquisitions at this time.

        Pending the uses mentioned above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. Our management will have broad discretion in the application of the net proceeds to us from this offering, and investors will be relying on the judgment of our management regarding the application of the proceeds.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our common stock. Any future determination to declare cash dividends on our common stock will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. We do not anticipate paying cash dividends on our common stock for the foreseeable future.

 CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2013:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to the automatic conversion of all of our outstanding preferred stock into 13,582,685 shares of common stock upon the completion of this offering; and

  •
  on a pro forma as adjusted basis to give effect to the (i) automatic conversion of all of our outstanding preferred stock into 13,582,685 shares of common stock upon the completion of this offering, (ii) filing of our amended and restated certificate of incorporation to be effective upon completion of this offering, (iii) sale of            shares of common stock by us in this offering at an assumed initial public offering price of $            per share (the midpoint of the initial public offering price range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and (iv) repayment of $1.3 million of outstanding principal and accrued interest under our credit facility with Wells Fargo.

        The pro forma as adjusted information set forth in the table below is for illustrative purposes only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing.

        This table should be read in conjunction with "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock" and our financial statements and the related notes thereto included elsewhere in this prospectus.

	As of September 30, 2013
	Actuals	Pro Forma		Pro Forma As Adjusted
	(in thousands except shares)
Cash and cash equivalents	$21,173	$		$

Long-term debt	$6,256	$		$
Redeemable convertible preferred stock, $0.0001 par value, 12,331,718 shares authorized and issuable in series and 12,331,718 shares outstanding, actual; no shares authorized and outstanding, pro forma and pro forma as adjusted	40,725		—		—
Redeemable common stock, $0.0001 par value, 3,829,221 shares outstanding, actual; no shares authorized and outstanding, pro forma and pro forma as adjusted	1,327
Stockholders' Equity (Deficit):
Preferred stock: $0.0001 par value, no shares authorized and outstanding, actual and pro forma; shares authorized and issuable in series and no shares outstanding, pro forma as adjusted	—		—		—
Junior preferred stock: $0.0001 par value, 1,250,967 shares authorized and outstanding, actual and no shares authorized and outstanding, pro forma and pro forma as adjusted	1,740
Common stock: $0.0001 par value, 35,000,000 shares authorized, 8,218,355 shares issued and outstanding, actual; 35,000,000 shares authorized, 25,630,261 shares issued and outstanding, pro forma; shares authorized and shares issued and outstanding, adjusted pro forma	1
Additional paid-in capital	6,099
Accumulated deficit	(38,233)

Total stockholders' equity (deficit)	$(30,393)	$		$

Total capitalization	$17,915	$		$

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per share (the midpoint of the initial public offering price range set forth on the cover page of this prospectus) would increase (decrease) the pro forma as adjusted amount of each of additional paid-in capital, total stockholders' equity and total capitalization by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

 DILUTION

        As of          , 2013, we had a pro forma net tangible book value of $             million, or $            per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding after giving effect to the conversion of our convertible preferred stock into shares of common stock upon the completion of this offering. Dilution in net tangible book value per share to new investors in this offering represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the            shares of common stock offered by us in this offering at an assumed initial public offering price of $            per share (the midpoint of the initial public offering price range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of            , 2013 would have been $             million, or $            per share of common stock. This represents an immediate increase in net tangible book value of $            per share to existing stockholders and an immediate dilution of $            per share to new investors in our common stock. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$

Pro forma net tangible book value per share as of , 2013 before giving effect to this offering	$

Increase in net tangible book value per share attributable to new investors	$

Pro forma as adjusted net tangible book value per share after giving effect to this offering		$

Dilution per share to new investors in this offering		$

        If the underwriters exercise their option to purchase additional shares of our common stock in full, the pro forma as adjusted net tangible book value per share after this offering would be $            per share, and the dilution in pro forma as adjusted net tangible book value per share to new investors in this offering would be $            per share.

        The following table summarizes, on a pro forma basis as of            , 2013 and after giving effect to the offering, based on an assumed initial public offering price of $            per share, the differences between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid.

				Total Consideration
	Shares Purchased
							Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors

Total		100%		$	100%		$

        If the underwriters exercise their over-allotment option in full, our existing stockholders would own        % and our new investors would own        % of the total number of shares of our common stock outstanding after this offering.

        If all our outstanding options had been exercised, as of                        , 2013, we would have had net tangible book value of $             million, or $            per share, and the pro forma net tangible book value after this offering would have been $             million, or $            per share, causing dilution to new investors of $            per share.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following selected consolidated statements of operations data for the years ended December 31, 2011, and 2012 and the nine months ended September 30, 2013, and the selected consolidated balance sheet data as of December 31, 2011, and 2012 and September 30, 2013 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the nine months ended September 30, 2012 are derived from unaudited interim consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of future results, and our operating results for the nine months ended September 30, 2013 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2013. The selected consolidated financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements, related notes, and other financial information included elsewhere in this prospectus.

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues	$26,982	$41,101	$29,151	$41,203
Cost of revenues(1)(2)	14,795	25,170	17,478	25,382

Gross profit	12,187	15,931	11,673	15,821
Operating expenses:
Sales and marketing(2)	5,589	8,962	6,298	11,797
Research and development(2)	3,428	5,317	3,804	6,277
General and administrative(2)	4,857	8,780	6,366	8,318
Unoccupied lease charges(3)	—	—	—	236

Total operating expenses	13,874	23,059	16,468	26,628

Loss from operations	(1,687)	(7,128)	(4,795)	(10,807)
Total other expense, net	(76)	(228)	(160)	(337)

Loss before income taxes	(1,763)	(7,356)	(4,955)	(11,144)
Provision for income taxes	(132)	(164)	(112)	(33)

Loss from continuing operations	(1,895)	(7,520)	(5,067)	(11,177)

Loss from discontinued operations, net of tax(4)	(1,132)	(1,259)	(918)	(199)

Net loss	$(3,027)	$(8,779)	$(5,985)	$(11,376)

Net loss per common share:
Loss from continuing operations per common share, basic and diluted	$(0.17)	$(0.66)	$(0.45)	$(0.95)

Loss from discontinued operations per common share, basic and diluted	$(0.10)	$(0.11)	$(0.08)	$(0.01)

Net loss per common share, basic and diluted	$(0.27)	$(0.77)	$(0.53)	$(0.96)

Weighted average common shares outstanding:
Basic and diluted	11,326	11,345	11,341	11,794
Pro forma net loss per common share (unaudited)(5):
Basic and diluted		$(0.39)		$(0.46)

Pro forma weighted average common shares outstanding (unaudited)(5):
Basic and diluted		22,323		24,814
Other Financial Data:
Adjusted EBITDA(6)	$(227)	$(4,400)	$(3,082)	$(7,334)

(1)
Includes reclassified costs of research and development personnel who performed certain implementation and customer support services as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
Research and development costs reclassified into cost of revenues	$434	$1,390	$929	$1,249

(2)
Includes stock-based compensation expenses as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
Cost of revenues	$52	$187	$127	$192
Sales and marketing	52	123	82	180
Research and development	57	195	132	189
General and administrative	236	526	343	561

Total stock-based compensation expenses	$397	$1,031	$684	$1,122

(3)
Unoccupied lease charges include costs related to our early exit from our previous headquarters, partially offset by anticipated sublease income from that facility.

(4)
We previously had a subsidiary which we fully divested in March 2013. Loss from discontinued operations, net of tax reflects the financial results of this divested subsidiary.

(5)
Pro forma basic and diluted net loss per common share have been calculated assuming the conversion of all outstanding shares of preferred stock at the later of January 1, 2012 or the date of issuance of preferred stock. The impact of repayment of the outstanding principal and accrued interest on the Company's line of credit has not been reflected in the pro forma weighted average shares used to compute net loss per share because the number of shares which would have to be sold to pay the outstanding principal and accrued interest cannot currently be estimated.

(6)
We define adjusted EBITDA as net loss before depreciation, amortization, loss from discontinued operations, stock-based compensation, provision for income taxes, total other expense, net, unoccupied lease charges and loss on disposal of long-lived assets.

  We believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results for the following reasons:

  •
  adjusted EBITDA is widely used by investors and securities analysts to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon their financing, capital structures and the method by which assets were acquired;

  •
  our management uses adjusted EBITDA in conjunction with GAAP financial measures for planning purposes, in the preparation of our annual operating budget, as a measure of our operating performance, to assess the effectiveness of our business strategies, and to communicate with our board of directors concerning our financial performance;

  •
  adjusted EBITDA provides more consistency and comparability with our past financial performance, facilitates period-to-period comparisons of our operations and also facilitates comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and

  •
  we anticipate that, after consummating this offering, our investor and analyst presentations will include adjusted EBITDA as a supplemental measure of our overall operating performance.

  Adjusted EBITDA should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP. The use of adjusted EBITDA as an analytical tool has limitations such as:

  •
  depreciation and amortization are non-cash charges, and the assets being depreciated or amortized will often have to be replaced in the future and adjusted EBITDA does not reflect cash requirements for such replacements;

  •
  adjusted EBITDA may not reflect changes in, or cash requirements for, our working capital needs or contractual commitments;

  •
  adjusted EBITDA does not reflect the potentially dilutive impact of stock-based compensation;

  •
  adjusted EBITDA does not reflect interest or tax payments that could reduce cash available for use; and

  •
  other companies, including companies in our industry, might calculate adjusted EBITDA or similarly titled measures differently, which reduces their usefulness as comparative measures.

  Because of these and other limitations, you should consider adjusted EBITDA together with our GAAP financial measures including cash flow from operations and net loss. The following table presents a reconciliation of net loss to adjusted EBITDA for each of the periods indicated:

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(3,027)	$(8,779)	$(5,985)	$(11,376)
Depreciation and amortization	1,013	1,697	1,029	2,115
Stock-based compensation expense	397	1,031	684	1,122
Loss from discontinued operations, net of tax	1,132	1,259	918	199
Provision for income taxes	132	164	112	33
Total other expense, net	76	228	160	337
Unoccupied lease charges	—	—	—	236

Adjusted EBITDA	$(277)	$(4,400)	$(3,082)	$(7,334)

	As of December 31,
			As of September 30, 2013
	2011	2012
Consolidated Balance Sheet Data:	(in thousands)
Cash and cash equivalents	$15,363	$9,111	$21,173
Total current assets	22,724	19,134	32,973
Deferred solution and other costs, total	4,328	5,394	6,671
Deferred implementation costs, total	3,716	5,133	6,320
Total current liabilities	12,562	19,082	20,401
Deferred revenues, total	13,505	17,840	23,456
Total redeemable preferred and common stock	21,730	21,730	42,052
Total stockholders' deficit	(11,250)	(18,981)	(30,393)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

        We are a leading provider of secure, cloud-based virtual banking solutions. We enable regional and community financial institutions to deliver a robust suite of integrated virtual banking services and engage more effectively with their retail and commercial account holders who expect to bank anytime, anywhere and on any device. Our solutions are often the most frequent point of interaction between our RCFI customers and their account holders. As such, we purpose-built our solutions to deliver a compelling, consistent user experience across digital channels and drive the success of our customers by extending their local brands, enabling improved account holder retention and creating incremental sales opportunities.

        The effective delivery and management of secure and advanced virtual banking solutions in the complex and heavily-regulated financial services industry require significant resources, personnel and expertise. We provide virtual banking solutions that are designed to be highly configurable, scalable and adaptable to the specific needs of our RCFI customers. Our solutions deliver to account holders a unified virtual banking experience across online, mobile, voice and tablet channels by leveraging a common platform that integrates our solutions with each other and with our customers' other internal and third-party systems. In addition, we design our solutions and our data center infrastructure to comply with stringent security and technical regulations applicable to financial institutions and to safeguard our customers and their account holders through features such as real-time risk and fraud analytics.

        We deliver our solutions to the substantial majority of our customers using a software-as-a-service, or SaaS, model under which our customers pay subscription fees for the use of our solutions. A small portion of our customers host our solutions in their own data centers under term license and maintenance agreements. Our customers have numerous account holders, and those account holders can represent one or more registered users on our solutions. We price our solutions based on the number of solutions purchased by our customers and the number of registered users utilizing our solutions. We earn additional revenues based on the number of bill-pay and certain other transactions that registered users perform on our virtual banking solutions in excess of the levels included in our standard subscription fee. As a result, our revenues grow as our customers buy more solutions from us and increase the number of registered users utilizing our solutions and as those users increase their number of transactions on our solutions.

        We have achieved significant growth since our inception. During each of the past three years, our average number of registered users per installed customer has grown, and we have been able to sell additional solutions to existing customers. Our revenues per installed customer and per registered user vary period-to-period based on the length and timing of customer implementations, changes in the average number of registered users per customer, sales of additional solutions to existing customers, changes in the number of transactions on our solutions by registered users and variations among existing customers and new customers with respect to the mix of purchased solutions and related pricing.

        We believe we have a significant opportunity to continue to grow our business, and we intend to invest across our organization to increase our revenues and improve our operating efficiencies. These investments will increase our costs on an absolute dollar basis, but the timing and amount of these investments will vary based on the rate at which we expect to add new customers, the implementation and support needs of our customers, our software development plans, our technology infrastructure requirements and the internal needs of our organization. Many of these investments will occur in advance of our realizing any resultant benefit which may make it difficult to determine if we are effectively allocating our resources.

        If we are successful in growing our revenues by increasing the number and scope of our customer relationships, we anticipate that greater economies of scale and increased operating leverage will improve our margins over the long term. We also anticipate that increases in the number of registered users for existing customers will improve our margins. However, we do not have any control or influence over whether account holders elect to become registered users of our customers' virtual banking services.

        We sell our solutions primarily through our professional sales organization. Our target market of over 13,500 RCFIs is well-defined as a result of applicable governmental regulations. As a result, we are able to effectively concentrate our sales and marketing efforts on these readily-identifiable financial institutions. We intend to add sales representatives for both banks and credit unions across the U.S. We also expect to increase our number of sales support and marketing personnel as well as our investment in marketing initiatives designed to increase awareness of our solutions and generate new customer opportunities.

        We seek to help our RCFI customers succeed by providing advanced virtual banking solutions that allow our customers to distinguish themselves from competing financial institutions and better engage with their account holders. We believe that we successfully compete in our market due to our deep domain expertise, reputation for innovation and the quality, breadth and integration of our solutions and common platform. We have made significant investments, and intend to increase investments, in technology innovation and software development as we enhance our solutions and platform and increase or expand the number of solutions that we offer to RCFIs and their account holders.

        We believe that delivery of consistent, high-quality customer support is a significant driver of RCFI purchasing and renewal decisions. To develop and maintain a reputation for high-quality service, we seek to build deep relationships with our customers through our customer service organization which we staff with personnel who are motivated by our common mission of using technology to help RCFIs succeed and who are knowledgeable with respect to the regulated and complex nature of the financial services industry. As we grow our business, we must continue to invest in and grow our services organization to support our customers' needs and maintain our reputation.

Key Operating Measures

        In addition to the GAAP measures described below in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Components of Operating Results," we monitor the following operating measures to evaluate growth trends, plan investments and measure the effectiveness of our sales and marketing efforts:

Installed Customers

        We define installed customers as the number of customers from which we are currently recognizing revenues. The average size of our installed customers, measured in both registered users per installed customer and revenues per installed customer, has increased over time as our existing installed customers continue to add registered users and buy more solutions from us, and as we add larger RCFIs to our installed customer base. The rate at which we add installed customers varies based on our implementation capacity, the size and unique needs of our customers and the readiness of our customers to implement our solutions. We had 249 and 299 installed customers as of December 31, 2011 and 2012, respectively.

Registered Users

        We define a registered user as an individual related to an account holder of an installed customer who has registered to use one or more of our solutions and has current access to use those solutions as of the last day of the reporting period presented. We price our solutions based on the number of registered users, so as the number of registered users of our solutions increases, our revenues grow. Our average number of registered users per installed customer grows as our existing customers add more registered users and as we add larger RCFIs to our installed customer base. We anticipate that the number of registered users will grow at a faster rate than our number of installed customers. The rate at which our customers add registered users and the incremental revenues we recognize from new registered users vary significantly period-to-period based on the timing of our implementations of new customers and the timing of registration of new users. Our installed customers had approximately 1.1 million and 2.4 million registered users as of December 31, 2011 and 2012, respectively, and 2.1 million and 2.9 million registered users as of September 30, 2012 and 2013, respectively.

Revenue Retention Rate

        We believe that our ability to retain our installed customers and expand their use of our products and services over time is an indicator of the stability of our revenue base and the long-term value of our customer relationships. We assess our performance in this area using a metric we refer to as our revenue retention rate. We calculate our revenue retention rate as the total revenues in a calendar year from customers who were installed customers as of December 31st of the prior year, expressed as a percentage of the total revenues during the prior year from those installed customers. Our revenue retention rate provides insight into the impact on current year revenues of the number of new customers implemented during the prior year, the timing of our implementation of those new customers in the prior year, growth in the number of registered users and changes in their usage of our solutions, sales of new products and services to our existing installed customers during the current year and customer attrition. The most significant drivers of changes in our revenue retention rate each year have historically been the number of new customers in the prior year and the timing of our implementation of those new customers. The timing of our implementation of new customers in the prior year is significant because we do not start recognizing revenues from new customers until they become installed customers. If implementations are weighted more heavily in the first or second half of the prior year, our revenue retention rate will be lower or higher, respectively. Our revenue retention rate was 126% and 136% for the years ended December 31, 2011 and 2012, respectively.

Components of Operating Results

Revenues

        All of our revenue-generating activities directly relate to the sale, implementation and support of our solutions within a single operating segment. We derive the substantial majority of our revenues from subscription fees for the use of our solutions hosted in our data centers as well as revenues for implementation and customer support services related to our solutions. A small portion of our customers host our solutions in their own data centers under term license and maintenance agreements, and we recognize the corresponding revenues over the term of those customer agreements.

        Subscription fees are based on the number of solutions purchased by our customers, the number of registered users and the number of bill-pay and certain other transactions those users conduct using our solutions in excess of the levels included in our standard subscription fee. Subscription fees are billed and recognized monthly over the term of our customer agreements. The initial term of our customer agreements averages over five years, although it varies by customer. We begin recognizing subscription fees on the date a solution is implemented and made available to the customer. The timing of our implementations vary period-to-period based on our implementation capacity, the number of solutions purchased by our customers, the size and unique needs of our customers and the readiness of our customers to implement our solutions. We recognize any related implementation services revenues ratably over the initial agreement term beginning on the date we commence recognizing subscription fees. Amounts that have been invoiced but not paid are recorded in accounts receivable and in revenues or deferred revenues, depending on whether our revenue recognition criteria have been met.

        We consider subscription fees to be fixed or determinable unless the fees are subject to refund or adjustment or are not payable within our standard payment terms. In determining whether collection of subscription fees is reasonably assured, we consider financial and other information about customers, such as a customer's current credit-worthiness and payment history over time. Historically, our bad debt expenses have not been significant.

Cost of Revenues

        Cost of revenues is comprised primarily of salaries and other personnel-related costs, including employee benefits, bonuses and stock-based compensation, for employees providing services to our customers. This includes the costs of our implementation, customer support, data center and customer training personnel as well as a reclassification of costs related to research and development personnel who perform implementation and customer support services. Cost of revenues also includes the direct costs of bill-pay and other third-party intellectual property included in our solutions, the amortization of deferred solution and services costs, co-location facility costs and depreciation of our data center assets, an allocation of general overhead costs and referral fees. We allocate general overhead expenses to all departments based on the number of employees in each department, which we consider to be a fair and representative means of allocation.

        The amount of research and development costs reclassified to cost of revenues were $0.4 million and $1.4 million for the years ended December 31, 2011 and 2012, respectively, and $0.9 million and $1.2 million for the nine months ended September 30, 2012 and 2013, respectively.

        We capitalize certain personnel costs directly related to the implementation of our solution to the extent those costs are considered to be recoverable from future revenues. We amortize the costs for a particular implementation once revenue recognition commences, and we amortize those implementation costs over the remaining term of the customer agreement. Other costs not directly recoverable from future revenues are expensed in the period incurred. For the years ended December 31, 2011 and 2012, we capitalized implementations costs in the amount of $2.0 million and $2.6 million, respectively, and $1.9 million and $2.6 million for the nine months ended September 30, 2012 and 2013, respectively.

        We intend to continue to increase our investments in our implementation and customer support teams and technology infrastructure to serve our customers and support our growth. We expect cost of revenues to continue to grow in absolute dollars as we grow our business but to fluctuate as a percentage of revenues based principally on the level and timing of implementation and support activities and other related costs.

Operating Expenses

        Operating expenses consist of sales and marketing, research and development, and general and administrative expenses. We intend to continue to hire new employees and make other investments to support our anticipated growth. As a result, we expect our operating expenses to increase in absolute dollars but to decrease as a percentage of revenues over the long term as we grow our business.

  Sales and Marketing

        Sales and marketing expenses consist primarily of salaries and other personnel-related costs, including commissions, benefits, bonuses and stock-based compensation. Additional expenses relate to advertising, lead generation, promotional event programs, corporate communications, travel and allocated overhead.

        Sales and marketing expenses as a percentage of total revenues will change in any given period based on several factors including the addition of newly-hired sales professionals, the number and timing of newly-installed customers and the amount of sales commissions expense amortized related to those customers. Commissions are generally capitalized and then amortized over the life of the customer agreement.

        Sales and marketing expenses are also impacted by the timing of significant marketing programs such as our annual user conference which we typically hold during the second quarter. We plan to continue investing in sales and marketing by increasing our number of sales and marketing personnel and expanding our sales and marketing activities. We believe these investments will help us build brand awareness, add new customers and expand sales to our existing customers as they continue to buy more solutions from us, the number of registered users utilizing our solutions grows, and those users increase the number of transactions on our solutions.

  Research and Development

        We believe that continuing to improve and enhance our solutions is essential to maintaining our reputation for innovation and growing our customer base and revenues. Research and development expenses include salaries and personnel-related costs, including benefits, bonuses and stock-based compensation, third-party contractor expenses, software development costs, allocated overhead and other related expenses incurred in developing new solutions and enhancing existing solutions. Research and development expenses are expensed as incurred. To date, software development costs eligible for capitalization have not been significant. Accordingly, we have not capitalized any software development costs, and we do not anticipate capitalizing any such costs in the foreseeable future.

  General and Administrative

        General and administrative expenses consist primarily of salaries and other personnel-related costs, including benefits, bonuses and stock-based compensation, of our administrative, finance and accounting, information systems, legal and human resources employees. Additional expenses include consulting and professional fees, insurance and travel. We expect our general and administrative expenses to increase as a result of our preparation to become and operate as a public company. After the completion of this offering, these expenses will also include costs to comply with Section 404 of the Sarbanes-Oxley Act and other regulations governing public companies, increased costs of directors' and officers' liability insurance, increased professional services expenses and costs associated with enhanced investor relations activities.

Total Other Expense, Net

        Total other expense, net, consists primarily of interest income and expense. We earn interest income on our cash and cash equivalents and expect interest income to increase following this offering due to the increase in our cash and cash equivalents. Interest expense consists primarily of the interest incurred on outstanding borrowings under our credit facility. We expect interest expense to decrease following this offering as we anticipate utilizing a portion of the proceeds of this offering to pay down a portion of our credit facility. See "Use of Proceeds" for a discussion of our intended use of proceeds from this offering.

Provision for Income Taxes

        As a result of our current net operating loss position, income tax expenses consist primarily of state income taxes. We incurred minimal state income tax expense for the years ended December 31, 2011 and 2012, and the nine months ended September 30, 2012 and 2013. Our net operating loss carryforwards for federal income tax purposes were $42.1 million at September 30, 2013 and will expire at various dates beginning in 2026 if not utilized. We also held state tax credits of $0.2 million and federal alternative minimum tax credits of $0.1 million at September 30, 2013. The state tax credits will expire in 2027 if not utilized, and the federal alternative minimum tax credits have an indefinite carryforward period.

Results of Operations

Consolidated Statements of Operations Data

        The following table sets forth our consolidated statements of operations data for each of the periods indicated:

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
	(in thousands)
Revenues	$26,982	$41,101	$29,151	$41,203
Cost of revenues(1)(2)	14,795	25,170	17,478	25,382

Gross profit	12,187	15,931	11,673	15,821
Operating expenses:
Sales and marketing(2)	5,589	8,962	6,298	11,797
Research and development(2)	3,428	5,317	3,804	6,277
General and administrative(2)	4,857	8,780	6,366	8,318
Unoccupied lease charges(3)	—	—	—	236

Total operating expenses	13,874	23,059	16,468	26,628

Loss from operations	(1,687)	(7,128)	(4,795)	(10,807)
Total other expense, net	(76)	(228)	(160)	(337)

Loss before income taxes	(1,763)	(7,356)	(4,955)	(11,144)
Provision for income taxes	(132)	(164)	(112)	(33)

Loss from continuing operations	(1,895)	(7,520)	(5,067)	(11,177)

Loss from discontinued operations, net of tax(4)	(1,132)	(1,259)	(918)	(199)

Net loss	$(3,027)	$(8,779)	$(5,985)	$(11,376)

(1)
Includes reclassified costs of research and development personnel who performed certain implementation and customer support services as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
Research and development costs reclassified into cost of revenues	$434	$1,390	$929	$1,249
(2)
Includes stock-based compensation expenses as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
Cost of revenues	$52	$187	$127	$192
Sales and marketing	52	123	82	180
Research and development	57	195	132	189
General and administrative	236	526	343	561

Total stock-based compensation expenses	$397	$1,031	$684	$1,122

(3)
Unoccupied lease charges include costs related to our early exit from our previous headquarters, partially offset by anticipated sublease income from that facility.

(4)
We previously had a subsidiary which we fully divested in March 2013. Loss from discontinued operations, net of tax reflects the financial results of this divested subsidiary.

        The following table sets forth our consolidated statements of operations data as a percentage of revenues for each of the periods indicated:

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
Revenues	100.0%	100.0%	100.0%	100.0%
Cost of revenues(1)(2)	54.8	61.2	60.0	61.6

Gross profit	45.2	38.8	40.0	38.4
Operating expenses:
Sales and marketing(2)	20.7	21.8	21.6	28.6
Research and development(2)	12.7	12.9	13.0	15.2
General and administrative(2)	18.0	21.4	21.9	20.2
Unoccupied lease charges(3)	—	—	—	0.6

Total operating expenses	51.4	56.1	56.5	64.6

Loss from operations	(6.2)	(17.3)	(16.5)	(26.2)
Total other expense, net	(0.3)	(0.6)	(0.5)	(0.8)

Loss before income taxes	(6.5)	(17.9)	(17.0)	(27.0)
Provision for income taxes	(0.5)	(0.4)	(0.4)	(0.1)

Loss from continuing operations	(7.0)	(18.3)	(17.4)	(27.1)

Loss from discontinued operations, net of tax(4)	(4.2)	(3.1)	(3.1)	(0.5)

Net loss	(11.2)%	(21.4)%	(20.5)%	(27.6)%

(1)
Includes reclassified costs of research and development personnel who performed certain implementation and customer support services as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
Research and development costs reclassified into cost of revenues	1.6%	3.4%	3.2%	3.0%
(2)
Includes stock-based compensation expenses as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
Cost of revenues	0.2%	0.5%	0.4%	0.5%
Sales and marketing	0.2	0.3	0.3	0.4
Research and development	0.2	0.5	0.5	0.5
General and administrative	0.9	1.3	1.2	1.4

Total stock-based compensation expenses	1.5%	2.6%	2.4%	2.8%

(3)
Unoccupied lease charges include costs related to our early exit from our previous headquarters, partially offset by anticipated sublease income from that facility.

(4)
We previously had a subsidiary which we fully divested in March 2013. Loss from discontinued operations, net of tax reflects the financial results of this divested subsidiary.

Comparison of Nine Months Ended September 30, 2012 and 2013

Revenues

	Nine Months Ended September 30,
	2012		2013
	Amount	% of Revenues	Amount	% of Revenues	Change
Revenues	$29,151	100.0%	$41,203	100.0%	$12,052	41.3%

        Revenues increased by $12.1 million, or 41.3%, from $29.2 million for the nine months ended September 30, 2012 to $41.2 million for the nine months ended September 30, 2013. Of this increase, $9.3 million was generated from the growth in new registered users from a combination of strong client retention and growth from existing customers and the addition of registered users from new installed customers. The remaining $2.8 million increase was generated from increases in the number of transactions made using our solutions. In particular, we had 2.1 million and 2.9 million registered users as of September 30, 2012 and 2013, respectively.

Cost of Revenues

	Nine Months Ended September 30,
	2012		2013
	Amount	% of Revenues	Amount	% of Revenues	Change
Cost of revenues	$17,478	60.0%	$25,382	61.6%	$7,904	45.2%

        Cost of revenues increased by $7.9 million, or 45.2%, from $17.5 million for the nine months ended September 30, 2012 to $25.4 million for the nine months ended September 30, 2013. This increase was primarily attributable to a $3.1 million increase in personnel costs due to our growth in the number of personnel who provide implementation and customer support and maintain our data centers and other technical infrastructure, including a $0.3 million increase in reclassified research and development costs. Also, direct costs related to bill-pay transaction processing and other third-party intellectual property included in our solutions represented $2.9 million of this increase as the number of new registered users and transactions processed on our solutions increased, co-location facility costs and depreciation of our data center assets increased by $1.1 million as we expanded our data centers and other technical infrastructure to support our expanding customer base, and we incurred an additional $0.8 million in facilities and other overhead costs.

        The increase in cost of revenues as a percentage of revenues and resulting decrease in gross margin is primarily attributable to our investment in personnel to implement our solutions for new customers, and in personnel to provide support to these new customers. We defer certain payroll costs directly related to the implementation of our solutions to the extent those costs are considered to be recoverable from future revenues. However, a substantial portion of our implementation costs are not eligible for deferral and, as a result, are expensed in the period incurred. Costs related to implementations that have been deferred are amortized over the same period in which the related revenue is recognized. Additionally, we invested in personnel, business processes and systems infrastructure to standardize our business processes and drive future efficiency in our implementations, customer support and data center operations. We expect these investments in capacity and process improvement to provide opportunities for future expansion of our gross margin as we begin to achieve economies of scale.

Operating Expenses

	Nine Months Ended September 30,
	2012		2013
	Amount	% of Revenues	Amount	% of Revenues	Change
Sales and marketing	$6,298	21.6%	$11,797	28.6%	$5,499	87.3%
Research and development	3,804	13.0	6,277	15.2	2,473	65.0
General and administrative	6,366	21.9	8,318	20.2	1,952	30.7
Unoccupied lease charges	—	—	236	0.6	236	N/A

Total operating expenses	$16,468	56.5%	$26,628	64.6%

  Sales and Marketing

        Sales and marketing expenses increased by $5.5 million, or 87.3%, from $6.3 million for the nine months ended September 30, 2012, to $11.8 million for the nine months ended September 30, 2013. This increase was primarily attributable to a $3.8 million increase in personnel costs due to the growth of our sales and marketing organizations. Also, discretionary marketing spend increased by $0.8 million as a result of increased advertising to drive brand awareness and expanded marketing efforts to attract new customers and retain and grow existing customers, travel and other miscellaneous expenses increased by $0.5 million as a result of these activities, and we incurred a $0.4 million increase in facilities and other overhead costs.

  Research and Development

        Research and development expenses increased by $2.5 million, or 65.0%, from $3.8 million for the nine months ended September 30, 2012, to $6.3 million for the nine months ended September 30, 2013. This increase was attributable to a $1.9 million increase in personnel costs as a result of the growth in our research and development organization for continued enhancements to our solutions, a $0.4 million increase in facilities and other overhead costs and a $0.2 million increase in travel and other development costs. We reclassified to cost of revenues an additional $0.3 million of costs related to research and development personnel who perform services related to implementation and customer support.

  General and Administrative

        General and administrative expenses increased by $2.0 million, or 30.7%, from $6.4 million for the nine months ended September 30, 2012, to $8.3 million for the nine months ended September 30, 2013. The increase in general and administrative expenses was attributable to a $0.9 million increase in personnel costs to support the growth of our business and preparation for our initial public offering process, a $0.8 million increase in professional services costs related to accounting and tax services, legal services and other professional services related to internal systems implementations and a $0.3 million increase in facilities and other overhead costs.

Comparison of Years Ended December 31, 2011 and 2012

Revenues

	Year Ended December 31,
	2011		2012
	Amount	% of Revenues	Amount	% of Revenues	Change
Revenues	$26,982	100.0%	$41,101	100.0%	$14,119	52.3%

        Revenues increased by $14.1 million, or 52.3%, from $27.0 million for the year ended December 31, 2011 to $41.1 million for the year ended December 31, 2012. Of this increase, $10.7 million was generated from the growth in new registered users from a combination of strong client retention and growth from existing customers and the addition of registered users from new installed customers. The remaining $3.4 million increase was generated from increases in the number of transactions made using our solutions. In particular, we had 1.1 million and 2.4 million registered users as of December 31, 2011 and 2012, respectively. We had 249 installed customers at December 31, 2011 and 299 installed customers at December 31, 2012.

Cost of Revenues

	Year Ended December 31,
	2011		2012
	Amount	% of Revenues	Amount	% of Revenues	Change
Cost of revenues	$14,795	54.8%	$25,170	61.2%	$10,375	70.1%

        Cost of revenues increased by $10.4 million, or 70.1%, from $14.8 million for the year ended December 31, 2011 to $25.2 million for the year ended December 31, 2012. This increase was primarily attributable to a $5.4 million increase in personnel costs due to our growth in the number of personnel who provide implementation and customer support and maintain our data centers and other technical infrastructure, including a $1.0 million increase in reclassified research and development costs. Also, direct costs related to bill-pay transaction processing and other third-party intellectual property included in our solutions represented $3.1 million of this increase as the number of new registered users and transactions processed on our solutions increased, co-location facility costs and depreciation of our data center assets increased by $1.2 million as we expanded our data centers and other technical infrastructure to support our expanding customer base, and we incurred an additional $0.7 million in facilities and other overhead costs.

        The increase in cost of revenues as a percentage of revenues and resulting decrease in gross margin is primarily attributable to our investment in personnel to implement our solutions for new customers, and in personnel to provide support to these new customers. We defer certain payroll costs directly related to the implementation of our solutions to the extent those costs are considered to be recoverable from future revenues. However, a substantial portion of our implementation costs are not eligible for deferral and, as a result, are expensed in the period incurred. Costs related to implementations that have been deferred are amortized over the same period in which the related revenue is recognized. Additionally, we invested in personnel, business processes and systems infrastructure to standardize our business processes and to drive future efficiency in our implementations, customer support and data center operations. We expect these investments in capacity and process improvement to provide opportunities for future expansion of our gross margin as we begin to achieve economies of scale.

Operating Expenses

	Year Ended December 31,
	2011		2012
	Amount	% of Revenues	Amount	% of Revenues	Change
Sales and marketing	$5,589	20.7%	$8,962	21.8%	$3,373	60.4%
Research and development	3,428	12.7	5,317	12.9	1,889	55.1
General and administrative	4,857	18.0	8,780	21.4	3,923	80.8

Total operating expenses	$13,874	51.4%	$23,059	56.1%

  Sales and Marketing

        Sales and marketing expenses increased by $3.4 million, or 60.4%, from $5.6 million for the year ended December 31, 2011, to $9.0 million for the year ended December 31, 2012. This increase was primarily attributable to a $2.5 million increase in personnel costs due to the growth of our sales and marketing organizations. Also, discretionary marketing spend increased by $0.4 million primarily as a result of increased marketing efforts to attract new customers and retain and grow existing customers, specifically the expansion of our annual customer conference which is usually held during the second quarter, travel and other miscellaneous expenses increased by $0.3 million, and a $0.2 million increase in facilities and other overhead costs.

  Research and Development

        Research and development expenses increased by $1.9 million, or 55.1%, from $3.4 million for the year ended December 31, 2011, to $5.3 million for the year ended December 31, 2012. This increase was attributable to a $1.6 million increase in personnel costs as a result of the growth in our research and development organization for continued enhancements to our solutions and a $0.3 million increase in facilities and other overhead costs. We reclassified to cost of revenues an additional $1.0 million of costs related to research and development personnel who perform services related to implementation and customer support.

  General and Administrative

        General and administrative expenses increased by $3.9 million, or 80.8%, from $4.9 million for the year ended December 31, 2011, to $8.8 million for the year ended December 31, 2012. The increase in general and administrative expenses was attributable to a $3.2 million increase in personnel costs to support the growth of our business, a $0.4 million increase in professional services costs related to accounting and tax services, and a $0.3 million increase in facilities and other overhead costs.

Quarterly Results of Operations

        The following tables show our unaudited consolidated quarterly statement of operations data for each of the seven quarters ended September 30, 2013, as well as the percentage of revenues for each line item shown. This information, other than with respect to the number of registered users, has been derived from our unaudited consolidated financial statements. Historical results are not necessarily indicative of future results, and operating results for a quarterly period are not necessarily indicative of the operating results for a full year. This information should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

	Three months ended,
	Mar. 31, 2012	Jun. 30, 2012	Sep. 30, 2012	Dec. 31, 2012	Mar. 31, 2013	Jun. 30, 2013	Sep. 30, 2013
	(in thousands)
Revenues	$9,063	$9,454	$10,634	$11,950	$12,834	$14,044	$14,325
Cost of revenues	4,994	5,708	6,776	7,692	7,807	8,408	9,167

Gross profit	4,069	3,746	3,858	4,258	5,027	5,636	5,158
Operating expenses:
Sales and marketing	1,966	2,263	2,069	2,664	3,060	4,138	4,599
Research and development	1,148	1,296	1,360	1,513	1,866	2,152	2,259
General and administrative	1,909	2,132	2,325	2,414	2,335	2,776	3,207
Unoccupied lease charges	—	—	—	—	—	148	88

Total operating expenses	5,023	5,691	5,754	6,591	7,261	9,214	10,153

Loss from operations	(954)	(1,945)	(1,896)	(2,333)	(2,234)	(3,578)	(4,995)
Total other expense, net	(39)	(54)	(67)	(68)	(51)	(116)	(170)

Loss before income taxes	(993)	(1,999)	(1,963)	(2,401)	(2,285)	(3,694)	(5,165)
Provision for income taxes	(25)	(43)	(44)	(52)	(5)	(14)	(14)

Loss from continuing operations	(1,018)	(2,042)	(2,007)	(2,453)	(2,290)	(3,708)	(5,179)

Loss from discontinued operations, net of tax	(286)	(282)	(350)	(341)	(199)	—	—

Net loss	$(1,304)	$(2,324)	$(2,357)	$(2,794)	$(2,489)	$(3,708)	$(5,179)

Depreciation and amortization	288	363	378	668	638	644	833
Loss from discontinued operations, net of tax	286	282	350	341	199	—	—
Stock-based compensation expenses:
Cost of revenues	40	41	46	60	61	61	70
Sales and marketing	27	25	30	41	39	60	81
Research and development	33	43	56	63	59	66	64
General and administrative	91	121	131	183	175	189	197
Provision for income taxes	25	43	44	52	5	14	14
Other expense, net	39	54	67	68	51	116	170
Unoccupied lease charges	—	—	—	—	—	148	88

Adjusted EBITDA	$(475)	$(1,352)	$(1,255)	$(1,318)	$(1,262)	$(2,410)	$(3,662)

Registered users(1)	1,723	1,866	2,054	2,409	2,609	2,900	2,956

(1)
Represents registered users at the end of the period.

	Three months ended,
	Mar. 31, 2012	Jun. 30, 2012	Sep. 30, 2012	Dec. 31, 2012	Mar. 31, 2013	Jun. 30, 2013	Sep. 30, 2013
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenues	55.1	60.4	63.7	64.4	60.8	59.9	64.0

Gross profit	44.9	39.6	36.3	35.6	39.2	40.1	36.0
Operating expenses:
Sales and marketing	21.7	23.9	19.5	22.2	23.9	29.5	32.1
Research and development	12.7	13.7	12.8	12.7	14.5	15.3	15.8
General and administrative	21.1	22.6	21.8	20.1	18.2	19.8	22.4
Unoccupied lease charges	—	—	—	—	—	1.0	0.6

Total operating expenses	55.5	60.2	54.1	55.1	56.6	65.6	70.9

Loss from operations	(10.6)	(20.6)	(17.8)	(19.5)	(17.4)	(25.5)	(34.9)
Total other expense, net	(0.4)	(0.5)	(0.7)	(0.6)	(0.4)	(0.8)	(1.2)

Loss before income taxes	(11.0)	(21.1)	(18.5)	(20.1)	(17.8)	(26.3)	(36.1)
Provision for income taxes	(0.2)	(0.5)	(0.4)	(0.4)	(0.1)	(0.1)	(0.1)

Loss from continuing operations	(11.2)	(21.6)	(18.9)	(20.5)	(17.9)	(26.4)	(36.2)

Loss from discontinued operations, net of tax	(3.2)	(3.0)	(3.3)	(2.9)	(1.5)	—	—

Net loss	(14.4)	(24.6)	(22.2)	(23.4)	(19.4)	(26.4)	(36.2)

Depreciation and amortization	3.2	3.7	3.6	5.6	5.0	4.6	5.8
Loss from discontinued operations, net of tax	3.2	3.0	3.3	2.9	1.5	—	—
Stock-based compensation expenses:	—	—	—	—	—	—	—
Cost of revenues	0.4	0.4	0.4	0.5	0.5	0.4	0.5
Sales and marketing	0.3	0.3	0.3	0.4	0.3	0.4	0.6
Research and development	0.4	0.5	0.5	0.5	0.5	0.5	0.4
General and administrative	1.0	1.3	1.3	1.5	1.3	1.3	1.4
Provision for income taxes	0.3	0.5	0.4	0.4	0.1	0.1	0.1
Other expense, net	0.4	0.6	0.6	0.6	0.4	0.8	1.2
Unoccupied lease charges	—	—	—	—	—	1.1	0.6

Adjusted EBITDA	(5.2)%	(14.3)%	(11.8)%	(11.0)%	(9.8)%	(17.2)%	(25.6)%

        Revenues increased sequentially in each of the quarters presented, primarily due to growth in the number and timing of new registered users, increases in the number of transactions using our solutions and sales of new solutions to our installed customers. Our number of installed customers increased from 249 as of December 31, 2011 to 299 as of December 31, 2012.

        Throughout the periods presented, we significantly increased our hiring to facilitate our growth, increasing our number of employees from 203 at December 31, 2011 to 400 at September 30, 2013. We generally increase our capacity, particularly in the areas of sales and implementation and customer support, ahead of anticipated growth in new customers, which can result in lower margins in periods prior to realized revenue growth. Cost of revenues grew in absolute dollars over the periods shown, but fluctuated as a percentage of revenues based principally on the level and timing of implementation and support activities and other related costs.

        Total expenses increased in each of the quarters presented due primarily to increased personnel-related expenses from additional headcount and related expenses and overhead. Our sales and marketing expenses fluctuated period-to-period as a percentage of revenues due to the hiring of new sales and marketing personnel, the number and timing of newly-installed customers in a period and the timing of significant marketing programs. We have historically held our annual client conference in the quarter ended June 30 and expensed the costs associated with the event during that quarter. Research and development expenses increased sequentially during the periods presented primarily as a result of increased personnel costs associated with our continued investments in new and enhanced solutions.

General and administrative expenses also increased during the periods presented as we added personnel to support the growth in our business and prepare for our initial public offering.

        The timing of our implementation activities and corresponding revenues from new customers are subject to fluctuation based on the timing of our sales. Sales may tend to be lower in the first quarter of each year than in subsequent quarters but any resulting impact on our results of operation has been difficult to measure due to the timing of our implementations and overall growth in our business. The timing of our implementations also vary period-to-period based on our implementation capacity, the number of solutions purchased by our customers, the size and unique needs of our customers and the readiness of our customers to implement our solutions. Our solutions are often the most frequent point of interaction between our customers and their account holders. As a result, we and our customers are very deliberate and careful in our implementation activities to help ensure a successful roll-out of the solutions to account holders and increase the registration of new users. Unusually long or short implementations, for even a small number of customers, may result in short-term quarterly variability in our results of operations.

        Our quarterly results of operations may vary significantly in the future, and period-to-period comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future results.

Liquidity and Capital Resources

Sources of Liquidity

        Since our inception, we have financed our operations primarily through the proceeds from the issuance of our preferred stock, borrowings under credit facilities and cash flows from operations. At September 30, 2013, our principal sources of liquidity were cash and cash equivalents of $21.2 million and outstanding borrowings of $6.3 million on our line of credit.

Cash Flows

        The following table summarizes our cash flows for the periods indicated:

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
	(in thousands)
Net cash provided by (used in):
Operating activities	$(1,120)	$(3,009)	$(1,160)	$(201)
Investing activities	(1,389)	(2,606)	(2,731)	(10,229)
Financing activities	12,966	(637)	(514)	22,492

Net increase (decrease) in cash and cash equivalents	$10,457	$(6,252)	$(4,405)	$12,062

Cash Flows from Operating Activities

        Cash used in operating activities is primarily influenced by the amount and timing of customer receipts and vendor payments and by the amount of cash we invest in personnel and infrastructure to support the anticipated growth of our business and increase the number of installed customers.

        For the nine months ended September 30, 2012, our net cash and cash equivalents used by operating activities of $1.2 million primarily consisted of a net loss of $6.0 million, partially offset by $1.7 million of cash provided by changes in operating assets and liabilities and $4.0 million attributable to non-cash items. Increases in deferred revenues of $4.1 million, offset by a $1.5 million increase in accounts receivable, are the result of increases in customer prepayments and also growth in the number of registered users and transactions processed on our solutions. Increases in deferred implementation costs and deferred solutions and other costs of $1.9 million and $1.6 million, respectively, are due to an increase in the number of new customers undergoing implementations during the period. Net increases in accounts payable of $2.1 million are attributable to increased spending in support of our expanding customer base. Non-cash items consisted primarily of $1.0 million of depreciation and amortization expense due to growth in our fixed asset base and data center and other technical infrastructure to support our customer growth, $1.3 million of amortization of deferred implementation and deferred solution and other costs and $0.7 million of stock-based compensation expenses attributable to staffing increases and the related increase in option grants.

        For the nine months ended September 30, 2013, our net cash and cash equivalents used by operating activities of $0.2 million primarily consisted of a net loss of $11.4 million, partially offset by $5.6 million of cash provided by changes in operating assets and liabilities and $5.8 million attributable to non-cash items. Increases in deferred revenues of $5.7 million, offset by a $1.1 million increase in accounts receivable, are the result of increases in customer prepayments and growth in the number of registered users and transactions processed on our solutions. Increases in deferred implementation costs and deferred solution and other costs of $2.6 million and $1.9 million, respectively, are due to an increase in the number of new customers for whom solutions were being implemented during the period. Net increases in accrued liabilities of $1.8 million are attributable to increased spending in support of our expanding customer base and related growth in our technical infrastructure. Non-cash items consisted primarily of $2.1 million of depreciation and amortization expense due to growth in our fixed asset base and data center and other technical infrastructure to support our customer growth, $2.0 million of amortization of deferred implementation and deferred solution and other costs and $1.1 million of stock based compensation expense attributable to staffing increases and the related increase in option grants.

        For the year ended December 31, 2011, our net cash and cash equivalents used by operating activities of $1.1 million consisted of a net loss of $3.0 million plus $0.6 million of cash used by changes in operating assets and liabilities, partially offset by $3.7 million attributable to non-cash items. Increases in deferred revenues of $4.4 million, offset by a $2.2 million increase in accounts receivable, are the result of increases in customer prepayments and growth in the number of registered users and transactions processed on our solutions. Increases in deferred implementation costs and deferred solution and other costs of $2.0 million and $1.6 million, respectively are due to an increase in the number of new customers undergoing implementation during the period. Net increases in accrued liabilities of $1.1 million are attributable to increased spending in support of our expanding customer base and infrastructure growth. Non-cash items consisted primarily of $1.0 million of depreciation and amortization expense due to growth in our fixed asset base and increased customer activity, $1.2 million of amortization of deferred implementation and deferred solution and other costs and $1.1 million from loss from discontinued operations offset by $1.2 million cash used in discontinued operations.

        For the year ended December 31, 2012, our net cash and cash equivalents used by operating activities of $3.0 million consisted of a net loss of $8.8 million, partially offset by $1.0 million of cash provided by changes in operating assets and liabilities and $5.9 million in adjustments for non-cash items. Increases in deferred revenues of $4.3 million, offset by a $2.0 million increase in accounts receivable, are the result of increases in customer prepayments and growth in the number of registered users and transactions processed on our solutions. Increases in deferred implementation costs and deferred solution and other costs of $2.6 million and $1.7 million, respectively are due to an increase in the number of new customers undergoing implementation during the period. Net increases in accounts payable and accrued liabilities of $1.9 million and $1.1 million, respectively, are attributable to increased spending in support of our expanding customer base and infrastructure growth. Non-cash items consisted primarily of $1.7 million of depreciation and amortization expense due to growth in our fixed asset base and increased customer activity, $1.9 million of amortization of deferred implementation and deferred solution and other costs and $1.0 million of stock based compensation expense attributable to staffing increases and the related increase in option grants. We also incurred a non-cash charge of $1.3 million from loss from discontinued operations offset by $1.1 million in cash used in discontinued operations.

Cash Flows from Investing Activities

        Our investing activities have consisted primarily of purchases of property and equipment to support our growth. Purchases of property and equipment may vary from period to period due to the timing of the expansion of our operations and data center and other technical infrastructure.

        For the nine months ended September 30, 2012, net cash used in investing activities was $2.7 million, of which $1.9 million was for the purchase of property and equipment, and $0.4 million was for acquired technology and related intangible assets.

        For the nine months ended September 30, 2013, net cash used in investing activities was $10.2 million, of which $10.1 million was for the purchase of property and equipment, and $0.1 million was for acquired technology and related intangible assets. During the second quarter, we incurred capital expenditures related to the move to our new corporate offices. During the third quarter, we made significant investments in our data center and other technical infrastructure.

        For the year ended December 31, 2011, net cash used in investing activities was $1.4 million, of which $1.1 million was for the purchase of property and equipment.

        For the year ended December 31, 2012, net cash used in investing activities was $2.6 million, of which $1.8 million was for equipment purchases and $0.4 million was for acquired technology and related intangible assets.

Cash Flows from Financing Activities

        Our financing activities have consisted primarily of net proceeds from the issuance of preferred stock, proceeds from the exercises of options to purchase common stock, and payments on capital lease obligations as well as proceeds from, and repayments on, our credit facility.

        For the nine months ended September 30, 2012, net cash used in financing activities was $0.5 million, consisting primarily of payments on capital lease obligations.

        For the nine months ended September 30, 2013, net cash provided by financing activities was $22.5 million, consisting primarily of proceeds from the issuance of preferred stock and borrowings on our line of credit. We raised $19.0 million, net of issuance costs, from the issuance of our Series C preferred stock, and increased our line of credit borrowings by $3.7 million. We also received $0.3 million from the exercise of stock options and made payments of $0.5 million on capital lease obligations.

        For the year ended December 31, 2011, net cash provided by financing activities was $13.0 million, consisting of net proceeds of $10.9 million, net of issuance costs, from the issuance of our Series B preferred stock and $2.5 million drawn on our line of credit, partially offset by $0.5 million of payments on capital lease obligations.

        For the year ended December 31, 2012, net cash used by financing activities was $0.6 million, consisting primarily of $0.7 million for payments on capital lease obligations.

Contractual Obligations and Commitments

        Our principal commitments consist of obligations under our outstanding credit agreement, non-cancelable capital and operating leases related to our facilities and equipment and minimum purchase commitments for third-party products, co-location fees and other product costs. The following table summarizes our contractual obligations and commitments at September 30, 2013:

	Payment due by period
	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years	Total
	(in thousands)
Principal payments—line of credit	$—	$—	$6,256	$—	$6,256
Interest payments—line of credit	293	586	146	—	1,025
Operating lease obligations	523	3,619	3,511	4,784	12,437
Capital lease obligations	827	709	7	—	1,543
Purchase commitments	4,030	7,245	4,926	3,425	19,626

Total	$5,673	$12,159	$14,846	$8,209	$40,887

        In April 2013, we entered into a secured credit facility with Wells Fargo which provides a line of credit of up to $25.0 million and is described in Note 6 to our consolidated financial statements appearing elsewhere in this prospectus. The amount that can be borrowed under the line of credit is limited to the lesser of $25.0 million or 75% of our trailing twelve-month recurring revenues. Access to the total borrowings available under the line of credit is restricted based on covenants related to our minimum liquidity, trailing twelve months recurring revenues and adjusted EBITDA. Amounts borrowed under the line of credit accrue interest, on our election, at either: (i) the per annum rate equal to the LIBOR rate plus an applicable margin, or (ii) the current base rate plus the greater of the U.S. Federal Funds rate plus one percentage point, the one month LIBOR plus one percentage point, or the lending financial institution's prime rate. Interest is payable monthly on the line of credit. The terms of our line of credit require that we maintain advances of at least $5.0 million at all times. We pay a monthly fee based on the total unused borrowings balance, an annual administrative fee and the initial closing fee, which is paid in three equal annual installments over the first three years of the credit facility. The credit facility matures in April 2017, at which time any outstanding borrowings and accrued interest become payable. As of September 30, 2013, we had advances and secured letters of credit against the line of credit totaling $9.3 million, leaving an available balance of up to $15.7 million. The line of credit is collateralized by substantially all of our assets and requires that we maintain certain financial covenants as defined in the credit facility agreement. As of September 30, 2013, we were in compliance with all such covenants.

Off-Balance Sheet Arrangements

        During the years ended December 31, 2011 and 2012, and the nine months ended September 30, 2013, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K, such as the use of unconsolidated subsidiaries, structured finance, special purpose entities or variable interest entities.

Critical Accounting Policies and Significant Judgments and Estimates

        Our management's discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results might differ from these estimates under different assumptions or conditions.

        Our significant accounting policies are described in Note 2 to our consolidated financial statements appearing elsewhere in this prospectus, and we believe that the accounting policies discussed below involve the greatest degree of complexity and exercise of significant judgments and estimates by our management. The methods, estimates and judgments that we use in applying our accounting policies have a significant impact on our results of operations and, accordingly, we believe the policies described below are the most critical for understanding and evaluating our financial condition and results of operations.

Revenue Recognition

        All of our revenue-generating activities directly relate to the sale, implementation and support of our solutions within a single operating segment. We derive the substantial majority of our revenues from subscription fees for the use of our solutions hosted in our data centers as well as revenues for implementation and customer support services related to our solutions. A small portion of our customers host our solutions in their own data centers under term license and maintenance agreements, and we recognize the corresponding revenues monthly over the term of those customer agreements.

        Revenues are recognized net of sales credits and allowances. We begin to recognize revenue for a customer when all of the following conditions are satisfied:

  •
  there is persuasive evidence of an arrangement;

  •
  the service has been or is being provided to the customer;

  •
  the collection of the fees is reasonably assured; and

  •
  the amount of fees to be paid by the customer is fixed or determinable.

        Determining whether and when these criteria have been met can require significant judgment and estimates. In general, revenue recognition is commenced when our solutions are implemented and made available to the customers.

        Subscription fees are billed and recognized monthly over the agreement term. The initial term of our customer agreements averages over five years, although it varies by customer. We begin recognizing subscription fees on the date a solution is implemented and made available to the customer. The timing of our implementations vary period-to-period based on our implementation capacity, the number of solutions purchased by our customers, the size and unique needs of our customers and the readiness of our customers to implement our solutions. We recognize any related implementation services revenues ratably over the initial agreement term beginning on the date we commence recognizing subscription fees. Amounts that have been invoiced are recorded in accounts receivable and deferred revenues or revenues, depending on whether our revenue recognition criteria have been met.

        We enter into arrangements with multiple-deliverables that generally include multiple subscriptions and implementation services. We consider subscription fees to be fixed or determinable unless the fee is subject to refund or adjustment or is not payable within our standard payment terms. In determining whether collection of the subscription fees is reasonably assured, we consider financial and other information about customers, such as a customer's current credit-worthiness and payment history over time. Historically, our bad debt expenses have not been significant.

        For multiple-deliverable arrangements, arrangement consideration is allocated to deliverables based on their relative selling price. In order to treat deliverables in a multiple-deliverable arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. If the deliverables have standalone value upon delivery, each deliverable must be accounted for separately.

Subscription services have standalone value as such services are often sold separately. In determining whether implementation services have standalone value apart from the subscription services, we consider factors including the availability of the services from other vendors. To date, we have concluded that the implementation services included in our multiple-deliverable arrangements do not have standalone value. As a result, when implementation services are sold in a multiple-deliverable arrangement we capitalize any fees for implementation services and recognize such amounts ratably over the period of performance for the initial customer agreement term.

        When multiple-deliverables included in an arrangement are separated into different units of accounting, the consideration is allocated to the identified separate units based on a relative selling price hierarchy. The selling price for a deliverable is based on its vendor-specific objective evidence of selling price, or VSOE, if available, third-party evidence of selling price, or TPE, if VSOE is not available or best estimate of selling price, or BESP, if neither VSOE nor TPE is available. We have not established VSOE for our subscription services due to lack of pricing consistency, the introduction of new services and other factors. We have determined that TPE is not a practical alternative due to differences in our service offerings compared to other parties and the lack of availability of relevant third-party pricing information. Accordingly, we use BESP to determine the relative selling price. The amount of revenues allocated to delivered items is limited to revenues that are not contingent.

        We determined BESP by considering our overall pricing objectives and market conditions. Significant pricing practices taken into consideration include our discounting practices, the size and number of our transactions, customer demographics, price lists, go-to-market strategy, historical standalone sales and agreement prices. As our go-to-market strategies evolve, we may modify our pricing practices in the future, which could result in changes in relative selling prices, and include both VSOE and BESP.

Deferred Revenues

        Deferred revenues consist primarily of amounts that have been billed to customers for implementation, maintenance and other services in advance of revenue recognition and prepayments received from customers in advance for implementation, maintenance and other services, as well as initial subscription fees. We recognize deferred revenues as revenues when our corresponding revenue recognition criteria are met. Customer prepayments are generally applied against invoices issued to customers when services are performed and billed. Deferred revenues that are expected to be recognized as revenues during the succeeding twelve month period are recorded in current liabilities as deferred revenues, current portion and the remaining portion is recorded in long-term liabilities as deferred revenues, net of current portion.

Deferred Implementation Costs

        We capitalize certain personnel and other costs related to the implementation of our solutions. We amortize the costs for a particular implementation once revenue recognition commences, and we amortize those implementation costs over the remaining term of the customer agreement. We analyze implementation costs that may be capitalized to assess their recoverability, and we only capitalize costs that we anticipate to be recoverable. The portion of capitalized implementation costs expected to be amortized during the succeeding twelve-month period is recorded in current assets as deferred implementation costs, current portion, and the remainder is recorded in long-term assets as deferred implementation costs, net of current portion.

Deferred Solution and Other Costs

        We capitalize sales commissions and certain third-party costs related to our customer agreements. These costs are amortized over the term of the related customer agreements. We analyze solutions and other costs that may be capitalized to assess their recoverability, and we only capitalize costs that we anticipate to be recoverable. The portion of capitalized costs expected to be amortized during the succeeding twelve-month period is recorded in current assets as deferred solution and other costs, current portion, and the remainder is recorded in long-term assets as deferred solution and other costs, net of current portion. Deferred commissions were $2.4 million, $2.9 million and $3.8 million as of December 31, 2011 and 2012 and as of September 30, 2013, respectively.

Accounts Receivable, Net

        Accounts receivable are stated at net realizable value, including both billed and unbilled receivables to customers. Unbilled receivable balances arise primarily when we perform services related to subscription fee agreements in advance of billing. Billing for such services typically occurs one month in arrears.

        We assess the collectability of outstanding accounts receivable on an ongoing basis and maintain an allowance if accounts receivable are deemed uncollectable. This allowance is recorded as a reduction of accounts receivable. At December 31, 2011 and 2012 and September 30, 2013, we did not provide for an allowance for doubtful accounts, as all amounts outstanding were deemed collectable. Historically, our collection experience has not varied significantly and bad debt expenses have been insignificant.

Stock-Based Compensation

        Stock-based awards are measured at fair value at each grant date. We recognize stock-based compensation expenses ratably over the requisite service period of the option award.

Determination of the Fair Value of Stock-Based Compensation Grants

        The determination of the fair value of stock-based compensation arrangements is affected by a number of variables, including estimates of the fair value of our common stock, expected stock price volatility, risk-free interest rate and the expected life of the award. We value stock options using the Black-Scholes option-pricing model, which was developed for use in estimating the fair value of traded options that are fully transferable and have no vesting restrictions. Black-Scholes and other option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. If we made different assumptions, our stock-based compensation expenses, net loss, and net loss per common share could be significantly different.

        The following summarizes the assumptions used for estimating the fair value of stock options granted during the periods indicated:

	Year Ended December 31,
			Nine Months Ended September 30, 2013
	2011	2012
Risk-free interest rate	1.2 - 2.2%	0.7 - 1.1%	0.7 - 1.3%
Expected life (in years)	6.25	4.75 - 6.25	4.75
Expected volatility	43.8 - 44.6%	52.0 - 52.5%	46.8 - 49.4%
Dividend yield	—	—	—
Weighted-average grant date fair value per share	$1.79	$2.65	$3.09

        We have assumed no dividend yield because we do not expect to pay dividends in the foreseeable future, which is consistent with our past practice. The risk-free interest rate assumption is based on observed interest rates for U.S. Treasury securities with maturities consistent with the expected life of our stock options. The expected life represents the period of time the stock options are expected to be outstanding and is based on the simplified method. Under the simplified method, the expected life of an option is presumed to be the midpoint between the vesting date and the end of the agreement term.

We used the simplified method due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options. Expected volatility is based on historical volatilities for publicly traded stock of comparable companies over the estimated expected life of the stock options. The list of comparable companies we used to determine expected volatility was consistent with those used to determine the corresponding fair value of our common stock at each grant date.

        We based our estimate of pre-vesting forfeitures, or forfeiture rate, on historical forfeiture rates. We apply the estimated forfeiture rate to the total estimated fair value of the awards, as derived from the Black-Scholes model, to compute the stock-based compensation expenses, net of pre-vesting forfeitures, to be recognized in our consolidated statements of operations.

        Based upon an assumed initial public offering price of $            per share, the midpoint of the range set forth on the cover of this prospectus, the aggregate intrinsic value of outstanding options to purchase shares of our common stock as of September 30, 2013 was $             million, of which $             million related to vested options and $             million to unvested options.

Determination of the Fair Value of Common Stock on Grant Dates

        Prior to this offering, we have been a private company with no active public market for our common stock. Our board of directors periodically determined for financial reporting purposes the estimated per share fair value of our common stock at various dates using independent third-party valuations.

        In conducting the valuations, our board of directors considered all objective and subjective factors that they believed to be relevant for each valuation conducted, including management's estimate of our business condition, prospects and operating performance at each valuation date. Within the valuations performed by our management, a range of factors, assumptions and methodologies were used. Significant factors considered were:

  •
  independent third-party valuations performed contemporaneously or shortly before the grant date, as applicable;

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  the fact that we are a privately held technology company and our common stock is illiquid;

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  the nature and history of our business;

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  our discounted future cash flows, based on our projections of future operating results at the time;

  •
  valuations of comparable public companies;

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  the potential impact on common stock of preferential liquidation and redemption rights of our redeemable convertible preferred stock under different valuation scenarios;

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  current and forecasted economic conditions, both generally and specific to our industry;

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  the estimated likelihood of achieving a liquidity event for shares of our common stock such as an IPO or a sale of our company, given prevailing market conditions, or remaining a private company; and

  •
  the state of the initial public offering market for similarly situated privately held technology companies.

        There are significant judgments and estimates inherent in these contemporaneous valuations. These judgments and estimates include assumptions regarding our future operating performance, the timing of an IPO or other liquidity event and the determinations of the appropriate valuation methods.

If we made different assumptions, our stock-based compensation expenses, net loss and net loss per common share could be significantly different.

Common Stock Valuation Methodology

        We utilize the Probability Weighted Expected Return Method, or PWERM, approach to allocate our equity value to our common shares. The PWERM approach employs various market, income or cost approach calculations depending on the likelihood of an initial public offering, sale or merger. For each of the various scenarios, an equity value is estimated and the rights and preferences of each class and series of stock are considered to allocate the equity value to common shares. The value of our common stock is then multiplied by a discount factor reflecting the calculated discount rate and timing of the event. Lastly, the value of our common stock is multiplied by an estimated probability for each scenario. The probability and timing of each scenario are determined by our board of directors based on discussions with management.

        We began using PWERM during the quarter ended December 31, 2011 and initially assessed an 85% probability to the initial public offering scenario at each valuation date. A higher probability of an initial public offering was assumed because of our belief that technology businesses with many of the same characteristics as ours, including expectations of consistent future revenue growth are good candidates for an initial public offering. The estimates of future equity value in the initial public offering scenario have also consistently been the highest future equity values for purposes of the valuation inputs in PWERM.

        The following table summarizes by grant date the number of shares of our common stock subject to issuance under stock options granted from January 1, 2011 through September 30, 2013, as well as the associated per share exercise price and the final estimated fair value per share of our common stock at the date of grant:

Grant Dates	Number of Shares Underlying Options Granted	Exercise Price per Share	Estimated Fair Value per Share	Aggregate Grant Date Fair Value	Total Exercise Cost
	(in thousands except share and per share data)
July 13, 2011	639,962	$1.74	$1.74	$499	$1,114
December 7, 2011	966,875	3.10	4.48	2,378	2,997
February 8, 2012	144,250	4.00	4.48	345	577
May 9, 2012	151,250	5.05	5.05	386	764
August 8, 2012	173,750	5.93	5.93	452	1,030
September 21, 2012	286,560	5.93	5.93	745	1,700
November 7, 2012	308,000	6.57	6.57	890	2,024
February 6, 2013	12,500	6.98	6.98	37	87
May 8, 2013	250,750	7.48	7.48	765	1,876
August 7, 2013	148,100	7.75	7.75	478	1,148

				$6,975	$13,317

        The practice of our board of directors has been to grant options once a quarter, except in special circumstances, such as the grant of options on September 21, 2012 which was made in connection with the hiring of a new executive officer. We generally obtain an independent valuation report as of the end of each fiscal quarter to assist our board of directors in determining the exercise price for our stock options. Because our board of directors grants options during a quarter, it reviews and considers the most current valuation report which is dated as of the end of the immediately preceding quarter. As a result of a lag between the date of grant and the date of the valuation report, our board of directors also considers any intervening changes that may cause an increase or decrease in the per share valuation of our common stock when determining the fair value of our common stock on the date of grant. A discussion of the determination of the fair value of our common stock on our option grant dates from January 2011 to August 2013 is provided below.

        On July 13, 2011, the board of directors granted options to purchase 639,962 shares of common stock with an exercise price of $1.74 per share. In estimating the fair value of the common stock to set the exercise price of such options, the board of directors reviewed and considered the aforementioned independent valuation report for the common stock as of March 31, 2011. The report reflected a fair value for the common stock of $1.74 per share. On the date of grant, our board considered this valuation together with a variety of other factors and determined there had not been any intervening changes that would cause an increase or decrease in the fair value of our common stock compared to the fair value reflected in such report.

        On December 7, 2011, the board of directors granted options to purchase 966,875 shares of common stock with an exercise price of $3.10 per share. In estimating the fair value of the common stock to set the exercise price of such options, the board of directors reviewed and considered an independent valuation report for the common stock as of September 30, 2011. The report reflected a fair value for the common stock of $2.77 per share. On the date of grant, the board of directors reviewed the intervening changes, including our anticipated Series B preferred stock financing, and concluded that it was appropriate to increase the fair value of our common stock to $3.10 per share. On December 29, 2011, we raised approximately $11.0 million through the sale of Series B preferred stock at a price per share of $6.05. In connection with our 2011 and 2012 audit of our financial statements and upon further consideration of the terms, rights and privileges and per share price of the Series B preferred stock, we later determined that $4.48 per share reflected the fair value of our common stock on the date of grant.

        On February 8, 2012, the board of directors granted options to purchase 144,250 shares of common stock with an exercise price of $4.00 per share. In estimating the fair value of the common stock to set the exercise price of such options, the board of directors reviewed and considered an independent valuation report for the common stock as of December 31, 2011. The report reflected a fair value for the common stock of $3.06 per share. On the date of grant, board of directors reviewed the intervening changes, including the closing of our Series B preferred stock financing on December 29, 2011, and concluded that it was appropriate to increase the fair value of the common stock to $4.00 per share. In connection with our 2011 and 2012 audit of our financial statements and upon further consideration of the terms, rights and privileges and per share price of the Series B preferred stock, we later determined that $4.48 per share reflected the fair value of our common stock on the date of grant.

        On May 9, 2012, the board of directors granted options to purchase 151,250 shares of common stock with an exercise price of $5.05 per share. In estimating the fair value of the common stock to set the exercise price of such options, the board of directors reviewed and considered an independent valuation report for the common stock as of March 31, 2012. The report reflected a fair value for the common stock of $5.05 per share. On the date of grant, our board of directors reviewed the intervening changes since the date of the report and concluded that there had been no significant changes to cause an increase or decrease in the per share valuation for our common stock and that $5.05 per share reflected the fair value of our common stock on the date of grant.

        On August 8 and September 21, 2012, the board of directors granted options to purchase 173,750 and 286,560, respectively, shares of common stock with an exercise price of $5.93 per share. In estimating the fair value of the common stock to set the exercise price of such options, the board of directors reviewed and considered an independent valuation report for the common stock as of June 30, 2012. The report reflected a fair value for the common stock of $5.93 per share. On each grant date, our board of directors reviewed the intervening changes since the date of the report and concluded that there had been no significant changes to cause an increase or decrease in the per share valuation for our common stock and that $5.93 per share reflected the fair value of our common stock on these dates of grant.

        On November 7, 2012, the board of directors granted options to purchase 308,000 shares of common stock with an exercise price of $6.57 per share. In estimating the fair value of the common stock to set the exercise price of such options, the board of directors reviewed and considered an independent valuation report for the common stock as of September 30, 2012. The report reflected a fair value for the common stock of $6.57 per share. On the date of grant, our board of directors reviewed the intervening changes since the date of the report and concluded that there had been no significant changes to cause an increase or decrease in the per share valuation for our common stock and that $6.57 per share reflected the fair value of our common stock on the date of grant.

        On February 6, 2013, the board of directors granted options to purchase 12,500 shares of common stock with an exercise price of $6.98 per share. In estimating the fair value of the common stock, to set the exercise price of such options, the board of directors reviewed and considered an independent valuation report for the common stock as of December 31, 2012. The report reflected a fair value for the common stock of $6.36 per share. On the date of grant, our board of directors reviewed the intervening changes, including our anticipated Series C preferred stock financing and concluded that it was appropriate to increase the fair value of our common stock to $6.98 per share. On March 1, 2013, we raised approximately $20.0 million through the sale of Series C preferred stock at a price per share of $7.69, and certain of our stockholders sold shares of our common stock to a third-party investor and certain existing stockholders at a price of $6.98 per share. Based primarily on the terms, rights and privileges and per share price of the Series C preferred stock, we further determined that $6.98 per share reflected the fair value of our common stock on the date of grant.

        On May 8, 2013, the board of directors granted options to purchase 250,750 shares of common stock with an exercise price of $7.48 per share. In estimating the fair value of the common stock, to set the exercise price of such options, the board of directors reviewed and considered an independent valuation report for the common stock as of March 31, 2013. The report reflected a fair value for the common stock of $7.48 per share. On the date of grant, our board of directors reviewed the intervening changes since the date of the report and concluded that there had been no significant changes to cause an increase or decrease in the per share valuation for our common stock and that $7.48 per share reflected the fair value of our common stock on the date of grant.

        On August 7, 2013, the board of directors granted options to purchase 148,100 shares of common stock with an exercise price of $7.75 per share. In estimating the fair value of the common stock, to set the exercise price of such options, the board of directors reviewed and considered an independent valuation report for the common stock as of June 30, 2013. The report reflected a fair value for the common stock of $7.75 per share. On the date of grant, our board of directors reviewed the intervening changes since the date of the report and concluded that there had been no significant changes to cause an increase or decrease in the per share valuation for our common stock and that $7.75 per share reflected the fair value of our common stock on the date of grant.

Income Taxes

        We account for income taxes under the asset and liability method. We record deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as for operating loss and tax credit carryforwards. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which we expect to recover or settle those temporary differences. We recognize the effect of a change in tax rates on deferred tax assets and liabilities in the results of operations in the period that includes the enactment date. We assess the likelihood that deferred tax assets will be realized, and we recognize a valuation allowance if it is more likely than not that some portion of the deferred tax assets will not be realized. This assessment requires judgment as to the likelihood and amounts of future taxable income by tax jurisdiction. To date, we have provided a valuation allowance against our deferred tax assets as we believes the objective and verifiable evidence of our historical pretax net losses outweighs any positive evidence of our forecasted future results. Although we believe that our tax estimates are reasonable, the ultimate tax determination involves significant judgment. We will continue to monitor the positive and negative evidence and will adjust the valuation allowance as sufficient objective positive evidence becomes available. At September 30, 2013, our valuation allowance was $11.6 million.

        We account for uncertain tax positions by recognizing the financial statement effects of a tax position only when, based upon technical merits, it is more likely than not that the position will be sustained upon examination. We recognize potential accrued interest and penalties associated with unrecognized tax positions within our global operations in income tax expense.

Recent Accounting Pronouncements

        Based upon our review of new accounting standards released during the nine months ended September 30, 2013, we did not identify any standard requiring adoption that would have a significant impact on our consolidated financial statements for the period.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk is the risk of loss to future earnings, values or future cash flows that may result from changes in the price of a financial instrument. The value of a financial instrument might change as a result of changes in interest rates, exchange rates, commodity prices, equity prices and other market changes. We do not use derivative financial instruments for speculative, hedging or trading purposes, although in the future we might enter into exchange rate hedging arrangements to manage the risks described below.

Interest Rate Risk

        We are exposed to market risk related to changes in interest rates. Borrowings under our credit facility bear interest at rates that are variable. Increases in the LIBOR or prime rate would increase the amount of interest payable on outstanding borrowings on our line of credit. For the years ended December 31, 2011 and 2012 and the nine months ended September 30, 2013, a 10% change in either the LIBOR or prime rate would not have had a material impact on our consolidated balance sheets or statements of operations.

Foreign Currency Risk

        Our results of operations and cash flows are not subject to fluctuations due to changes in foreign currency exchange rates. We bill our customers in U.S. dollars and receive payment in U.S. dollars, and substantially all of our operating expenses are denominated in U.S. dollars. If we grow sales of our solutions outside the U.S., our agreements with foreign customers may not be denominated in dollars and we may become subject to changes in currency exchange rates.

Inflation Risk

        We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. We continue to monitor the impact of inflation in order to reduce its effects through pricing strategies, productivity improvements and cost reductions. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and results of operations.

BUSINESS

Overview

        Q2 is a leading provider of secure, cloud-based virtual banking solutions. We enable regional and community financial institutions, or RCFIs, to deliver a robust suite of integrated virtual banking services and engage more effectively with their retail and commercial account holders who expect to bank anytime, anywhere and on any device. Our solutions are often the most frequent point of interaction between our RCFI customers and their account holders. As such, we purpose-built our solutions to deliver a compelling, consistent user experience across digital channels and drive the success of our customers by extending their local brands, enabling improved account holder retention and creating incremental sales opportunities.

        Our founding team has provided software solutions to the RCFI market for over 20 years, and they started Q2 with the mission of using technology to help RCFIs succeed and strengthen the communities they serve. We leverage our deep domain expertise to develop highly-secure virtual banking solutions designed to help our customers compete in the complex and heavily-regulated financial services industry. We internally design and develop our solutions around a common platform that tightly integrates our solutions with each other and with our customers' internal and third-party systems. This integrated approach delivers to account holders a unified and robust virtual banking experience across online, mobile, voice and tablet channels and allows for close, lasting relationships. We designed our solutions and data center infrastructure to comply with the stringent security and technical regulations applicable to financial institutions and safeguard our customers and their account holders.

        The RCFI market includes over 13,500 banks and credit unions that compete to provide financial services in the U.S. RCFIs have historically sought to differentiate themselves and create account holder loyalty by providing localized, in-branch banking services and serving as centers of commerce and influence in their communities. However, account holders increasingly engage with their financial services providers across digital channels rather than in physical branches, making it easier for account holders to access competitive financial services and harder for RCFIs to maintain account holder loyalty. Innovation in financial services technologies, the proliferation of mobile and tablet devices and evolving consumer expectations for modern and intuitive user experiences are pressuring RCFIs to deliver advanced virtual banking services to successfully compete and grow.

        RCFIs, unlike larger national banks, typically operate without all of the resources and personnel required to effectively deploy, manage and enhance their own internally-developed virtual banking offerings. In addition, RCFIs are required to spend increasing amounts of time and money complying with rapidly changing federal and state rules and regulations and frequent examinations by regulatory agencies. As a result, RCFIs are challenged to satisfy account holder expectations and compete effectively in what has become a complex and dynamic environment. These challenges often cause RCFIs to rely on disparate, third-party and internally-developed point solutions to deliver virtual banking services. However, many of these solutions provide limited features and functionality or can be expensive and time-intensive to implement, maintain and upgrade.

        According to a January 2013 report published by Celent entitled "IT Spending in Banking, A North American Perspective," U.S. financial institutions are expected to spend $48.9 billion in 2013 on information technology, or IT. Of this amount, the report forecasts that these institutions will spend approximately $11.4 billion on new initiatives, most heavily focused on enhancing their online, mobile, tablet and other self-service banking capabilities. Based on our current prices and virtual banking solutions, we believe that the RCFI market is greater than $3.5 billion annually. Our current RCFI customers represent less than 3% of the 13,570 federally-insured RCFIs in the U.S. with less than $50 billion in assets. We believe we can capture an increasing portion of the IT spend among RCFIs as we continue to grow our customer base and introduce new solutions.

        Our software-as-a-service, or SaaS, delivery model is designed to scale with our customers as they add account holders on our solutions and expand the breadth of virtual banking services they offer. Our SaaS delivery model is also designed to reduce the cost and complexity of implementing, maintaining and enhancing the virtual banking services our RCFI customers provide to their account holders. RCFIs can configure our solutions to function in a manner that is consistent with their specific workflows, processes and controls and personalize the experiences they deliver to their account holders by extending the services and local character of their branches across digital channels.

        We primarily sell subscriptions to our cloud-based solutions through our direct sales organization and recognize the related revenues over the terms of our customer agreements. The initial term of our customer agreements averages over five years, although it varies by customer. Our revenues increase as we add new customers and sell additional solutions to existing customers and as our customers increase the number of account holders on our solutions. We earn additional revenues based on the number of transactions that account holders perform on our virtual banking solutions. We support the efforts of our sales organization through a network of key referral partners, such as the American Bankers Association and Western Independent Bankers.

        As of September 30, 2013, we had over 300 customers with more than 2.9 million retail and commercial users registered on our solutions, and these registered users executed over $145 billion in financial transactions using our solutions during the first nine months of 2013. Our current RCFI customers are in 47 states and include Camden National Bank, Community Bank (Los Angeles, CA), Eli Lilly Federal Credit Union, First Financial Bank (Cincinnati, OH), Peoples Bank of Alabama, Rockland Trust Company, United Heritage Credit Union and Urban Partnership Bank.

        We have achieved significant growth since our inception. We had total revenues of $27.0 million and $41.1 million in 2011 and 2012, respectively, and $29.2 million and $41.2 million for the nine months ended September 30, 2012 and 2013, respectively. We seek to deepen and grow our customer relationships by providing consistent, high-quality implementation and customer support services which we believe drives higher customer retention and incremental sales opportunities within our existing customer base.

        We have invested, and intend to continue to invest, to grow our business by expanding our sales and marketing activities, developing new solutions, enhancing our existing solutions and technical infrastructure and scaling our operations. We incurred net losses of $3.0 million and $8.8 million, in 2011 and 2012, respectively, and $6.0 million and $11.4 million during the nine months ended September 30, 2012 and 2013, respectively.

Industry Background

RCFIs are a substantial and critical part of the economy

        Regional and community banks and credit unions with less than $50 billion in assets comprised 13,570 of the 13,607 federally-insured financial institutions in the U.S., as of September 30, 2013, according to data compiled by BauerFinancial. Further, banking institutions and credit unions with less than $50 billion in assets had assets of $4.3 trillion and $1.0 trillion, respectively, as of September 30, 2013, according to BauerFinancial.

        The U.S. financial services market is intensely competitive, and RCFIs have historically sought to differentiate themselves by providing local, personalized banking services that are responsive to the changing needs and circumstances of their communities. Many RCFIs are locally-owned and obtain deposits and make lending decisions on a local basis. As a result, RCFIs often develop strong, lasting relationships with their account holders and serve as centers of commerce and influence in their communities. According to a 2012 report from the Small Business Administration, small businesses (typically those with fewer than 500 employees) generated 67% of all net new jobs in the U.S. between mid-2009 and 2011 and according to FDIC data as of September 30, 2013, RCFIs underwrote approximately 75% of all loans to these businesses during the first nine months of 2013.

RCFIs must respond to innovations in banking

        According to a 2012 survey conducted by the Independent Community Bankers of America and a 2012 report from the National Credit Union Administration, approximately 96% of U.S. banks and 71% of U.S. credit unions offer online banking services to their retail and commercial account holders. Account holders have increasingly come to expect and rely upon a wider range of online banking services to meet their banking needs. For example, four of the top banking activities—paying bills, viewing balances and transactions, viewing statements and transferring money—are conducted online 60% of the time or more often, according to a 2013 report published by Forrester. By providing online account access and other virtual banking services, financial institutions are able to better engage with and sell more products and services to their account holders through digital channels. To appeal to those account holders who utilize virtual banking services, RCFIs must deliver robust virtual banking capabilities that allow account holders to seamlessly transition between physical branches and digital channels.

        Financial service providers are innovating and expanding the virtual banking services they offer. In recent years, virtual banking services have grown beyond simple account access to view balances and pay bills, to more advanced self-service features such as remote check deposit, peer-to-peer payments and online loan application and approval. To remain competitive, RCFIs must keep pace with the innovation in the financial services industry by frequently enhancing the quality and scope of the virtual banking services they offer.

The proliferation of mobile and tablet devices and evolving consumer expectations for modern and intuitive user experiences increase the challenges of offering virtual banking solutions

        The proliferation of smart mobile and tablet devices expands the channels through which account holders can perform virtual banking activities, decreasing the need to visit physical bank branches. The accelerating adoption of these devices and the extension of virtual banking services to new devices are making it increasingly difficult to provide a consistent, intuitive and personalized user experience and driving the need to provide virtual banking solutions that support new and rapidly changing mobile operating systems and device types. The technical and operational complexities of delivering integrated virtual banking services across multiple operating systems and devices increases the difficulty of providing a consistent, intuitive and personalized user experience.

        Prominent consumer brands such as Amazon, Google and Netflix are continually innovating and shaping consumer expectations by delivering modern, intuitive user experiences across digital channels. We believe the frequency and duration with which consumers visit a website or mobile application is heavily influenced by the quality and ease-of-use of the user experience. As a result, RCFIs must deliver compelling user experiences to satisfy account holder expectations and increase account holder loyalty.

Security is of paramount importance in virtual banking

        The risks of theft and fraud have always existed in banking. However, as the adoption and use of virtual banking services has increased, the incidence of fraud and theft in digital channels has grown substantially. For example, according to a February 2013 report by Javelin, fraud resulting from account takeover attacks exceeded $4.9 billion in 2012, a 69% increase over 2011. In addition, according to the Anti-Phishing Working Group, 291 banking institutions globally were targeted by phishing attacks during the first half of 2013.

        The methods by which criminals seek to commit fraud are constantly changing, requiring financial institutions to continually modify their security strategies. In addition, safeguarding RCFI and account holder funds and information becomes increasingly complex as virtual banking services grow and extend across new channels and devices.

Market dynamics are driving demand for third-party solutions

        RCFIs, unlike larger national banks, typically operate without all of the resources and personnel required to effectively deploy, manage, and enhance their own internally-developed virtual banking service offerings. Following the passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the increased rule-making and examination efforts imposed by federal and state regulatory officials, RCFIs are having to commit additional time and resources to compliance matters. As a result, RCFIs are challenged to operate successfully in what has become a complex and dynamic environment.

        These market dynamics are driving greater demand among RCFIs for modern, intuitive virtual banking solutions from leading third-party providers. According to a January 2013 report published by Celent entitled "IT Spending in Banking, A North American Perspective," U.S. financial institutions are expected to spend $48.9 billion in 2013 on IT. Of this amount, the report forecasts that these institutions will spend approximately $11.4 billion on new initiatives, most heavily focused on enhancing their online, mobile, tablet and other self-service banking capabilities. Based on our current prices and virtual banking solutions, we believe that the RCFI market is greater than $3.5 billion annually. As RCFIs continue to embrace virtual banking, they will need partners who can help them maintain and enhance the level of personalization they can deliver to their account holders in an effort to continue to differentiate themselves. We believe we can capture an increasing portion of the market for RCFI spend on IT, and in particular their spend on new initiatives, as we continue to broaden the scope of our virtual banking solutions by identifying additional solutions that will further benefit and grow our RCFI customers' account holder bases.

Organizations are increasingly transitioning to SaaS providers

        Many organizations are transitioning from solutions which are deployed on-premises under a traditional enterprise license arrangement to cloud-based solutions offered under a SaaS model. In a November 2013 study conducted by Gartner, 44% of organizations stated that they are currently using SaaS in some form and another 44% of organizations indicated they would be using SaaS by the end of 2013. SaaS solutions can provide a number of benefits to RCFIs, such as lower costs of ownership and operation, improved performance and integration, greater flexibility and scalability, easier deployment of upgrades and enhancements and efficient compliance with regulatory requirements. In addition, legacy systems cannot easily handle the introduction of new channels and devices, resulting in ongoing costly and time consuming work to keep pace with rapid technology innovation.

Traditional virtual banking systems have limitations

        Many traditional virtual banking systems were originally developed over a decade ago to address a single type of account holder or specific digital channel such as voice banking. These systems can create the following challenges for RCFIs:

  •
  integrating applications and digital channels from multiple vendors may increase an RCFI's implementation costs, time-to-market or both;

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  managing relationships with multiple vendors may be more time consuming and require greater management infrastructure;

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  operating, supporting and upgrading systems from multiple vendors can be difficult, costly and less secure and generally do not provide for a unified user experience or a comprehensive view of an account holder; and

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  training account holders and internal personnel on the use of different point systems can be challenging, time-consuming and costly.

        The use of multiple point systems for virtual banking can require account holders to maintain different login credentials for their retail and commercial accounts across digital channels and learn and understand different systems. Additionally, the disjointed nature of the underlying workflows, data and terminology caused by the implementation of multiple solutions can lead to decreased account holder adoption, retention and satisfaction. Account holders' adoption, retention and satisfaction can be adversely impacted by the dated user interfaces of older legacy systems.

        We believe innovation in financial services technologies, the proliferation of mobile and tablet devices and evolving consumer expectations for modern and intuitive user experiences, combined with the limitations of traditional systems, create a significant opportunity for a SaaS provider to address the challenges RCFIs face as they seek to increase their level of engagement with account holders across digital channels and drive account holder loyalty. We believe this opportunity creates a substantial and growing market for cloud-based virtual banking solutions that deliver modern, intuitive self-service banking capabilities with a compelling and personalized user experience across digital channels and devices, while complying with regulatory requirements and safeguarding RCFIs and their account holders from fraud and theft.

Our Solutions

        We provide secure, compliant cloud-based software solutions designed to enable RCFIs to grow their account holder bases and increase their profitability and market share by leveraging the power of virtual banking. Our solutions are often the most frequent point of interaction between our RCFI customers and their account holders. As such, we purpose-built our solutions to deliver a compelling, consistent user experience across digital channels and devices, promoting account holder acquisition and retention and creating incremental sales opportunities.

Key Attributes

        Our virtual banking solutions include the following key attributes:

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  Common platform: Our solutions all operate on a common platform that supports the delivery of unified virtual banking services across online, mobile, voice and tablet channels. Our platform provides a single point of management enabling RCFIs to deliver targeted experiences including tailored rights, features and branding to account holders.

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  Tablet-first design: We initially design the features and user experience of our solutions to be optimized for touch-based tablet devices and then extend that design to other digital channels. This design process and the broad feature set available in our common platform enable our solutions to deliver a modern, unified user experience across digital channels.

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  Comprehensive view of account holders: Our cloud-based solutions and common platform provide our RCFI customers with a comprehensive view of account holder access and activity across devices and channels. The understanding and analysis made possible by this comprehensive view enable an enhanced, personalized user experience, real-time risk and fraud assessment and other analytic features that improve the utility of our solutions.

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  Flexible integration: We have developed a highly flexible set of integration tools, enabling the rapid integration of third-party applications and data sources. This large set of internally-

    developed integration tools connects with over 190 third-party applications, allowing us to seamlessly integrate with RCFIs' internal and third-party systems such as account services, payments and imaging.

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  SaaS delivery model: We developed our solutions to be cloud-based, and we host our solutions for substantially all of our RCFI customers. Our customers subscribe and pay for their use of our solutions over time, and our solutions do not require our customers to install any significant technical infrastructure.

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  Regulatory compliance: Our solutions leverage our deep domain expertise and the significant investments we have made in the design and development of our data center architecture and other technical infrastructure to meet the stringent security and technical regulations applicable to financial institutions.

Key Benefits

        We believe our solutions provide the following key benefits to our RCFI customers and their account holders:

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  Delivery of robust virtual banking services across digital channels: Our cloud-based solutions enable our RCFI customers to deliver robust and integrated virtual banking services to their account holders who increasingly expect and appreciate the freedom to bank anytime, anywhere and on any device. Through a single log-in and consistent workflow, users are able to seamlessly conduct retail and commercial transactions across digital channels and devices.

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  Improved and more frequent engagement with account holders: The breadth of our virtual banking solutions and quality of the user experience they provide enable our RCFI customers to increase the frequency and effectiveness of their interactions with account holders. Our customers interact significantly more on average with account holders through our solutions than in physical branches. The frequency of these interactions can strengthen the relationships between account holders and our RCFI customers and help our customers gain a better understanding of the behavior and activities of their account holders to better serve them.

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  Drive account holder loyalty: We believe our RCFI customers are able to drive account holder loyalty by increasing their level of engagement with account holders and consolidating their virtual banking activities on a single platform across devices and digital channels. Our customers are also able to tailor our solutions by offering individually relevant functionality as well as branded, localized user experiences. We believe this further strengthens loyalty by extending account holders' emotional ties to local branches into digital channels.

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  More effective marketing of products and services: Our customers' marketing of their new and existing products and services through our solutions can be more frequent, timely and targeted than through traditional advertising. The ease and availability of communications within these virtual channels also make it easier for account holders to find information about products and services whenever needed.

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  Real-time security: Our customers are better able to identify suspect activities and protect against fraud and theft by monitoring and understanding the behavior and activities of their account holders across channels. Customers leveraging our Risk & Fraud Analytics solution are blocking suspected fraudulent activity in real-time and notifying operations staff and account holders of suspect transactions. By approaching security in this and other ways, our customers can better safeguard their account holders and themselves, reducing risk and protecting their reputations.

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  Lower total cost of ownership: Our SaaS delivery model can reduce the total cost of ownership of our customers by providing on a subscription basis the development, implementation, integration, maintenance, monitoring and support of our cloud-based solutions. Our common platform is designed to support the rapid addition of new services as well as the introduction of new devices and digital channels. As a result, our customers can easily and cost-effectively scale the use of our solutions with their needs as they add account holders and registered users and expand the virtual banking services they offer.

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  Facilitate regulatory compliance: Customers who use our cloud-based solutions are able to satisfy security and technical compliance obligations by relying on the security programs and regulatory certification of our data centers and other technical infrastructure. By doing so, our customers eliminate significant cost and effort associated with building, maintaining and upgrading a regulatory-compliant environment on their own.

Our Business Strengths

        Since our inception, our mission has been to help our RCFI customers succeed and strengthen the communities they serve. As a result, we have remained focused on designing and developing solutions that help them respond to the unique challenges they face. We believe our position as a leading provider of virtual banking solutions to our RCFI customers stems from the following strengths:

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  Our purpose-built solutions lead the RCFI virtual banking market: We built our solutions to address the unique challenges that RCFIs face in providing virtual banking services. Our common platform was created to support the proliferation of mobile and tablet devices and the speed at which their use has become a common part of daily life. Our platform reduces the inefficiencies of traditional point-to-point integration strategies and replaces multiple management consoles with a single unified view of the rules, rights and security involved with operating seamlessly across digital channels. Our solutions enable our RCFI customers to provide a compelling, unified user experience to retail and commercial account holders using a single login anywhere, anytime and on any device.

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  We have a proven track record in the markets we serve: Our founders and management have a track record of successfully building banking technology companies. In addition, our employees have deep domain expertise in financial services and community banking. We utilize this deep industry-specific experience to drive our continued growth and success.

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  Our customer acquisition model is focused and efficient: We focus our customer acquisition efforts exclusively on RCFIs. This market opportunity drives our targeted go-to-market strategy which allows us to effectively direct our sales and marketing efforts. Utilizing the deep industry experience of our management and sales teams, we are able to leverage our relationships with leaders and influencers at many RCFIs as valuable sources of reference and promotion. As a result, our sales professionals are typically able to identify opportunities early and often reduce sales cycle time.

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  We grow our customer relationships over time: Throughout our long-term customer relationships, we employ a structured strategy designed to inform, educate and enhance customer confidence and help our customers identify and implement additional solutions designed to benefit and grow their account holder bases.

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  Our revenues are highly predictable: We generally recognize our revenues over the terms of our customer agreements. The initial term of our customer agreements averages over five years, although it varies by customer. Our long-term agreements and our high customer retention, as well as the growth over time in the number of account holders using our solutions, drive the recurring nature of our revenues and provide us with significant visibility into future revenues. Furthermore, we believe our customer services model drives high retention rates and incremental sales of our solutions.

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  Our award-winning culture drives innovation and customer success: We believe our award-winning, innovation-focused culture and the location of our operations facilitate recruiting and retaining top development, integration and design talent. We are headquartered in Austin, Texas which is a vibrant city that continues to attract an increasing number of young professionals and has close ties to leading research institutions. In each of the past three years, the Austin American Statesman recognized us as one of Austin's "Top Places to Work." Our mission, combined with our focus on delivering cloud-based virtual banking solutions to RCFIs, continue to enable us to attract and retain top talent.

Our Growth Strategy

        We intend to continue to expand our position as a leading provider of cloud-based virtual banking solutions to RCFIs. To accomplish this goal, we are pursuing the following growth strategies:

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  Further penetrate our large market opportunity: We believe RCFIs are increasingly adopting cloud-based virtual banking solutions. Our current customers represent less than 3% of the 13,570 federally-insured RCFIs in the U.S. with less than $50 billion in assets. We intend to further penetrate our large market opportunity and increase our number of RCFI customers through investments in our sales and marketing organization and related activities.

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  Grow revenues by expanding our relationships with existing customers: We believe there is significant opportunity to expand our relationships with existing customers by selling additional solutions such as mobility applications, remote check deposit and mobile bill payment. In addition, our revenues from existing customers continues to grow as these customers increase the number of account holders on our solutions and as the number of transactions these account holders perform on our solutions increases.

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  Continue to expand our solutions and enhance our platform: We believe our history of innovation distinguishes us in the market, and we intend to continue to invest in our software development efforts and introduce new solutions that are largely informed by and aligned with the business objectives of our existing and new customers. For example, based on industry feedback, we recently introduced Q2clarity which provides financial institutions with visibility into when and how their customers are utilizing their virtual banking services. Additionally, we successfully leveraged our common platform and integration capabilities which enabled us to derive rich analytics and build our Risk & Fraud Analytics offering. We plan to continue to expand our analytics capabilities and leverage the data generated on our common platform to further support the strategic initiatives of our existing and new customers.

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  Further develop our partner relationships: We establish key partner relationships with industry-leading providers to optimize our go-to-market strategy and enhance the value of our platform. Our partners typically inform, educate and connect RCFIs with the services and solutions required to deliver new and innovative technology to their account holders. We plan to leverage our partner ecosystem and cultivate new partner relationships, such as our partnerships with the American Banking Association and Western Independent Bankers, to increase the awareness of our solutions.

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  Selectively pursue acquisitions and strategic investments: In addition to continuing to develop our solutions organically, we may selectively pursue acquisitions of and strategic investments in businesses and technologies that will strengthen and expand the features and functionality of our solutions or provide access to new customers.

The Q2 Solutions

        Our solutions allow RCFIs to offer a comprehensive and unified suite of virtual banking services to their account holders. We internally designed and developed our solutions around a common platform that integrates our solutions with each other and RCFIs' other internal and third-party systems and enables virtual banking services to extend across online, mobile, voice and tablet channels. Our common platform architecture, deep integration with other systems and the multi-tenant aspects of our infrastructure, enable us to develop solutions that allow our customers to harness the power of the information within their other systems to gain greater insights and to improve the overall security of their account holders and themselves.

        Our common platform is deployed with the initial installation of our solutions and provides our customers with the following benefits:

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  single-login and multi-layered security across channels and devices;

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  deep integration with numerous other internal and third-party systems within RCFIs;

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  single interface to an RCFI's core transaction processing system;

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  unified user experience and consistent workflows, languages and data;

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  more rapid configurability, development and deployment of new features and functionality; and

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  comprehensive view of account holder activity across channels and devices.

        We leverage the benefits of our common platform to provide our customers the following solutions:

        Q2online: Q2online is our browser-based virtual banking solution. Q2online leverages the integration and other benefits of our common platform to securely deliver comprehensive RCFI-branded virtual banking capabilities such as account access, check balancing, funds transfers, bill pay, processing recurring payments, statement viewing and new products and service applications. Q2online also supports single and batch ACH processing, payroll, state and federal tax payments and domestic and international wires. Q2online also provides our customers with management functionality such as account holder enrollment, password management, permissions, rights management, reports, integrated security as well as feature assignment for online, mobile, voice and tablet banking.

        Q2themes: Q2themes is a personalization solution for Q2online customers. RCFIs can use Q2themes to customize their virtual banking services through personal, local, loyalty- and audience-specific themes, such as language preferences, font styles and designs specific to our customers' account holders.

        Q2mobility App: Q2mobility App is our mobile and tablet virtual banking solution. With Q2mobility App, retail and commercial account holders can access, engage and complete banking transactions such as adding and managing payees, transferring funds, executing single or recurring payments for multiple bank accounts, viewing e-statements or check images and managing other general banking services from their Apple iOS or Android-enabled mobile or tablet device. Q2mobility App uses the native functionality of mobile and tablet devices, such as touch, camera and geo-location to enhance the virtual banking experience of account holders.

        Q2mobile Remote Deposit Capture: Q2mobile Remote Deposit Capture is a partnered solution that allows remote check deposit capture utilizing account holders' camera-ready mobile and tablet devices.

        Q2text: Q2text is our mobile solution designed to enable specific virtual banking activities through the text messaging function of the device. Q2text provides self-service banking to account holders without the use of an app. Q2text enables account holders to check account balances, review transaction histories, transfer funds between accounts and manage alert and notification messaging to their mobile device.

        Q2voice: Q2voice is our voice-based solution for telephones. With Q2voice account holders can use their traditional telephone or mobile phones to conduct voice banking such as checking account balances and transfers. Q2voice also enables our customers to provide alerts, notification, security and completion of an online initiated transaction to their account holders.

        Q2clarity: Q2clarity is our analytics solution for our Q2online customers. Q2clarity leverages cross-channel data and security analysis to provide our customers' executives with a view of key performance indicators, such as solution performance, utilization and account holder interactions.

        Q2 Risk & Fraud Analytics: Q2 Risk & Fraud Analytics is our real-time security analytics solution designed to help our customers detect and block suspect transactions within our virtual banking solutions. Q2 Risk & Fraud Analytics provides both behavioral analytics and policy-based decision prompts for RCFI administrators. Our solution continuously learns account holder behaviors while providing an analysis of transaction activity via easy-to-use case management tools supporting either the authorization or interruption of transactions.

Implementation and Customer Support

        We seek to deepen and grow our customer relationships by providing consistent, high-quality implementation and customer support services which we believe drive higher customer retention and incremental sales opportunities within our existing customer base. We structure our implementation teams to effectively collaborate with the management and technology teams of our customers ensuring the rapid deployment and effective utilization of our solutions. Our implementation teams develop and execute a coordinated implementation plan for our customers centered around five key phases: initiation, configuration, application testing, limited production and production.

        Our customer support personnel serve the comprehensive support-related needs of our customers. Due to the highly-regulated and complex nature of the financial services industry, our implementation and customer support service teams are aided by highly-trained, in-house resources who are knowledgeable about our solutions and the regulatory environment in which our customers operate.

Partner Offerings

        The flexible nature of our common platform allows us to build rapid integrations with RCFIs' internal and third-party systems to support account holder activities and RCFI processes. Our ability to integrate with these systems enables our customers to offer a comprehensive set of retail and commercial functionality to their account holders such as bill payment, personal finance management, online account opening and secure browsing while providing the RCFI a single view of the RCFI's activities and processes such as risk management, fraud detection and account reconciliation. This level of visibility enables our RCFI customers to evaluate the overall efficiency of their virtual banking offerings.

Our Customers

        Our customers represent over 300 of the 13,570 RCFIs in the U.S. with less than $50 billion in assets. Following is a list of some of our current representative customers. These customers are representative of our bank and credit union customers and the geographies in which our customers are located. We also selected these customers since they vary based on the solutions they purchase from us, the types of account holders they have, the amount of assets under management and the number of registered users they have on our solutions. Our customer base is diverse, and no single customer accounted for more than 5% of our revenues in any of the last three years.

AimBank (Levelland, TX)	Horizon Bank (Austin, TX)
Bank of Yazoo City (Yazoo City, MS)	Independent Bank (McKinney, TX)
Broadway Bank (San Antonio, TX)	Pacific Western Bank (San Diego, CA)
Camden National Bank (Camden, ME)	Paragon Bank (Raleigh, NC)
Canandaigua National Bank and Trust (Canandaigua, NY)	Peoples Bank of Alabama (Decatur, AL)
Community Bank (Los Angeles, CA)	Rockland Trust Company (Plymouth, MA)
Eli Lilly Federal Credit Union (Indianapolis, IN)	St. Martin Bank and Trust Company (St. Martinville, LA)
Enterprise Bank and Trust (Clayton, MO)	United Heritage Credit Union (Austin, TX)
First Financial Bank (Cincinnati, OH)	Urban Partnership Bank (Chicago, IL)

Sales and Marketing

        Our sales and marketing organization is responsible for growing our customer base and maintaining and expanding relationships with our existing customers. We sell our virtual banking solutions mainly through our direct sales organization. Our direct sales organization consists of experienced sales professionals who are organized based on several different criteria including geography, account size, type of financial institution and whether a prospect is a new or existing customer. Our sales representatives are supported by our solutions consulting and sales operations teams.

        Our marketing team complements our sales organization through lead generation, brand building, analyst relations and industry research. Our target market is well-defined due to the regulatory classifications of financial institutions. As a result we are able to target our marketing efforts on RCFIs. We focus our marketing efforts on industry-specific tradeshows, publications and digital newsletters as well as referral agreements with strategic industry partners. Our marketing team also conducts primary research to support our industry thought leadership and to identify emerging trends in account holder behavior and virtual banking activities. Our marketing programs target RCFI technology, finance, operations and marketing executives as well as senior business leaders.

Research and Development

        Our focus on innovation has fueled our growth and enables us to provide our customers unified cloud-based virtual banking solutions built on a common platform. We allocate significant resources to developing and improving our platform and virtual banking solutions to meet our customers' evolving virtual banking needs. We monitor and test our solutions regularly, and we maintain a disciplined release process to enhance our existing solutions and introduce new capabilities without interrupting service delivery. We follow state-of-the-art practices in software development and design, including using modern programming languages, data storage systems and other tools. Our multi-tiered architecture enables us to scale, add and modify features quickly in response to changing market dynamics, customer needs and regulatory requirements. Our platform was engineered to support rapid development and deployment of new features to address RCFI needs in the market. We also enable RCFIs to address their market-specific needs via our extension and integration frameworks which is a key aspect of our technology strategy. Workflows and features that we deliver include automated enrollment, product specific payment workflows, loan origination, "save-the-change" programs, targeted marketing and new account opening.

        Our research and development expenses were $3.4 million and $5.3 million for the years ended December 31, 2011, and 2012, respectively, and $3.8 million and $6.3 million for the nine months ended September 30, 2012 and 2013, respectively.

Technology and Operations

        Due to the highly regulated nature of the financial services industry, our platform combines both multi-tenant and single instance aspects. This structure is designed to maximize account holder data security and minimize compliance cost and risks. Our solutions utilize a multi-tiered architecture that allows for scalability, operational simplicity, security and disaster recovery. We have also developed an internal operations and analytics platform that aggregates and leverages customer instance and account holder experience captured within our solutions to drive future innovation and scale.

        We serve our customers from two secure, third-party, American National Standards Institute Tier 3 data center facilities, one located in Nevada and the other located in Texas. We plan on migrating our data center operations in Nevada to a new data center hosting facility in Dallas, Texas by the first half of 2014. Our agreement with the data center provider in Nevada expires in April 2014 and we have the ability to further extend the term of such agreement if necessary to accommodate the planned migration. The anticipated data hosting center in Dallas, Texas is operated by the same third party data center provider as our current Texas data center. Our agreement with the Texas data center provider has a five-year term expiring in May 2018 with respect to the Dallas, Texas-based services and a five-year term expiring May 2017 for our other Texas-based data center services. We believe that our current data centers and the anticipated post-migration data centers have sufficient capacity to meet our anticipated growth for the foreseeable future. Although we utilize third-parties to provide our data center infrastructure, we manage the hardware on which our solutions operate. We utilize industry standard hardware in redundant configurations to minimize service interruptions. We have also purchased a private block of IP address space to simplify and expedite our disaster recovery management operations for our customers.

        Our solutions have had monthly uptimes in excess of 99.9% continuously since January 2012. We continually monitor our infrastructure for any sign of failure, and we seek to take preemptive action to minimize and prevent downtime. Our data centers employ advanced measures to ensure physical integrity and security, including redundant power from multiple substations and cooling systems, fire and flood prevention mechanisms, continual security coverage and biometric readers at entry points as well as perimeter boundary security measures. We have also implemented extensive disaster recovery measures and continue to invest in data center and other technical infrastructure.

        All users are authenticated, authorized and validated before they can access our solutions. Users must have at a minimum, a valid user ID and associated password. Many of our customers also employ other authentication methods such as out-of-band one-time password delivery to log on to our solutions and hardware cryptographic tokens to authorize transactions. Our layered security model allows different groups of users to have different levels of access to our solutions. Our solutions' vulnerability is tested using internal tools prior to release, and an independent third party performs penetration and vulnerability tests on our solutions periodically.

Intellectual Property

        We rely on a combination of patent, trademark, trade secrets and copyright laws, as well as confidentiality procedures and contractual restrictions, to establish, maintain and protect our proprietary rights. As of September 30, 2013, we had one issued patent and one patent application pending in the U.S. Our issued patent, which expires in March 2028, relates to our intellectual property created to address technology integration challenges for community banks and credit unions. We use the software components and methods claimed in this patent to access the data from several different types of RCFIs and to allow us to deliver our online, mobile, tablet, voice and text solutions to their account holders without having to individually integrate each solution with each RCFI's data. Despite substantial investment in research and development activities, we have not focused on patents and patent applications historically. We license third-party technologies, such as bill pay technologies, that are incorporated into some of our solutions.

        The efforts we have taken to protect our intellectual property rights may not be sufficient or effective. It may be possible for other parties to copy or otherwise obtain and use the content of our solutions without authorization. Failure to protect our proprietary rights adequately could significantly harm our competitive position and operating results.

        Companies in the Internet and technology industries, and other patent and trademark holders seeking to profit from royalties in connection with grants of licenses, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. We have received in the past, and will likely in the future, receive notices that claim we have misappropriated or misused other parties' intellectual property rights. There may be intellectual property rights held by others, including issued or pending patents and trademarks, that cover significant aspects of our solutions. Any intellectual property claim against us, regardless of merit, could be time consuming and expensive to settle or litigate and could divert our management's attention and other resources. These claims could also subject us to significant liability for damages and could result in our having to stop using solutions found to be in violation of another party's rights. We might be required or may opt to seek a license for rights to intellectual property held by others, which may not be available on commercially reasonable terms, or at all. Even if a license is available, we could be required to pay significant royalties, which would increase our operating expenses. We may also be required to develop alternative non-infringing solutions, which could require significant effort and expense and which we may not be able to perform efficiently or at all. If we cannot license the intellectual property at issue or develop non-infringing solutions for any allegedly infringing aspect of our business, we may be unable to compete effectively.

Our Competition

        The market for virtual banking solutions is highly competitive. We compete with point solution vendors and core processing vendors, as well as internally-developed solutions. We believe that our deep industry expertise, reputation for consistent, high-quality customer support and our comprehensive and unified cloud-based virtual banking solutions that extend across online, mobile, voice and tablet channels and devices in a secure compliant manner distinguish us from the competition.

        We currently compete with providers of technology and services in the financial services industry, including point system vendors and core processing vendors, as well as systems internally developed by RCFIs. We have a number of point system competitors, including Digital Insight Corporation (currently being acquired by NCR Corporation), First Data Corporation and ACI Worldwide, Inc. in the online, consumer and small business banking space and Fundtech Ltd., ACI Worldwide, Inc., Clear2Pay NV/SA and Bottomline Technologies (de), Inc. in the commercial banking space. We also compete with core processing vendors that provide systems and services such as Fiserv, Inc., Jack Henry and Associates,

Inc. and Fidelity National Information Services, Inc. Many of our competitors have significantly more financial, technical, marketing and other resources than we have, may devote greater resources to the promotion, sale and support of their systems than we can, have more extensive customer bases and broader customer relationships than we have and have longer operating histories and greater name recognition than we have. In addition, many of our competitors expend a greater amount of funds on research and development.

        Although we compete with point system vendors and core processing vendors, we also partner with some of these vendors for certain data and services utilized in our solutions and receive referrals from them. In addition, certain RCFIs have or can obtain the ability to create their own in-house systems, and while many of these systems have difficulties scaling and providing an integrated platform, we still face challenges displacing in-house systems and retaining customers that choose to develop an in-house system.

        We believe the principal competitive factors in our market include the following:

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  alignment with the mission of the RCFIs;

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  ability to provide a single platform for retail and commercial account holders;

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  functionality across online, mobile, voice and tablet channels;

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  cloud-based technology platform and pricing model;

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  ability to quickly integrate with third-party applications and systems;

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  ease of use of the interface, view and login to virtual banking services across channels;

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  design of the account holder experience, including modern, intuitive and touch-centric features;

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  configurability and RCFI branding capabilities;

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  familiarity of workflows and terminology and feature-on-demand functionality;

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  integrated multi-layered security and compliance of solutions with regulatory requirements;

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  quality of implementation, integration and support services;

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  domain expertise and innovation in banking technology;

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  ability to innovate and respond to customer needs rapidly; and

  •
  rate of development, deployment and enhancement of software.

        We believe that we compete favorably with respect to these factors within the RCFI market for virtual banking solutions, but we expect competition to continue and increase as existing competitors continue to evolve their offerings and as new companies enter our market. Many of our competitors have substantially greater financial, technical and other resources and have greater flexibility in bundling and pricing competing solutions. To remain competitive, we believe we must continue to invest in research and development, sales and marketing, customer support and our business operations generally.

Employees

        As of September 30, 2013, we had 400 employees, all of which are located in the U.S. We consider our current relationship with our employees to be good. None of our employees are represented by a labor union or are a party to a collective bargaining agreement.

Culture

        Since our inception, our culture has been rooted in our mission to help our RCFI customers be more successful and better serve their communities. We believe our passion, dedication and commitment towards this mission is a significant differentiator for us with RCFIs and our employees. We share our culture through our customer interactions, employee functions and collaborative and educational customer events like our client conference, user groups and collaboration focus groups. In each of the past three years, the Austin American Statesman recognized us as one of Austin's "Top Places to Work," and approximately 50% of our newly-hired employees in 2013 were referred by existing employees.

        Presented with regular opportunities to help RCFIs more successfully compete and grow, we seek out ways to enhance our culture and our ability to make a difference for our customers and their account holders. Our culture is visible across our organization and highlighted through a host of initiatives, programs and committees including the following:

  •
  our employee led committees of culture, wellness, green, cares and communications help create opportunities for employees to come together around important causes to make a difference in the work place and local communities;

  •
  our project renaissance and project base camp initiatives promote the hiring of broad and non-traditional engineering and project management talent;

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  our emerging leaders management training program identifies and cultivates new and emerging leadership talent within our organization; and

  •
  our flexible work spaces promote a collaborative, high-energy work environment and help facilitate team-based problem solving and cross-departmental learning.

Government Regulation

        As a technology service provider to banks and credit unions, we are not required to be chartered by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the National Credit Union Administration or other federal or state agencies that regulate or supervise our customers and other providers of financial services.

        Our customers and prospects are subject to extensive and complex regulations and oversight by federal and state regulatory authorities. These laws and regulations are constantly evolving and affect the conduct of our customers' operations and, as a result, our business. For instance, in 2010 the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. The Dodd-Frank Act introduced substantial reforms to the supervision and operation of the financial services industry, including introducing changes that:

  •
  affect the oversight and supervision of financial institutions;

  •
  introduce more stringent regulatory capital requirements;

  •
  implement changes to corporate governance and executive compensation practices; and

  •
  require significant rule-making.

        The Dodd-Frank Act also established a new federal interagency council called the Financial Stability Oversight Council, or FSOC, and a new federal bureau called the Consumer Financial Protection Bureau, or CFPB. The FSOC monitors and assesses systemic risk to the safety of the U.S. financial system and coordinates the actions of the various regulatory agencies on those issues. The CFPB is empowered to conduct rule-making and supervision related to, and enforcement of, federal consumer financial protection laws. The Dodd-Frank Act has generated, and will continue to generate, numerous new regulations that will impact the financial services industry. It is difficult to predict the extent to which the Dodd-Frank Act, the FSOC, the CFPB or the resulting regulations will impact our business or the businesses of our current and potential customers.

        Our solutions must enable our customers to comply with other applicable requirements such as the following:

  •
  the Electronic Funds Transfer Act;

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  the Electronic Signatures in Global and National Commerce Act;

  •
  federal and state usury laws;

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  the Gramm-Leach-Bliley Act;

  •
  laws against unfair, deceptive, or abusive acts or practices;

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  the Privacy of Consumer Financial Information regulations;

  •
  the Guidance on Supervision of Technology Services Providers promulgated by the Federal Financial Institutions Examination Council, or FFIEC;

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  the Guidance on Outsourcing Technology Services promulgated by the FFIEC; and

  •
  other state and local laws and regulations.

        We are subject to periodic examination by banking regulators under the authority of the FFIEC under its Guidance on the Supervision of Technology Services Providers and the Gramm-Leach-Bliley Act of 1999, and other federal and state laws that apply to technology service providers as a result of the services we provide to the institutions they regulate. As an independent technology service provider, we are examined by federal financial regulators on a rotating basis. These examinations are based on guidance from the FFIEC, which is a formal interagency body empowered to prescribe uniform principles, standards and report forms for the examination of financial institutions and to make recommendations to promote uniformity in the supervision of financial institutions. The examinations cover a wide variety of subjects, including our management, acquisition and development activities, support and delivery, IT audits, as well as our disaster preparedness and business recovery planning. The banking regulators that make up the FFIEC have broad supervisory authority to remedy any shortcomings identified in an examination. Following an examination, our financial institutions customers may request an executive summary of the examination through their lead examination agency.

        The Dodd-Frank Act granted the CFPB authority to promulgate rules and interpret certain federal consumer financial protection laws, some of which apply to the solutions we offer. In certain circumstances, the CFPB also has examination and supervision powers with respect to service providers who provide a material service to a financial institution offering consumer financial products and services.

        The compliance of our solutions with these requirements depends on a variety of factors, including the functionality and design of our solutions, the classification of our customers, and the manner in which our customers and their account holders utilize our solutions. For example, we are subject to the privacy and confidentiality provisions of the Gramm-Leach-Bliley Act and its implementing regulations. In order to comply with our obligations under these laws, we are required to implement operating policies and procedures to protect the privacy and security of our customers' and their account holders' information and to undergo periodic audits and examinations.

Facilities

        Our principal executive offices are located in Austin, Texas, where we lease approximately 86,000 square feet of office space under a lease with an initial term that expires on April 30, 2021, with the option to extend the lease for an additional five year term. We also lease office space near Atlanta, Georgia. We believe our current facilities will be adequate for our needs for the foreseeable future.

Legal Proceedings

        From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, if determined adversely to us, would have a material adverse effect on us.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth information regarding our executive officers and directors.

Name	Age	Position
Matthew P. Flake	42	Chief Executive Officer, President and Director
Jennifer N. Harris	46	Chief Financial Officer
Adam D. Anderson	42	Executive Vice President and Chief Technology Officer
John E. Breeden	41	Executive Vice President of Operations
Barry G. Benton	51	Senior Vice President, General Counsel and Secretary
William M. Furrer	46	Senior Vice President of Product and Marketing
Stephen C. Soukup	46	Senior Vice President of Sales
R. H. "Hank" Seale, III(1)	51	Founder and Executive Chairman
Michael M. Brown(1)(2)(3)	41	Director
Jeffrey T. Diehl(2)(3)	43	Director
Charles T. Doyle(1)(3)	79	Director
Michael J. Maples, Sr.(1)	71	Director
James R. Offerdahl(3)	57	Director
Carl James Schaper(2)(4)	62	Director

(1)
Member of Information Systems Audit Committee

(2)
Member of Compensation Committee

(3)
Member of Financial Audit Committee

(4)
Lead Independent Director

Executive Officers

        Matthew P. Flake has served as our President since March 2008, the Chief Executive Officer of Q2 Software, Inc., our sole operating subsidiary, since December 2011 and Q2 Holdings' Chief Executive Officer and a member of our board of directors since October 2013. From June 2005 until March 2008, Mr. Flake served as our Vice President of Sales. Mr. Flake previously served as a Regional Sales Director at S1 Corporation, a provider of Internet-based financial services solutions from 2002 until May 2005. Prior to that, Mr. Flake was a Regional Sales Manager for Q-Up Systems, Inc., a provider of interactive web-based solutions for community banks and credit unions from August 1999 until 2002. Mr. Flake holds a B.A. in Business from Baylor University. Mr. Flake's extensive experience in the community banking industry and his perspective as our head of sales for multiple years and current Chief Executive Officer make him a valuable member of our board of directors.

        Jennifer N. Harris has served as our Chief Financial Officer since December 2013. From March 2013 to December 2013, Ms. Harris served as our Vice President and Corporate Controller. Prior to joining us, Ms. Harris was the Interim Corporate Controller for Blackbaud, Inc., a provider of software solutions to nonprofit organizations and educational institutions, from May 2012 until November 2012. From April 2005 until May 2012, Ms. Harris held various financial positions with Convio, Inc., a provider of SaaS constituent engagement solutions, most recently as Vice President, Controller and Principal Accounting Officer, from October 2010 until May 2012, when Convio was acquired by Blackbaud. From November 1998 until April 2005, Ms. Harris held a variety of financial positions with Motive, Inc., a provider of service management software for broadband and mobile data services, most recently as Director of Finance and Administration and Corporate Treasurer from April 2003 until April 2005. Ms. Harris holds a B.S. in Business from Indiana University.

        Adam D. Anderson has served as our Executive Vice President since November 2011 and Chief Technology Officer since December 2010. From May 2006 until December 2010, Mr. Anderson served as our Chief Information Officer. Prior to joining us, Mr. Anderson held the position of Vice President, Engineering and Support of CipherTrust, Inc., a provider of security solutions for inbound and outbound messaging threats, from November 2003 until May 2006. From July 2001 until November 2003, Mr. Anderson served as Senior Director, Technology Services for S1 Corporation. From November 2000 until July 2001, Mr. Anderson was Vice President, Internet Operations for Q-Up Systems, Inc. Mr. Anderson holds a B.A. in Economics from Indiana University. He has also completed graduate work in Computational Economics at The University of Texas at Austin.

        John E. Breeden has served as our Executive Vice President of Operations since February 2013. From November 2011 until February 2013, he served as our Senior Vice President of Implementations. Prior to joining us, Mr. Breeden was Vice President of Corporate Services for Activant Solutions Inc., a provider of business management solutions, from October 2007 until July 2011. Mr. Breeden also served as Activant Solutions' Vice President of Information Technology from June 2005 until October 2007, and its Director of Corporate Planning from October 2002 until June 2005. From January 2002 until October 2002, Mr. Breeden was an enterprise software and process optimization consultant for The North Highland Company, a consulting firm. From January 2001 until January 2002, Mr. Breeden held the position of Product Manager for Claria Corporation, an advertising software company. Mr. Breeden holds a B.B.A. in Finance from The University of Texas at Austin.

        Barry G. Benton has served as our Senior Vice President, General Counsel and Secretary since October 2013 and as our General Counsel since January 2011. Prior to joining us, Mr. Benton was in private practice representing us, as well as a number of other large and small business owners and financial institutions in a variety of aspects of their operations, including debt and equity financings, commercial real estate and mergers and acquisitions from January 2009 until October 2010. From September 1995 until January 2009, Mr. Benton was a partner in private practice with various law firms, most recently with Glast, Phillips & Murray, PC from August 2003 until January 2009. Mr. Benton is a past committee member of the Commercial Financial Services Committee of the Business Section of the State Bar of Texas and prior member of the Texas Association of Bank Counsel. Mr. Benton holds a J.D. from St. Mary's University School of Law and a B.A. in Political Science from Texas Tech University.

        William M. Furrer has served as our Senior Vice President of Product and Marketing since July 2013 and served as our Senior Vice President of Marketing from February 2013 until July 2013. Prior to joining us, Mr. Furrer was President of IF Marketing and Advertising, a full service interactive marketing and advertising agency specializing in brand development and integrated marketing campaigns, from July 2001 until January 2013. From September 1999 until December 2001, Mr. Furrer held a number leadership positions with Q-Up Systems, Inc., including sales engineer, relationship management and web technologies product management. From April 2000 until December 2001, Mr. Furrer was Director of Web Technologies for S1 Corporation. Mr. Furrer holds a B.A. in English from Virginia Tech.

        Stephen C. Soukup has served as our Senior Vice President of Sales since April 2013 and served as our Vice President of Direct Sales from October 2012 until April 2013. Prior to joining us, Mr. Soukup held a number of sales leadership positions at Intuit Inc., a provider of business and financial management solutions, including roles in direct sales, relationship management and alliances from April 2007 to October 2012. From April 2002 until April 2007, Mr. Soukup served as Senior Director of Relationship Management for S1 Corporation. From June 2000 until April 2002, Mr. Soukup was Business Development Manager for Getronics NV, a provider of branch automation systems and managed desktop and network technology services. Mr. Soukup holds an M.B.A. from Boston University and a B.S. in Finance from Boston College.

Board of Directors

        R. H. "Hank" Seale, III is our founder and Executive Chairman of our board of directors and has overseen our growth from inception. Mr. Seale served as our President and Chief Executive Officer from March 2005 until October 2013. Mr. Seale previously founded Q-Up Systems, Inc. in 1997, serving as Chairman and Chief Executive Officer until its sale in April 2000 to S1 Corporation. Mr. Seale served as Chief Executive Officer of S1 Corporation's Community and Regional Solutions Group from April 2000 until August 2001. In February 1991, Mr. Seale co-founded Regency Voice Systems, a provider of voice banking solutions to community banks, which was acquired by Transaction System Architects in May 1997. Mr. Seale currently serves on the board of directors of CoreTrac, Inc. and RealMassive, Inc. and is President of Seale, Inc., the general partner of R.H.S. Investments-I, L.P. Mr. Seale holds a B.S. in Agricultural Economics from Texas Tech University. Mr. Seale's perspective as our founder, former Chief Executive Officer, and a successful entrepreneur in the community banking and credit union industries make him a valuable member of our board of directors and our Information Systems Audit Committee, or IS Audit Committee.

        Michael M. Brown has been a member of our board of directors since March 2013. Mr. Brown is a General Partner at Battery Ventures, a private equity and venture capital firm focused on technology companies, which he joined in December 1998. Mr. Brown serves on a number of private company boards. Mr. Brown was previously a member of the High Technology Group at Goldman, Sachs & Co. from 1996 until 1998 and worked as a Financial Analyst within Goldman's Financial Institutions Group from 1994 until 1996. Mr. Brown holds a B.S. in Finance and International Business from Georgetown University. Mr. Brown's extensive experience advising growth-stage Internet and software companies, and his financial expertise, make him a valuable member of our board of directors and Compensation, Financial Audit and IS Audit Committees.

        Jeffrey T. Diehl has been a member of our board of directors since July 2007. Mr. Diehl is a Partner at Adams Street Partners, LLC, a private equity firm, which he joined in November 2000. Mr. Diehl serves on a number of private company boards. From 1997 until 2000, Mr. Diehl served as a Principal for the Parthenon Group, a strategy consulting and principal investing firm. Mr. Diehl holds an M.B.A. from Harvard Business School and a B.S. in Finance from Cornell University. Mr. Diehl's extensive experience as an investor in, and board member of, a variety of venture and growth-oriented companies in the software, IT-enabled business services and consumer Internet/media sectors brings valuable insight to our board of directors and Compensation and Financial Audit Committees.

        Charles T. Doyle has been a member of our board of directors since May 2011. Mr. Doyle is a former member of the board of directors of Visa Inc., Visa U.S.A., and Visa International. He also previously served on the boards of directors of a number of private companies in the payments industry. Among his many banking affiliations over the years, Mr. Doyle served as the first community banker on the Federal Advisory Council to the Board of Governors of the Federal Reserve and as a Director of the Federal Reserve Bank in Dallas, Texas. He is a past president and former member of the board of directors of Independent Community Bankers Association of America, served on the Advisory Board of the Southwestern School of Banking at Southern Methodist University, and is a former board member of the Texas Tech University School of Banking. Mr. Doyle co-founded and served six years as Chairman of ICBA Bancard, Inc., a national credit card network of community banks. He is currently the chairman of the board of directors of Texas First Bank and Texas Independent Bancshares, Inc. He is also a member of the board of directors of the Independent Bankers Association of Texas Education Foundation. Mr. Doyle holds an M.B.A. from the University of Houston and a B.B.A. from the University of Oklahoma. Mr. Doyle's distinguished career in government and in the payments and banking industries makes him a valuable member of our board of directors and Financial Audit and IS Audit Committees.

        Michael J. Maples, Sr. has been a member of our board of directors since February 2012. Mr. Maples held various management positions at Microsoft Corporation, a software products and services company, from April 1988 to July 1995, including Executive Vice President of the Worldwide Products Group. As a member of the Office of the President at Microsoft from 1991 to his retirement in July 1995, Mr. Maples reported directly to the Chairman. Previously, Mr. Maples served as Director of Software Strategy for International Business Machines Corp., a technology and consulting corporation. Mr. Maples currently serves on the boards of directors of Lexmark International, Inc., a laser printer and enterprise software company, Sonic Corp., an operator and franchisor of drive-in restaurants, and Multimedia Games Holding Company, Inc., a gaming technology company. Mr. Maples holds an M.B.A. from Oklahoma City University and a B.S. in Electrical Engineering from the University of Oklahoma. Mr. Maples' extensive management and financial experience in technology companies and corporate governance experience through service on other boards of directors make him a valuable member of our board of directors and IS Audit Committee.

        James R. Offerdahl has been a member of our board of directors since December 2010. Mr. Offerdahl currently serves as Chief Financial Officer of Bazaarvoice, Inc., a provider of online rating and review solutions to brands and retailers worldwide, which he joined in January 2013. Mr. Offerdahl served as the Chief Financial Officer and Vice President of Administration of Convio, Inc., a provider of on-demand constituent engagement solutions, from February 2005 until it was acquired by Blackbaud, Inc. in May 2012. From August 2001 to April 2004, Mr. Offerdahl was President and Chief Executive Officer of Traq-Wireless, Inc., a provider of on-demand mobile resource management software and services. From 1998 to 2001, Mr. Offerdahl served as Chief Operating Officer and Chief Financial Officer of Pervasive Software, Inc., a developer and marketer of data management solutions, and as Chief Financial Officer from 1996 to 1998. From 1993 to 1996, Mr. Offerdahl was the Chief Financial Officer and Vice President of Administration of Tivoli Systems, Inc., a developer and marketer of systems management software, which was acquired by International Business Machines Corp. in March 1996. Mr. Offerdahl holds an M.B.A. in Management and Finance from the University of Texas at Austin and a B.S. in Accounting from Illinois State University. Mr. Offerdahl's extensive experience managing technology and software companies, and his financial expertise, make him a valuable member of our board of directors and Financial Audit Committee.

        Carl James Schaper has been a member of our board of directors since December 2011. Mr. Schaper currently serves on the board of directors of BMC Software, Inc., an IT management solutions company. Since December 2010, Mr. Schaper has served as Chairman of the board of directors of Infor Global Solutions, a provider of business software and solutions, which he founded in February 2002. Prior to that, Mr. Schaper served as Chairman, President and Chief Executive Officer of Infor from February 2002 to December 2010. Since January 2000, Mr. Schaper has been an Operating Partner of Golden Gate Capital, a private equity firm. Mr. Schaper also serves on the boards of directors of Attachment Corp., the University of South Carolina (USC) Garnet Way Council and the USC Educational Foundation. Mr. Schaper also held the roles of Chairman and Chief Executive Officer of Primis Corporation, Chief Operating Officer of Medaphis Corporation, and Chief Operating Officer of Dun and Bradstreet Software Services, Inc. Mr. Schaper holds a B.A. in Journalism from the University of South Carolina. Mr. Schaper's extensive management experience in the software and technology marketplace provides valuable industry knowledge and management experience to our board of directors and Compensation Committee.

        Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

        In addition to the information presented above regarding each director's specific experience, qualifications, attributes and skills, we also believe that all of our directors have demonstrated business acumen, ethical integrity and an ability to exercise sound judgment, as well as a commitment of service to us and our board of directors.

Board Composition and Selection Arrangements

        Our board of directors currently consists of eight members. Each of our current directors will continue to serve until the election and qualification of his successor, or his earlier death, resignation or removal. Each of Messrs. Brown, Diehl, Doyle, Flake, Maples, Offerdahl, Schaper and Seale was elected to our board of directors according to the provisions of our current voting agreement, which entitles certain holders of our capital stock to elect directors. This right and the voting agreement will terminate upon the completion of this offering, and there will be no further obligation to which we are a party regarding the election of our directors.

Director Independence

        In October 2013, our board of directors undertook a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that Messrs. Brown, Diehl, Doyle, Maples, Offerdahl and Schaper are "independent directors" as defined under SEC rules and regulations.

Lead Independent Director

        In December 2013, our board of directors designated Mr. Schaper as our lead independent director. As our lead independent director, Mr. Schaper will preside over periodic meetings of our independent directors, serve as a liaison between our Executive Chairman and the independent directors and perform such additional duties as our board of directors may otherwise determine and delegate.

Committees of Our Board of Directors

        Our board of directors has a Financial Audit Committee, a Compensation Committee and an Information Systems Audit Committee, which have the composition and responsibilities described below. We will establish a Nominating and Corporate Governance Committee in connection with the completion of this offering.

Financial Audit Committee

        Our Financial Audit Committee is responsible for, among other things:

  •
  appointing, compensating, retaining and overseeing our independent auditors;

  •
  approving the audit and non-audit services to be performed by our independent auditors;

  •
  reviewing, with our independent auditors, all critical accounting policies and procedures;

  •
  reviewing and discussing with management and the independent auditor our annual audited financial statements and any certification, report, opinion or review rendered by the independent auditor;

  •
  reviewing with management and the independent auditor the adequacy and effectiveness of our internal control structure and procedures for financial reports;

  •
  reviewing and investigating conduct alleged to be in violation of our code of conduct and establishing procedures for our receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

  •
  preparing the Financial Audit Committee report required in our annual proxy statement;

  •
  reviewing the appointment, organization, budget, staffing and charter of the internal audit function, and the annual internal audit plan, and reviewing with management any reports of the internal audit function; and

  •
  reviewing and evaluating, at least annually, its own performance and the adequacy of its charter.

        Our Financial Audit Committee is currently composed of Messrs. Brown, Diehl, Doyle and Offerdahl. Mr. Offerdahl has been appointed to serve as the chairperson of our Financial Audit Committee. In October 2013, our board of directors determined that each of Messrs. Brown, Diehl, Doyle and Offerdahl is independent under the applicable requirements of the SEC rules and regulations. Our board of directors also determined that each of Messrs. Brown, Diehl, Doyle and Offerdahl meet the requirements for financial literacy and sophistication under the applicable requirements of the SEC rules and regulations, and that Mr. Offerdahl qualifies as an "audit committee financial expert," under the applicable requirements of the SEC rules and regulations.

        Our Financial Audit Committee has adopted a Financial Audit Committee charter to be effective upon the completion of this offering. We believe that the composition of our Financial Audit Committee, and our Financial Audit Committee's charter and responsibilities, will comply with the applicable requirements of the SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee

        Our Compensation Committee is responsible for, among other things:

  •
  reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

  •
  reviewing and approving the salaries, bonuses, incentive compensation, equity awards, benefits and perquisites of our Chief Executive Officer and our other executive officers;

  •
  recommending the establishment and terms of our incentive compensation plans and equity compensation plans, and administering such plans;

  •
  recommending compensation programs for directors;

  •
  preparing disclosures regarding executive compensation and any related reports required by the rules of the SEC;

  •
  making and approving grants of options and other equity awards to all executive officers, directors and all other eligible individuals; and

  •
  reviewing and evaluating, at least annually, its own performance and the adequacy of its charter.

        Our Compensation Committee is currently composed of Messrs. Brown, Diehl and Schaper, each of whom is a non-employee member of our board of directors. Mr. Schaper has been appointed to serve as the chairperson of our Compensation Committee. In October 2013, our board of directors determined that each member of our Compensation Committee is independent under the applicable requirements of the SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code.

        Our board of directors has adopted a Compensation Committee charter to be effective upon the completion of this offering. We believe that the composition of our Compensation Committee, and our Compensation Committee's charter and responsibilities, will comply with the applicable requirements of the SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee is responsible for, among other things:

  •
  assisting our board of directors in identifying qualified director nominees and recommending nominees for each annual meeting of stockholders;

  •
  developing, recommending and reviewing corporate governance principles applicable to us;

  •
  consult with our Financial Audit Committee regarding, and periodically review, our code of business conduct and ethics;

  •
  assisting our board of directors in its evaluation of its performance and the performance of each of its committees; and

  •
  reviewing and evaluating, at least annually, its own performance and the adequacy of its charter.

        Our Nominating and Corporate Governance Committee is currently composed of Messrs.             , and            . Mr.             has been appointed to serve as the chairperson of our Nominating and Corporate Governance Committee. In            , our board of directors determined that each of these individuals is independent under the applicable requirements of the SEC rules and regulations.

        Our board of directors has adopted a Nominating and Corporate Governance Committee charter to be effective upon the completion of this offering. We believe that the composition of our Nominating and Corporate Governance Committee and our Nominating and Corporate Governance Committee's charter and responsibilities will comply with the applicable requirements of the SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Information Systems Audit Committee

        Our Information Systems Audit Committee, or IS Audit Committee, is responsible for, among other things:

  •
  monitoring and oversight of response to, and compliance with, regulatory requirements, requests and orders;

  •
  overseeing the adequacy, efficacy, and implementation of our compliance audit plan;

  •
  approving and overseeing our major information systems projects that establish and prioritize information systems standards and overall performance;

  •
  reviewing the adequacy and allocation of our information systems resources in terms of funding, personnel, equipment and service levels;

  •
  reviewing, discussing with management and overseeing the implementation, monitoring and testing of our information systems security program and business continuity plan; and

  •
  reviewing and evaluating, at least annually, its own performance and the adequacy of its charter.

        Our IS Audit Committee is currently composed of Messrs. Brown, Doyle, Maples and Seale. Mr. Doyle has been appointed to serve as the chairperson of our IS Audit Committee. Our IS Audit Committee has a charter which was adopted by our board of directors.

        Following the completion of this offering, the full text of our Financial Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and IS Audit Committee charters will be posted on the investor relations portion of our website at http://www.q2ebanking.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus.

Code of Business Conduct and Ethics

        Our board of directors has adopted a code of business conduct and ethics. The code applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), directors and consultants. Following the completion of this offering, the full text of this code will be posted on the investor relations portion of our website at http://www.q2ebanking.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus.

Director Compensation

        The following table presents compensation information for fiscal 2013 paid to, or accrued for, each of the non-employee members of our board of directors. The table excludes Mr. Seale, who is a named executive officer and did not receive any compensation from us in his role as a director in 2013, and Mr. Flake, who is a named executive officer and who joined our board of directors in October 2013 and did not receive any compensation from us in his role as a director in 2013.

Name	Fees Earned or Paid in Cash	Option Awards(5)	All Other Compensation	Total
Michael M. Brown	$—	$—	$—	$—
Jeffrey T. Diehl	—	—	—	—
Charles T. Doyle(1)	5,000	—	—	5,000
Michael J. Maples(2)	10,000	—	—	10,000
James R. Offerdahl(3)	5,000	—	—	5,000
Carl James Schaper(4)	100,000	492,063	—	592,063

(1)
During 2013, Mr. Doyle was compensated $1,000 per meeting attended, with a cap of $5,000 per year. Mr. Doyle has directed us to contribute all of his board of director fees, including the $5,000 he earned during 2013 to a charity specified by him in his name. As of December 31, 2013, Mr. Doyle had 12,500 shares underlying option awards outstanding.

(2)
During 2013, Mr. Maples was compensated $2,500 per calendar quarter for his service on the board of directors. As of December 31, 2013, Mr. Maples had 68,000 shares underlying option awards outstanding.

(3)
During 2013, Mr. Offerdahl was compensated $1,000 per meeting attended, up to $5,000 per year. As of December 31, 2013, Mr. Offerdahl had 34,865 shares underlying option awards outstanding.

(4)
During 2013, Mr. Schaper was compensated $100,000 for his service on the board of directors, including providing advisory services to our executive officers. As of December 31, 2013, Mr. Schaper had 411,000 shares underlying option awards outstanding.

(5)
Amounts represent the aggregate grant date fair value of stock options granted during the year computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 2 to our consolidated financial statements included elsewhere in this prospectus. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

        Prior to this offering, we have not compensated our non-employee directors who are affiliated with our stockholders for their service on our board of directors. We do, however, reimburse our directors for expenses associated with attending meetings of our board and meetings of committees of our board. In addition, we have entered into letter agreements with our non-employee directors who are not affiliated with our stockholders. Such letters set forth the terms of the cash compensation to be received for services as directors including members of committees of our board of directors and the terms of the stock options to purchase shares of our common stock. The shares subject to the options granted to our directors vest 1/4th on the one year anniversary of the commencement of service as a director with an additional 1/48th vesting monthly thereafter, subject to continued service of the director. Upon a change of control (as defined in our 2007 Plan), 100% of the unvested shares will immediately vest. In addition, Messrs. Maples and Schaper's letter agreements provide that part of their service as directors includes providing strategic advisory services to certain of our executive officers.

        We intend to adopt a policy pursuant to which, following the completion of this offering, each non-employee director who is not affiliated with any of our stockholders will receive an annual fee of $            . Independent non-employee directors will receive an additional $            annually for serving on our Financial Audit Committee, an additional $             annually for serving on our Compensation Committee, an additional $            annually for serving on our Nominating and Corporate Governance Committee and an additional $            annually for serving on the IS Audit Committee. The chairman of our Financial Audit Committee will receive an additional $            annually, the chairman of our Compensation Committee will receive an additional $            annually, the chairman of our Nominating and Corporate Governance Committee will receive an additional $            annually, the chairman of our IS Audit Committee will receive an additional $            annually and our lead independent director will receive an additional $            annually. We intend to adopt a program pursuant to which, following the completion of this offering, our independent non-employee directors will receive equity awards. Members of our board of directors will continue to be reimbursed for travel and other out-of-pocket expenses in connection with attending meetings.

Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table presents compensation information for fiscal 2013 and 2012 paid to or accrued for our principal executive officers and for fiscal 2013 paid to our two other most highly compensated persons serving as executive officers as of December 31, 2013. We refer to these executive officers as our "named executive officers."

Name and Principal Position	Year	Salary	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
R.H. "Hank" Seale, III(1)	2013	$150,000	$—	$121,900	$18,010	$289,910
Founder, Executive Chairman and Former President and Chief Executive Officer	2012	154,167	—	99,100	19,666	272,933
Matthew P. Flake	2013	300,000	—	182,850	10,042	492,892
President and Chief Executive Officer	2012	272,115	—	139,979	11,043	423,137
William M. Furrer(5)	2013	193,333	264,800	73,040	2,297	533,470
Senior Vice President of Product and Marketing
Stephen C. Soukup(5)	2013	206,250	227,638	211,156	9,232	654,276
Senior Vice President of Sales

(1)
Mr. Seale served as our President and Chief Executive Officer until his resignation from such roles in October 2013.

(2)
Amounts represent the aggregate grant date fair value of stock options granted during the year computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 2 to our consolidated financial statements included elsewhere in this prospectus.

(3)
Includes quarterly amounts earned under our 2013 Executive Bonus Plan, or the 2013 Bonus Plan, and paid during 2013 and in January 2014.

The 2013 Bonus Plan provided for the amounts earned to be based on the following metrics:

	Weighting of Component as a % of Bonus Payment
Component	Mr. Seale and Mr. Flake	Mr. Furrer	Mr. Soukup
Bookings	50%	75%	100%
Delivered Revenue	20%	25%
Gross Margin	30%

The bookings component consisted of monthly recurring bookings revenue based on committed or contracted levels in our customer agreements, with an exclusion for one-time services. The delivered revenue component consisted of all revenue other than monthly recurring revenue that is delivered and recognized during 2013 and included subscription, implementation and one-time services fees, but excluded any customer termination payments and changes to revenue as a result of accounting policy changes or adjustments. The gross margin component consisted of our gross margin calculated in accordance with GAAP, but excluding capitalization and amortization. These components were measured against our 2013 annual budget approved by our board of directors. The 2013 Bonus Plan provided for a single annual payout opportunity for Messrs. Seale, Flake and Furrer, and for quarterly payout opportunities for Mr. Soukup.

The payouts under the 2013 Bonus Plan were based on our performance as a company within a range of each component's target. For Messrs. Seale, Flake and Furrer, no incentive payment was earned for performance below the target minimum and the maximum bonus was to be earned at the target maximum. The range and target for each component applicable to Messrs. Seale, Flake and Furrer are set forth in the following table:

Achievement Level	Percentage of Bookings and Delivered Revenue Component Attained	Percentage of Gross Margin Component Attained	Corresponding Weighted Payout Percentage Per Component
Minimum	85%	90%	50%
At target	100%	100%	100%
Maximum	120%	120%	150%

In January 2014, our Compensation Committee modified the gross margin component of the 2013 Bonus Plan to exclude certain costs we had incurred in connection with this offering and one-time investments in our business. Such modification applied to Messrs. Seale and Flake.

For Mr. Soukup, the 2013 Bonus Plan provided that, for any quarter, Mr. Soukup became eligible for a payment of 50% of quarterly target at 85% attainment of the applicable quarterly bookings metric, with increasing payout eligibility, including overachievement, depending upon the level of attainment of the applicable quarterly bookings metric, with payment of 100% of the quarterly target at 100% attainment of the applicable quarterly bookings metric. Mr. Soukup was eligible for overachievement payments of up to 2.5% of quarterly target for every additional 1% of attainment above 100% of the applicable quarterly bookings metric. Overachievement for any quarter was not payable on the payment date for such quarter, but required that it first be used to offset any underachievement in the subsequent quarter. If after the payout determination for such subsequent quarter, there remained any overachievement from the prior quarter not used to offset any underachievement, then the remaining overachievement balance was applied toward the quarterly target for the quarter when achieved to determine the applicable overachievement payout.

The bonus payment as a percentage of the base salary at target of each of our named executive officers established by our Compensation Committee, are set forth in the following table:

% Base Salary at Target
Mr. Seale	67%
Mr. Flake	50%
Mr. Furrer	28%
Mr. Soukup	56%

Each of our executive officers was also eligible to participate in an additional $200,000 discretionary bonus pool in the event that we achieved the target bookings, delivered revenue and gross margin metrics. Mr. Soukup was also eligible to receive an additional $40,000 incentive payment in the event that we achieved a specified stretch annual bookings target. Our Compensation Committee determined these additional bonus amounts had not been earned for 2013.

(4)
Consists of the employer's portion of premiums paid for medical, dental, vision, short-term disability, long term disability, life and accidental death and dismemberment insurance and health savings account contributions. We pay the full amount of premiums for Mr. Seale's medical, dental and other health benefits.

(5)
Compensation information provided for only fiscal 2013 because Messrs. Furrer and Soukup became executive officers during fiscal 2013.

Outstanding Equity Awards at December 31, 2013

        The following table sets forth information regarding outstanding option awards held by our named executive officers at December 31, 2013.

Name	Number of Shares Underlying Unexercised Options Exercisable(1)		Number of Shares Underlying Unexercised Options Unexercisable(1)		Option Exercise Price	Option Expiration Date
R.H. "Hank" Seale, III	189,255	(2)	—		$0.29	03/06/18
	18,925	(3)	—		0.29	03/06/18
	159,090	(4)	—		0.35	02/15/18
	172,548	(5)	—		0.54	12/12/18
Matthew P. Flake	85,165	(6)	—		0.29	03/06/18
	2,181	(7)	—		0.29	03/06/18
	67,130	(8)	—		0.35	02/15/18
	132,548	(9)	—		0.54	05/05/20
	48,750	(10)	3,250	(10)	0.84	12/06/21
	100,000	(11)	100,000	(11)	3.10	12/07/21
William M. Furrer	—		80,000	(12)	7.48	05/08/20
Stephen C. Soukup	8,750	(13)	21,250	(13)	6.57	11/07/19
	—		40,000	(14)	7.48	05/08/20
	—		30,000	(15)	7.82	11/21/20

(1)
Shares of common stock.

(2)
This option was fully vested as of August 1, 2008 and is fully exercisable.

(3)
This option was fully vested as of December 22, 2010 and is fully exercisable.

(4)
This option grant was fully vested as of February 15, 2012 and is fully exercisable.

(5)
This option grant was fully vested as of December 12, 2012 and is fully exercisable.

(6)
This option grant was fully vested as of March 1, 2010 and is fully exercisable.

(7)
This option grant was fully vested as of March 1, 2010 and is fully exercisable.

(8)
This option grant was fully vested as of February 15, 2012 and is fully exercisable.

(9)
This option grant was fully vested as of December 12, 2012 and is fully exercisable.

(10)
This option grant vested as to 1/4 of the total option grant on March 1, 2011, and thereafter as to 1/48 of the total option grant monthly.

(11)
This option grant vested as to 1/4 of the total option grant on December 7, 2012, and thereafter as to 1/48 of the total option grant monthly.

(12)
This option grant vests as to 1/4 of the total option grant on February 1, 2014 and thereafter as to 1/48 of the total option grant monthly.

(13)
This option grant vested as to 1/4 of the total option grant on October 9, 2013, and thereafter as to 1/48 of the total option grant monthly.

(14)
This option grant vests as to 1/4 of the total option grant on May 8, 2014, and thereafter as to 1/48 of the total option grant monthly.

(15)
This option grant vests as to 1/4 of the total option grant on November 21, 2014, and thereafter as to 1/48 of the total option grant monthly.

Agreements with Named Executive Officers

        Each of our named executive officers is subject to certain obligations relating to non-competition, non-solicitation, proprietary information and assignment of inventions. Pursuant to these obligations, each named executive officer has agreed (i) not to solicit our employees during employment and for a period of 12 months after the termination of employment, (ii) not to compete with us or assist any other person to compete with us during employment and for a period of 12 months after the termination of employment and (iii) to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of employment.

Employment Agreements

        We entered into offer letters with each of William M. Furrer, our Senior Vice President of Product and Marketing, dated February 11, 2013 and Stephen C. Soukup, our Senior Vice President of Sales, dated September 21, 2012. These agreements provide for at-will employment and generally include the named executive officer's initial base salary, an indication of eligibility for an annual cash incentive award opportunity and equity awards. In addition, each of our named executive officers' option agreements provide for potential benefits due upon a termination of employment upon a change in control as described below under "—Change in Control Acceleration."

        We have entered into an employment agreement with Matthew P. Flake, our Chief Executive Officer and President, effective February 4, 2013. This employment agreement has no specific term and provides for at-will employment. Mr. Flake's current annual base salary is $300,000. Mr. Flake is also eligible to receive benefits that are substantially similar to the benefits received by our other employees. His employment agreement sets forth his maximum annual bonus, which is set at $150,000. Payment of any bonus to Mr. Flake is subject to approval by our board of directors.

        Pursuant to this agreement, in the event Mr. Flake is terminated for any reason (other than for cause), we will be obligated to continue paying him his then current monthly base salary for 12 months. The payment of this severance amount is contingent on Mr. Flake's (i) executing a mutual release of claims and (ii) continuing to protect our confidential and proprietary information.

        In the event Mr. Flake voluntarily terminates his employment with us for good reason, or is terminated without cause, in either case within 12 months following a change in control, or if an acquiring company does not assume or substitute for any options held by him, he will be entitled to acceleration of the vesting of all unvested stock options held by him at the time of termination.

        "Cause" is defined in his employment agreement as his: (i) acts or omissions constituting gross negligence, recklessness or willful misconduct, (ii) material breach of the employment agreement or of his non-competition, non-solicitation, confidentiality and intellectual property assignment obligations to us, (iii) conviction or entry of a plea of nolo contendere for fraud, misappropriation, or embezzlement or any felony or crime of moral turpitude, (iv) willful neglect of duties, (v) unsatisfactory performance as determined by the board of directors, (vi) failure to perform essential functions due to mental or physical disability or (vii) death.

        "Good reason" is defined in his employment agreement as: (i) a material reduction in his title or position or an assignment to him of operational authority or duties which are materially inconsistent with his duties prior to the change in control, (ii) a material reduction in base compensation or (iii) required relocation to any place outside of a 50-mile radius of our current headquarters. Mr. Flake's agreement requires him to provide us with 30 days prior notice of any alleged event of good reason and give us 30 days to cure any such event.

        We anticipate entering into new employment agreements with our current named executive officers in connection with this offering.

Change in Control Acceleration

        Under our 2007 Plan, the stock option agreements applicable to our executive officers and certain other management-level employees provide that if any executive officer, within 12 months of a change of control, (i) is terminated without cause or (ii) resigns for good reason, or if the acquiring company does not assume or substitute for any options held by such executive officer, then all of the unvested stock options shall become immediately vested and exercisable in full. Good reason has the same definition in these stock option agreements as in Mr. Flake's employment agreement described above.

        "Cause" is defined in the option agreement as an optionee's: (i) theft, dishonesty, or falsification of our documents or records, (ii) improper use or disclosure of our confidential or proprietary information, (iii) any action which has a material detrimental effect on our reputation or business, (iv) the failure or inability to perform any reasonable assigned duties after written notice from us of, and a reasonable opportunity to cure, such failure or inability, (v) any material breach of any employment agreement with us, which breach is not cured pursuant to the terms of such agreement or (vi) the conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the participant's ability to perform his or her duties with us.

Limitations of Liability; Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law, or Delaware law, authorizes a corporation's board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Delaware law, our amended and restated certificate of incorporation to be effective immediately prior to the completion of this offering provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law such protection would be not available for liability:

  •
  for any breach of a duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  for any transaction from which the director derived an improper benefit; or

  •
  for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware law.

        Our amended and restated certificate of incorporation to be effective immediately prior to the completion of this offering also provides that if Delaware law is amended after the approval by our stockholders of the amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

        Our amended and restated certificate of incorporation and amended and restated bylaws to be effective immediately prior to the completion of this offering further provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also authorize us to indemnify any of our employees or agents and authorize us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

        In addition, our amended and restated bylaws to be effective immediately prior to the completion of this offering provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the amended and restated bylaws are not exclusive.

        The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws to be effective immediately prior to the completion of this offering may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

        We have also entered into indemnity agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by Delaware law and our amended and restated certificate of incorporation and bylaws to be effective immediately prior to the completion of this offering for expenses such as, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person's services as our director or executive officer or as the director or executive officer of any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We also maintain directors' and officers' liability insurance.

        At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in material claims for indemnification. We believe that our indemnity agreements and our amended and restated certificate of incorporation and bylaw provisions to be effective immediately prior to the completion of this offering are necessary to attract and retain qualified persons as directors and executive officers.

Benefit Plans

2007 Stock Plan

        Our 2007 Stock Plan, as amended, or 2007 Plan, was adopted by our board of directors and approved by our stockholders on July 27, 2007. Our 2007 Plan provides for the grant of incentive stock options, nonstatutory stock options and stock purchase rights to our employees, directors and consultants who provide services to us. As of September 30, 2013, options to purchase 5,361,390 shares of common stock were outstanding and 336,708 shares of common stock were reserved for future grant under this plan. As of September 30, 2013, no awards have been granted under the 2007 Plan other than incentive stock options and nonqualified stock options.

        We will not grant any additional awards under our 2007 Plan following this offering. Instead, we will grant equity awards under our 2014 Equity Incentive Plan. However, our 2007 Plan will continue to govern the terms and conditions of all outstanding equity awards granted under the 2007 Plan.

        Our standard form of option agreement under the 2007 Plan provides that options will vest 25% on the first anniversary of the vesting commencement date with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Under our 2007 Plan, our board of directors, or its designated committee, has the authority to grant options with early exercise rights and to provide for accelerated vesting. Our standard form of option agreement provides that in the event of a change in control, if the options are (i) not assumed or continued by the successor corporation, (ii) not exercised by the holder prior to the transaction or (iii) not cashed out at the time of the transaction, then the options will vest in full effective as of the time of the change in control. In addition, our standard form of option agreement provides that if a participant, within 12 months of a change of control, (i) is terminated without cause or (ii) resigns for good reason, or if the acquiring company does not assume or substitute for any options held by such participant, then all of then unvested stock options shall become immediately vested and exercisable in full. Stock options granted prior to August 8, 2012 had a maximum term of 10 years. Options granted on August 8, 2012 and later have a maximum term of seven years.

        For purposes of the standard form of stock option agreement, the following definitions apply:

        "Cause" is defined in the option agreement as: (i) theft, dishonesty, or falsification of our documents or records, (ii) improper use or disclosure of our confidential or proprietary information, (iii) any action which has a material detrimental effect on our reputation or business, (iv) the failure or inability to perform any reasonable assigned duties after written notice from us of, and a reasonable opportunity to cure, such failure or inability, (v) any material breach of any employment agreement with us, which breach is not cured pursuant to the terms of such agreement or (vi) the conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the participant's ability to perform his or her duties with us.

        "Good reason" is defined in the option agreement (i) any failure to pay, or any material reduction of, base salary and (ii) any failure to (a) continue to provide the opportunity to participate, on terms no less favorable than those in effect, in any benefit or compensation plan in effect prior to the change in control or (b) provide all other fringe benefits then held.

        Our 2007 Plan provides that our board of directors, or its designated committee, may equitably and proportionally adjust or substitute outstanding options upon certain events, including, without limitation, changes in our capitalization through stock splits, recapitalizations, mergers or consolidations. The standard form of option agreement under our 2007 Plan provides that the participants will not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or make any short sale of, or otherwise dispose of any shares of our stock or any rights to acquire our stock for 180 days following this offering.

2014 Equity Incentive Plan

        Our 2014 Equity Incentive Plan, or 2014 Plan, was approved by our board of directors and our stockholders in                    , 2014. It is intended to make available incentives that will assist us to attract, retain and motivate employees (including officers), consultants and directors. We may provide these incentives through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and units and other cash-based or stock-based awards.

        A total of             shares of our common stock was initially authorized and reserved for issuance under the 2014 Plan. This reserve will automatically increase on January 1, 2015 and each subsequent anniversary through 2024, by an amount equal to the smaller of (a)         % of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (b) an amount determined by our board of directors. This reserve will be increased to include any shares remaining available under our 2007 Plan at the time of its termination or issuable upon exercise of options granted under our 2007 Plan that expire or terminate without having been exercised in full.

        Appropriate adjustments will be made in the number of authorized shares and other numerical limits in the 2014 Plan and in outstanding awards to prevent dilution or enlargement of participants' rights in the event of a stock split or other change in our capital structure. Shares subject to awards which expire or are cancelled or forfeited will again become available for issuance under the 2014 Plan. The shares available will not be reduced by awards settled in cash or by shares withheld to satisfy tax withholding obligations and the net number of shares issued upon the exercise of stock appreciation rights or options exercised by means of a net exercise or by tender of previously owned shares will be deducted from the shares available under the 2014 Plan.

        The 2014 Plan is generally administered by our Compensation Committee. Subject to the provisions of the 2014 Plan, our Compensation Committee determines in its discretion the persons to whom and the times at which awards are granted, the sizes of such awards and all of their terms and conditions. Our Compensation Committee has the authority to construe and interpret the terms of the 2014 Plan and awards granted under it. The 2014 Plan provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all judgments, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the 2014 Plan.

        The 2014 Plan authorizes our Compensation Committee, without further stockholder approval, to provide for the cancellation of stock options or stock appreciation rights with exercise prices in excess of the fair market value of the underlying shares of common stock in exchange for new options or other equity awards with exercise prices equal to the fair market value of the underlying common stock or a cash payment.

        Awards may be granted under the 2014 Plan to our employees (including officers), directors or consultants, or those of any present or future parent or subsidiary corporation or other affiliated entity. All awards will be evidenced by a written agreement between us and the holder of the award and may include any of the following:

  •
  Stock Options.  We may grant nonstatutory stock options or incentive stock options (as described in Section 422 of the Internal Revenue Code), each of which gives its holder the right, during a specified term (not exceeding 10 years) and subject to any specified vesting or other conditions, to purchase a number of shares of our common stock at an exercise price per share determined by the administrator, which may not be less than the fair market value of a share of our common stock on the date of grant.

  •
  Stock Appreciation Rights.  A stock appreciation right gives its holder the right, during a specified term (not exceeding 10 years) and subject to any specified vesting or other conditions, to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. We may pay the appreciation in shares of our common stock or in cash, except that a stock appreciation right granted in tandem with a related option is payable only in stock.

  •
  Restricted Stock.  We may grant restricted stock awards either as a bonus or as a purchase right at such price as the administrator determines. Shares of restricted stock remain subject to forfeiture until vested, based on such terms and conditions as the administrator specifies. Holders of restricted stock will have the right to vote the shares and to receive any dividends paid, except that the dividends may be subject to the same vesting conditions as the related shares.

  •
  Restricted Stock Units.  Restricted stock units represent rights to receive shares of our common stock (or their value in cash) at a future date without payment of a purchase price (unless required under applicable state corporate laws), subject to vesting or other conditions specified by the administrator. Holders of restricted stock units have no voting rights or rights to receive cash dividends unless and until shares of common stock are issued in settlement of such awards. However, the administrator may grant restricted stock units that entitle their holders to dividend equivalent rights.

  •
  Performance Shares and Performance Units.  Performance shares and performance units are awards that will result in a payment to their holder only if specified performance goals are achieved during a specified performance period. Performance share awards are rights denominated in shares of our common stock, while performance unit awards are rights denominated in dollars. The administrator may establish the applicable performance goals based on one or more measures of business performance enumerated in the 2014 Plan, such as net revenues, gross margin, net income or total stockholder return. To the extent earned, performance share and unit awards may be settled in cash or in shares of our common stock. Holders of performance shares or performance units have no voting rights or rights to receive cash dividends unless and until shares of common stock are issued in settlement of such awards. However, the administrator may grant performance shares that entitle their holders to dividend equivalent rights.

  •
  Cash-Based Awards and Other Stock-Based Awards.  The administrator may grant cash-based awards that specify a monetary payment or range of payments or other stock-based awards that specify a number or range of shares or units that, in either case, are subject to vesting or other conditions specified by the administrator. Settlement of these awards may be in cash or shares of our common stock, as determined by the administrator. Their holder will have no voting rights or right to receive cash dividends unless and until shares of our common stock are issued pursuant to the award. The administrator may grant dividend equivalent rights with respect to other stock-based awards.

        In the event of a change in control as described in the 2014 Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the 2014 Plan or substitute substantially equivalent awards. Any awards which are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. Our Compensation Committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of the board of directors who are not employees will automatically be accelerated in full. The 2014 Plan will also authorize our Compensation Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.

        The 2014 Plan will continue in effect until it is terminated by the administrator, provided, however, that all awards will be granted, if at all, within 10 years of its effective date. The administrator may amend, suspend or terminate the 2014 Plan at any time, provided that without stockholder approval, the plan cannot be amended to increase the number of shares authorized, change the class of persons eligible to receive incentive stock options, or effect any other change that would require stockholder approval under any applicable law or listing rule.

2014 Employee Stock Purchase Plan

        In            , our board of directors adopted and our stockholders approved our 2014 Employee Stock Purchase Plan, or ESPP, which our board has discretion to implement at any time after the completion of this offering.

        A total of             shares of our common stock are available for sale under our ESPP. In addition, our ESPP provides for annual increases in the number of shares available for issuance under the ESPP on January 1, 2015 and each subsequent anniversary through 2024, equal to the smallest of:

  •
  shares;

  •
  % of the issued and outstanding shares of our common stock on the immediately preceding December 31; or

  •
  such other amount as may be determined by our board of directors.

        Appropriate adjustments will be made in the number of authorized shares and in outstanding purchase rights to prevent dilution or enlargement of participants' rights in the event of a stock split or other change in our capital structure. Shares subject to purchase rights which expire or are cancelled will again become available for issuance under the ESPP.

        Our Compensation Committee will administer the ESPP and have full authority to interpret the terms of the ESPP. The ESPP provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all judgments, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the ESPP.

        All of our employees, including our named executive officers, are eligible to participate if they are customarily employed by us for more than 20 hours per week and more than five months in any calendar year. However, an employee may not be granted rights to purchase stock under our ESPP if such employee:

  •
  immediately after the grant would own stock or options to purchase stock possessing 5.0% or more of the total combined voting power or value of all classes of our capital stock; or

  •
  holds rights to purchase stock under all of our employee stock purchase plans that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year in which the right to be granted would be outstanding at any time.

        Our ESPP is intended to qualify under Section 423 of the Internal Revenue Code. The ESPP will typically be implemented through consecutive            offering periods, generally starting on the first trading day on or after        and        of each year, except for the first such offering period, which will commence on a date to be determined by the administrator. The administrator may, in its discretion, modify the terms of future offering periods, including establishing offering periods of up to           months and providing for multiple purchase dates.

        Our ESPP permits participants to purchase common stock through payroll deductions of up to        % of their eligible cash compensation, which includes a participant's regular base wages or salary and payments of overtime, shift premiums and paid time off before deduction of taxes and certain compensation deferrals.

        Amounts deducted and accumulated from participant compensation are used to purchase shares of our common stock at the end of each offering period. Unless otherwise provided by the administrator, the purchase price of the shares will be 85.0% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the purchase date. Participants may end their participation at any time during an offering period and will receive a refund of their account balances not yet used to purchase shares. Participation ends automatically upon termination of employment with us.

        Prior to the beginning of any offering period, the administrator may alter the maximum number of shares that may be purchased by any participant during the offering period or specify a maximum aggregate number of shares that may be purchased by all participants in the offering period. If insufficient shares remain available under the plan to permit all participants to purchase the number of shares to which they would otherwise be entitled, the administrator will make a pro rata allocation of the available shares. Any amounts withheld from participants' compensation in excess of the amounts used to purchase shares will be refunded, without interest.

        A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP. In the event of a change in control, an acquiring or successor corporation may assume our rights and obligations under outstanding purchase rights or substitute substantially equivalent purchase rights. If the acquiring or successor corporation does not assume or substitute for outstanding purchase rights, then the purchase date of the offering periods then in progress will be accelerated to a date prior to the change in control. Our ESPP will continue in effect until terminated by the administrator. Our Compensation Committee has the authority to amend, suspend or terminate our ESPP at any time.

401(k)

        We have established a tax-qualified employee savings and retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees may elect to reduce their current compensation by up to the statutory limit, $17,000 in 2012 and $17,500 in 2013, and have us contribute the amount of this reduction to our 401(k) plan. We intend for our 401(k) plan to qualify under Section 401 of the Code so that contributions by employees or by us to our 401(k) plan and income earned on plan contributions are not taxable to employees until withdrawn from our 401(k) plan. We do not match employee contributions under our 401(k) plan. We may in the future choose to make matching contributions or additional contributions to our 401(k) plan in amounts determined annually.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Since January 1, 2011, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required in the section titled "Management" and the transactions described below.

2011 Series B Preferred Stock Financing

        On December 29, 2011, we sold an aggregate of 1,818,182 shares of our Series B preferred stock at a purchase price of $6.05 per share for an aggregate purchase price of $11.0 million, all of which shares were sold to entities affiliated with certain members of our board of directors or holders of more than 5% of any class of our voting securities. The table below summarizes these sales:

Purchaser	Shares of Series B Preferred Stock Purchased	Aggregate Purchase Price
Entities affiliated with Adams Street Partners, LLC(1)	1,655,628	$10,016,549
Entities affiliated with C&B Capital(2)	92,236	558,028
Johnston 2007 Exempt Trust(3)	51,313	310,444
Texas Independent Bancshares, Inc.(4)	19,005	114,980

Total	1,818,182	$11,000,001

(1)
Consists of 231,030 shares purchased by Adams Street 2006 Direct Fund, L.P., 260,896 shares purchased by Adams Street 2007 Direct Fund, L.P., 423,012 shares purchased by Adams Street 2008 Direct Fund, L.P., 365,876 shares purchased by Adams Street 2009 Direct Fund, L.P., 207,837 shares purchased by Adams Street 2010 Direct Fund, L.P. and 166,977 shares purchased by Adams Street 2011 Direct Fund LP. Entities affiliated with Adams Street Partners, LLC are collectively holders of more than 5.0% of a class of our voting securities. Jeffrey T. Diehl, a partner of Adams Street Partners, LLC, is a member of our board of directors.

(2)
Consists of 50,658 shares purchased by C&B Capital II, L.P. and 41,578 shares purchased by C&B Capital II (PF), L.P. Entities affiliated with C&B Capital are holders of more than 5.0% of a class of our voting securities.

(3)
Johnston 2007 Exempt Trust is a holder of more than 5.0% of a class of our voting securities.

(4)
The chairman of the board of directors of Texas Independent Bancshares, Inc. is Charles T. Doyle, a member of our board of directors.

2011 Private Placement

        On December 29, 2011, certain of our existing stockholders, including entities affiliated with certain members of our board of directors or holders of more than 5% of any class of our voting securities, acquired an aggregate of 625,486 shares of our Series A preferred stock from RHS

Investments-I, L.P., an entity affiliated with R.H. "Hank" Seale, III, the Executive Chairman of our board of directors, at a purchase price of $6.05 per share. The table below summarizes these sales:

Purchaser	Shares of Series A Preferred Stock Purchased	Aggregate Purchase Price
Entities affiliated with Adams Street Partners, LLC(1)	569,566	$3,445,874
Entities affiliated with C&B Capital(2)	31,730	191,967
Johnston 2007 Exempt Trust(3)	17,653	106,801
Texas Independent Bancshares, Inc.(4)	6,537	39,549

Total	625,486	$3,784,191

(1)
Consists of 79,478 shares purchased by Adams Street 2006 Direct Fund, L.P., 89,573 shares purchased by Adams Street 2007 Direct Fund, L.P., 145,524 shares purchased by Adams Street 2008 Direct Fund, L.P., 125,868 shares purchased by Adams Street 2009 Direct Fund, L.P., 71,500 shares purchased by Adams Street 2010 Direct Fund, L.P. and 57,443 shares purchased by Adams Street 2011 Direct Fund LP. Entities affiliated with Adams Street Partners, LLC are collectively holders of more than 5.0% of a class of our voting securities. Jeffrey T. Diehl, a partner of Adams Street Partners, LLC, is a member of our board of directors.

(2)
Consists of 17,426 shares purchased by C&B Capital II, L.P. and 14,304 shares purchased by C&B Capital II (PF), L.P. Entities affiliated with C&B Capital are holders of more than 5.0% of a class of our voting securities.

(3)
Johnston 2007 Exempt Trust is a holder of more than 5.0% of a class of our voting securities.

(4)
The chairman of the board of directors of Texas Independent Bancshares, Inc. is Charles T. Doyle, a member of our board of directors.

cbanc Network, Incorporated

        In March 2013, we conducted a spin-off of our former subsidiary, cbanc Network, Incorporated, or cbanc, to our stockholders at that time. The spin-off was conducted as a dividend of all of the outstanding capital stock of CBG Holdings, Inc., a newly formed holding company of cbanc, to our stockholders and, as a result, we no longer own any capital stock of cbanc. The aggregate value of cbanc at the time of the spin-off was deemed by our board of directors to be approximately $4.0 million based in part on the valuation of an independent appraisal firm.

        Also, in connection with the spin-off, we entered into a transition services agreement to provide operating services to CBG Holdings, Inc., generally consisting of accounting, finance, human resources and IT support for a period of 6 months. Immediately following the spin-off, R.H. "Hank" Seale, III, our Executive Chairman, became a director of CBG Holdings, Inc. and served as its Chief Executive Officer until December 2013.

2013 Series C Preferred Stock Financing

        On March 1, 2013, we sold an aggregate of 2,605,094 shares of our Series C preferred stock at a purchase price of $7.68 per share for an aggregate purchase price of $20.0 million, all of which shares were sold to members of our board of directors, entities affiliated with certain members of our board of directors or holders of more than 5% of any class of our voting securities. The table below summarizes these sales:

Purchaser	Shares of Series C Preferred Stock Purchased	Aggregate Purchase Price
Entities affiliated with Adams Street Partners, LLC(1)	521,020	$4,001,434
Entities affiliated with Battery Ventures(2)	2,026,183	15,561,085
Entities affiliated with C&B Capital(3)	28,945	222,298
James R. Offerdahl(4)	5,789	44,460
Texas Independent Bancshares, Inc.(5)	20,262	155,612
Michael J. Maples, Sr.(6)	2,895	22,234

Total	2,605,094	$20,007,123

(1)
Consists of 27,188 shares purchased by Adams Street 2006 Direct Fund, L.P., 30,703 shares purchased by Adams Street 2007 Direct Fund, L.P., 168,350 shares purchased by Adams Street 2008 Direct Fund, L.P., 145,611 shares purchased by Adams Street 2009 Direct Fund, L.P., 82,715 shares purchased by Adams Street 2010 Direct Fund, L.P. and 66,453 shares purchased by Adams Street 2011 Direct Fund LP. Entities affiliated with Adams Street Partners, LLC are collectively holders of more than 5.0% of a class of our voting securities. Jeffrey T. Diehl, a partner of Adams Street Partners, LLC, is a member of our board of directors.

(2)
Consists of 2,006,124 shares purchased by Battery Ventures IX, L.P. and 20,059 shares purchased by Battery Investment Partners IX, LLC. Entities affiliated with Battery Ventures are holders of more than 5.0% of a class of our voting securities. Michael M. Brown, an affiliate of Battery Ventures, is a member of our board of directors.

(3)
Consists of 15,897 shares purchased by C&B Capital II, L.P. and 13,048 shares purchased by C&B Capital II (PF), L.P. Entities affiliated with C&B Capital are holders of more than 5.0% of a class of our voting securities.

(4)
James R. Offerdahl is a member of our board of directors.

(5)
The chairman of the board of directors of Texas Independent Bancshares, Inc. is Charles T. Doyle, a member of our board of directors.

(6)
Michael J. Maples, Sr. is a member of our board of directors.

2013 Private Placements

        On March 1, 2013 and April 22, 2013, certain of our existing stockholders, including members of our board of directors, entities affiliated with certain members of our board of directors or holders of more than 5% of any class of our voting securities, acquired an aggregate of 3,582,000 shares of our common stock from RHS Investments-I, L.P., an entity affiliated with R.H. "Hank" Seale, III, the Executive Chairman of our board of directors, Matthew P. Flake, our president and chief executive officer, Adam D. Anderson, our executive vice president and chief technology officer, and certain other minority stockholders, at a purchase price of $6.98 per share. The table below summarizes these sales:

Purchaser	Shares of Common Stock Purchased	Aggregate Purchase Price
Entities affiliated with Adams Street Partners, LLC(1)	716,400	$5,000,472
Entities affiliated with Battery Ventures(2)	2,786,000	19,446,280
Entities affiliated with C&B Capital(3)	39,800	277,804
James R. Offerdahl(4)	7,960	55,561
Texas Independent Bancshares, Inc.(5)	27,860	194,463
Michael J. Maples, Sr.(6)	3,980	27,780

Total	3,582,000	$25,002,360

(1)
Consists of 37,383 shares purchased by Adams Street 2006 Direct Fund, L.P., 42,217 shares purchased by Adams Street 2007 Direct Fund, L.P., 231,480 shares purchased by Adams Street 2008 Direct Fund, L.P., 200 shares purchased by Adams Street 2009 Direct Fund, L.P., 113,733 shares purchased by Adams Street 2010 Direct Fund, L.P. and 91,373 shares purchased by Adams Street 2011 Direct Fund LP. Entities affiliated with Adams Street Partners, LLC are collectively holders of more than 5.0% of a class of our voting securities. Jeffrey T. Diehl, a partner of Adams Street Partners, LLC, is a member of our board of directors.

(2)
Consists of 2,758,419 shares purchased by Battery Ventures IX, L.P. and 27,581 shares purchased by Battery Investment Partners IX, LLC. Entities affiliated with Battery Ventures are holders of more than 5.0% of a class of our voting securities. Michael M. Brown, an affiliate of Battery Ventures, is a member of our board of directors.

(3)
Consists of 21,589 shares purchased by C&B Capital II, L.P. and 17,941 shares purchased by C&B Capital II (PF), L.P. Entities affiliated with C&B Capital are holders of more than 5.0% of a class of our voting securities.

(4)
James R. Offerdahl is a member of our board of directors.

(5)
The chairman of the board of directors of Texas Independent Bancshares, Inc. is Charles T. Doyle, a member of our board of directors.

(6)
Michael J. Maples, Sr. is a member of our board of directors.

        On May 7, 2013, certain of our existing stockholders, including funds affiliated with Adams Street Partners, LLC (of which Jeffrey T. Diehl, one of our directors, is a partner) acquired an aggregate of (i) 247,221 shares of our common stock from certain minority stockholders, (ii) 53,919 shares of our junior preferred stock from certain minority stockholders and 16,708 shares of junior preferred stock held by David H. Johnston, a holder of more than 5.0% of our junior preferred stock, and (iii) 220,000 shares of our Series A preferred stock from certain minority stockholders, at a purchase price of $6.98 per share for each of the common stock, junior preferred stock and Series A preferred stock. The table below summarizes these sales:

Type of Shares	Number of Shares Purchased by Entities affiliated with Adams Street Partners	Aggregate Purchase Price
Common Stock(1)	247,221	$1,725,603
Junior Preferred Stock(2)	70,627	492,976
Series A Preferred Stock(3)	220,000	1,535,600

Total	537,848	$3,754,179

(1)
Consists of 89,866 shares purchased by Adams Street 2008 Direct Fund, L.P., 77,728 shares purchased by Adams Street 2009 Direct Fund, L.P., 44,154 shares purchased by Adams Street 2010 Direct Fund, L.P. and 35,473 shares purchased by Adams Street 2011 Direct Fund LP. Entities affiliated with Adams Street Partners, LLC are collectively holders of more than 5.0% of a class of our voting securities. Jeffrey T. Diehl, a partner of Adams Street Partners, LLC, is a member of our board of directors.

(2)
Consists of 25,673 shares purchased by Adams Street 2008 Direct Fund, L.P., 22,206 shares purchased by Adams Street 2009 Direct Fund, L.P., 12,614 shares purchased by Adams Street 2010 Direct Fund, L.P. and 10,134 shares purchased by Adams Street 2011 Direct Fund LP. Entities affiliated with Adams Street Partners, LLC are collectively holders of more than 5.0% of a class of our voting securities. Jeffrey T. Diehl, a partner of Adams Street Partners, LLC, is a member of our board of directors.

(3)
Consists of 79,972 shares purchased by Adams Street 2008 Direct Fund, L.P., 69,169 shares purchased by Adams Street 2009 Direct Fund, L.P., 39,292 shares purchased by Adams Street 2010 Direct Fund, L.P. and 31,567 shares purchased by Adams Street 2011 Direct Fund LP. Entities affiliated with Adams Street Partners, LLC are collectively holders of more than 5.0% of a class of our voting securities. Jeffrey T. Diehl, a partner of Adams Street Partners, LLC, is a member of our board of directors.

Option Exercises

        Since January 1, 2011, the following executive officers, directors and holders of more than 5% of any class of our voting securities exercised options held by them:

Exercise Date	Optionee	Exercise Price	Number of Options Shares Exercised	Shares of Common Stock Issued
2/18/2013	James R. Offerdahl	$4.00	13,875	13,875
2/18/2013	James R. Offerdahl	$1.74	6,250	6,250
2/22/2013	Adam D. Anderson	$0.35	42,211	42,211
2/22/2013	Adam D. Anderson	$0.29	41,636	41,636
11/18/2013	James D. Offerdahl	$4.00	10,406	10,406
11/18/2013	James D. Offerdahl	$1.74	2,604	2,604
2/5/2014	Matthew P. Flake	$0.84	50,916	50,916
2/5/2014	Matthew P. Flake	$0.54	132,548	132,548
2/5/2014	Matthew P. Flake	$0.35	67,130	67,130

Amended and Restated Investors' Rights Agreements

        In connection with our Series B preferred stock financing, we entered into an amended and restated investors' rights agreement with certain of our stockholders, including R.H. "Hank" Seale, III and Matthew P. Flake, each a member of our board of directors, and entities affiliated with Adams Street Partners, LLC and C&B Capital, David H. Johnston, Texas Independent Bancshares, Inc. and RHS Investments-I, L.P., an entity controlled by our Executive Chairman. The agreement was then amended and restated in connection with our Series C preferred stock financing, and entities affiliated with Battery Ventures and James R. Offerdahl and Michael J. Maples, Sr., each a member of our board of directors, became additional parties to this amended and restated agreement. The third amended and restated investors' rights agreement, among other things:

  •
  grants the stockholders who are party to this agreement certain registration rights with respect to shares of our common stock, including shares of common stock issued or issuable upon conversion of our preferred stock.

  •
  obligates us to deliver periodic financial statements to any holder of our Series A, Series B or Series C preferred stock who holds at least 1,500,000 shares of our registrable securities, or C&B Capital, so long as it holds at least 700,000 shares of our registrable securities, each of which we refer to as a "major investor;" and

  •
  grants a right of first offer with respect to sales of our shares by us, subject to specified exclusions (which exclusions include the sale of the shares in connection with this offering), to R.H. "Hank" Seale, III, our Executive Chairman, and major investors.

        For more information regarding the registration rights provided in this agreement, please refer to the section titled "Description of Capital Stock—Registration Rights." Our obligation to deliver financial statements and the right of first offer described above will terminate upon completion of this offering.

Right of First Refusal and Co-Sale Agreement

        In connection with our Series B preferred stock financing, we entered into an amended and restated right of first refusal and co-sale agreement with certain of our stockholders, including R.H. "Hank" Seale, III and Matthew P. Flake, each a member of our board of directors, and entities affiliated with Adams Street Partners, LLC and C&B Capital, David H. Johnston, Texas Independent Bancshares, Inc. and RHS Investments-I, L.P., an entity controlled by our Executive Chairman. The agreement was then amended and restated in connection with our Series C preferred stock financing, and entities affiliated with Battery Ventures and James R. Offerdahl and Michael J. Maples, Sr., each a member of our board of directors, became additional parties to this amended and restated agreement. The second amended and restated right of first refusal and co-sale agreement, among other things:

  •
  grants the stockholders who are party to this agreement certain rights of first refusal and co-sale and put rights with respect to proposed transfers of our securities by RHS Investments-I, L.P. and certain other stockholders who may become subject to this agreement from time to time;

  •
  grants us certain rights of first refusal with respect to proposed transfers of our securities by RHS Investments-I, L.P. and certain other stockholders who may become subject to this agreement from time to time; and

  •
  includes an agreement by RHS Investments-I, L.P. and certain other stockholders, who may become subject to this agreement from time to time, to not sell or transfer their shares of our capital stock for 180 days following the effective date of our registration statement.

        This agreement will terminate automatically upon completion of this offering.

Voting Agreement

        In connection with our Series B preferred stock financing, we entered into an amended and restated voting agreement with certain of our stockholders, including R.H. "Hank" Seale, III and Matthew P. Flake, each a member of our board of directors, and entities affiliated with Adams Street Partners, LLC and C&B Capital, David H. Johnston, Texas Independent Bancshares, Inc. and RHS Investments-I, L.P., an entity controlled by our Executive Chairman. The agreement was then amended and restated in connection with our Series C preferred stock financing, and entities affiliated with Battery Ventures, James R. Offerdahl and Michael J. Maples, Sr., each a member of our board of directors, became additional parties to this amended and restated agreement. The second amended and restated voting agreement, among other things:

  •
  provides for the voting of shares with respect to the constituency and size of the board of directors;

  •
  provides for the designation of our directors by certain of our stockholders;

  •
  provides for the voting of shares with respect to the increase in the authorized capital stock, if needed to accommodate the conversion of preferred stock into common stock; and

  •
  provides for the voting of shares with respect to certain transactions approved by a majority of the holders of our outstanding preferred stock.

        This agreement will terminate upon completion of this offering. Each of Messrs. Brown, Diehl, Doyle, Flake, Maples, Offerdahl, Schaper and Seale was elected to our board of directors according to the provisions of this agreement. Notwithstanding the termination of this agreement, each of these directors will continue to serve on our board of directors until the election and qualification of his successor or his earlier death, resignation or removal.

Employment Agreements

        See "Executive Compensation—Agreements with Named Executive Officers—Employment Agreements" for information on compensation and employment arrangements with our named executive officers.

Indemnification of Officers and Directors

        Immediately prior to the completion of this offering, our amended and restated bylaws will provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware law. Further, we intend to enter into indemnification agreements with each of our directors and officers. These agreements provide for the indemnification of our directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance. For further information, see "Executive Compensation—Limitations of Liability; Indemnification of Directors and Officers."

Registration Rights

        For more information regarding these agreements, see "Description of Capital Stock—Registration Rights." This section does not contain a complete description of the registration rights contained in our third amended and restated investors' rights agreement and is qualified by the full text of our third amended and restated investors' rights agreement filed as an exhibit to the registration statement of which this prospectus is a part.

Other Related Party Transactions

        Charles T. Doyle, a member of our board of directors, is the chairman of the board of directors and a shareholder of Texas First Bank, a current customer of the Company. Our revenues from Texas First Bank were approximately $194,000, $200,900 and $280,160 in 2010, 2011 and 2012, respectively.

Policies and Procedures for Related Party Transactions

        As provided by our Financial Audit Committee charter, our Financial Audit Committee must review and approve in advance any related party transaction. Pursuant to our Related Party Transactions Policy to be effective upon the consummation of the offering, all of our directors, officers and employees are required to report to our Corporate Secretary for review by our Financial Audit Committee any such related party transaction prior to its completion. Each of the related party transactions described above that was submitted to our board of directors was approved by disinterested members of our board of directors after disclosure of the interest of the related party in the transaction.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table and footnotes set forth information with respect to the beneficial ownership of our common stock as of January 15, 2014, subject to certain assumptions set forth in the footnote and as adjusted to reflect the sale of the shares of common stock offered in the public offering under this prospectus for:

  •
  each stockholder, or group of affiliated stockholders, who we know beneficially owns more than 5% of the outstanding shares of our common stock;

  •
  each of our named executive officers;

  •
  each of our current directors;

  •
  all of our current directors and current executive officers as a group; and

  •
  each of the selling stockholders.

        Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, we believe each person identified in the table possesses sole voting and investment power with respect to all shares of common stock beneficially owned by them, except for those jointly owned with that person's spouse. Shares of common stock subject to options currently exercisable or exercisable within 60 days of December 10, 2013, are deemed to be outstanding for calculating the number and percentage of outstanding shares of the person holding such options, but are not deemed to be outstanding for calculating the percentage ownership of any other person.

        Applicable percentage ownership in the following table is based on 25,955,776 shares of common stock outstanding as of February 7, 2014, assuming the conversion of our preferred stock into common stock, and             shares of common stock outstanding after completion of this offering.

        Unless otherwise noted below, the address of each person listed on the table is c/o Q2 Holdings, Inc., 13785 Research Blvd, Suite 150, Austin, Texas 78750. Beneficial ownership representing less than 1% is denoted with an asterisk (*). The statements concerning voting and investment power included in the footnotes to this table shall not be construed as admissions that such persons are the beneficial owners of such shares of common stock.

							Shares Beneficially Owned After the Offering if Underwriters' Option is Exercised in Full
						Number of Shares to be Sold if Underwriters' Option is Exercised in Full
				Shares Beneficially Owned After the Offering
	Shares Beneficially Owned Prior to the Offering
			Number of Shares Offered
Name and Address of Beneficial Owner	Shares	Percentage		Shares	Percentage		Shares	Percentage
5% Stockholders:
Entities affiliated with Adams Street Partners, LLC(1)	9,752,058	37.6%
R.H. "Hank" Seale, III and affiliated entities(2)	7,594,271	28.7%
Entities affiliated with Battery Ventures(3)	4,812,183	18.5%
Named Executive Officers and Directors:
Matthew P. Flake(4)	597,255	2.3%
William M. Furrer(5)	23,333	*
Stephen C. Soukup(6)	10,625	*
R. H. "Hank" Seale, III(2)	7,594,271	28.7%
Michael M. Brown(3)	4,812,183	18.5%
Jeffrey T. Diehl(1)	9,752,058	37.6%
Charles T. Doyle(7)	442,513	1.7%
Michael J. Maples, Sr.(8)	43,708	*
James R. Offerdahl(9)	53,967	*
Carl James Schaper(10)	149,333	*
All executive officers and directors as a group (14 persons)(11)	23,920,398	87.4%

(1)
Represents 3,076,278 shares held by Adams Street 2006 Direct Fund, L.P., or AS 2006, 3,473,966 shares held by Adams Street 2007 Direct Fund, L.P., or AS 2007, 1,163,877 shares held by Adams Street 2008 Direct Fund, L.P., or AS 2008, 1,006,672 shares held by Adams Street 2009 Direct Fund, L.P., or AS 2009, 571,845 shares held by Adams Street 2010 Direct Fund, L.P., or AS 2010, and 459,420 shares held by Adams Street 2011 Direct Fund LP, or AS 2011. The shares owned by each of AS 2006, AS 2007, AS 2008, AS 2009, AS 2010 and AS 2011 may be deemed to be beneficially owned by Adams Street Partners, LLC, the managing member of the general partner of each of AS 2006, AS 2007, AS 2008, AS 2009 and AS 2010 and the managing member of the general partner of the general partner of AS 2011. Thomas D. Berman, David Brett, Jeffrey T. Diehl, Elisha P. Gould, III, Michael S. Lynn, Robin P. Murray, Sachin Tulyani, Craig D. Waslin and David S. Welsh, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to share voting and dispositive power over the shares held by AS 2006, AS 2007, AS 2008, AS 2009, AS 2010 and AS 2011. Mr. Diehl is a member of our board of directors. The address of each of AS 2006, AS 2007, AS 2008, AS 2009, AS 2010 and AS 2011 is One North Wacker Drive, Suite 2200, Chicago, Illinois 60606. For a discussion of our material relationships with AS 2006, AS 2007, AS 2008, AS 2009, AS 2010, AS 2011, Adams Street Partners, LLC and Mr. Diehl, see "Certain Relationships and Related Party Transactions."

(2)
Represents 7,054,453 shares held by RHS Investments-I, L.P. and 539,818 shares issuable upon the exercise of options held by Mr. Seale that are exercisable within 60 days of February 7, 2014. Seale, Inc. is the general partner of RHS Investments-I, L.P. R.H. "Hank" Seale, III is the president of Seale, Inc. and has voting and dispositive power over the shares held by RHS Investments-I, L.P. Mr. Seale is Executive Chairman of our board of directors and served as our President and Chief Executive Officer until October 2013. For a discussion of our material relationships with Mr. Seale, see "Certain Relationships and Related Party Transactions."

(3)
Represents 4,764,543 shares held by Battery Ventures IX, L.P., or Battery Ventures IX, and 47,640 shares held by Battery Investment Partners IX, LLC, or BIP IX. Battery Partners IX, LLC, or BPIX, is the sole general partner of Battery Ventures IX and the sole manager of BIP IX. BPIX's investment adviser is Battery Management Corp. (together with BPIX, the Battery Companies). Neeraj Agrawal, Michael M. Brown, Thomas J. Crotty, Jesse Feldman, Richard D. Frisbie, Kenneth P. Lawler, R. David Tabors, Scott R. Tobin and Roger H. Lee are the managing members and officers of the Battery Companies and may be deemed to share voting and dispositive power over the shares held by the Battery Ventures IX and BIP IX. Mr. Brown is a member of our board of directors. The address for each of these entities is c/o Battery Ventures, One Marina Park Drive, Suite 1100, Boston, Massachusetts 02210. For a discussion of our material relationships with Battery Ventures IX, BIP IX and Mr. Brown, see "Certain Relationships and Related Party Transactions."

(4)
Includes 205,096 shares issuable upon the exercise of options exercisable within 60 days of February 7, 2014. Mr. Flake is our current President and Chief Executive Officer and a member of our board of directors.

(5)
Represents shares issuable upon the exercise of options exercisable within 60 days of February 7, 2014. Mr. Furrer is our Senior Vice President of Product and Marketing.

(6)
Represents shares issuable upon exercise of options exercisable within 60 days of February 7, 2014. Mr. Soukup is our Senior Vice President of Sales.

(7)
Represents 433,138 shares held by Texas Independent Bancshares, Inc. and 9,375 shares issuable upon the exercise of options exercisable within 60 days of February 7, 2014. Mr. Doyle is the Chairman of the Board of Texas Independent Bancshares, Inc. and as such may be deemed to share voting and dispositive power over the shares held by Texas Independent Bancshares, Inc. Mr. Doyle disclaims beneficial ownership of the shares held by Texas Independent Bancshares, Inc., except to the extent of any pecuniary interest therein. Mr. Doyle is a member of our board of directors.

(8)
Includes 36,833 shares issuable upon the exercise of options exercisable within 60 days of February 7, 2014. Mr. Maples is a member of our board of directors.

(9)
Includes 7,083 shares issuable upon the exercise of options exercisable within 60 days of February 7, 2014. Mr. Offerdahl is a member of our board of directors.

(10)
Represents shares issuable upon the exercise of options exercisable within 60 days of February 7, 2014. Mr. Schaper is a member of our board of directors.

(11)
Includes 1,422,648 shares issuable upon the exercise of options exercisable within 60 days of February 7, 2014.

DESCRIPTION OF CAPITAL STOCK

        The following is a summary of our capital stock and certain provisions of our amended and restated certificate of incorporation and bylaws to be effective upon the completion of this offering. This summary does not purport to be complete and is qualified in its entirety by the provisions of our restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

        Immediately following the closing of this offering, our authorized capital stock will consist of             shares of common stock, $0.0001 par value, and             shares of undesignated preferred stock, $0.0001 par value.

Common Stock

        As of September 30, 2013, there were 25,630,261 shares of common stock outstanding that were held of record by approximately 81 stockholders after giving effect to the conversion of our preferred stock into shares of common stock. There will be             shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options) after giving effect to the sale of the shares of common stock offered by this prospectus.

        The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. See "Dividend Policy." Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

        Upon the closing of this offering, all outstanding shares of our junior, Series A, Series B and Series C preferred stock will be converted into shares of common stock. Pursuant to our amended and restated certificate of incorporation, our board of directors will have the authority, without further action by the stockholders, to issue from time to time up to             shares of preferred stock, in one or more series. Our board will determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series, any or all of which may be greater than or senior to the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deterring or preventing a change in control, which could depress the market price of our common stock. We have no current plan to issue any shares of preferred stock.

Registration Rights

        We have entered into our third amended and restated investors' rights agreement dated March 1, 2013, or the Investors' Rights Agreement, with certain holders of our common and preferred stock.

Subject to the terms of this agreement, holders of 17,411,906 shares (on an as converted to common stock basis) have registration rights, which includes demand registration rights, piggyback registration rights and short-form registration rights. The following description of the terms of the Investors' Rights Agreement is intended as a summary only and is qualified in its entirety by reference to the Investors' Rights Agreement filed as an exhibit to the registration statement, of which this prospectus forms a part.

        To the extent holders of these registration rights have determined not to sell their shares in this offering, they have waived their contractual rights to include shares held by them in this offering and their rights to demand registration of their shares until the expiration of the lock-up period applicable to this offering. See "Underwriting."

        The registration rights described below will terminate, with respect to any particular stockholder, upon the earlier of (i) seven years after the completion of this offering or (ii) any period after this offering in which all registrable securities held by a particular stockholder may immediately be sold under Rule 144 or Rule 145. To the extent holders of these registration rights have waived their right to include their shares in this offering, they have agreed not to sell or otherwise dispose of any shares of our common stock for a period of 180 days following the effective date of this offering.

Demand Registration Rights

        At any time following this offering, but subject to certain exceptions, the holders of at least two-thirds of the then outstanding registrable securities with demand registration rights can request that we file up to three registration statements registering all or a portion of their registrable securities. Upon any such demand and as soon as practicable, we must file and use our best efforts to effect the registration of the registrable securities that we have been requested to register, together with all other registrable securities that we may have been requested to register by other stockholders pursuant to the piggyback registration rights described below. These registration rights are subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances. In addition, we are not obligated to effect a demand registration unless the proposed aggregate offering proceeds (after deduction for underwriters' discounts and expenses related to the issuance) of the shares to be registered by the holders requesting registration is at least $20.0 million, and the per share offering price, net of underwriters' discounts and expenses, is at least $5.00.

        We have the ability to delay the filing of a registration statement, subject to certain restrictions, if the board of directors determines in its judgment that it would be materially detrimental to us and our stockholders for such registration to be effected at such time.

Piggyback Registration Rights

        Pursuant to the Investors' Rights Agreement, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction or a registration on any registration form that does not permit secondary sales, the holders of then outstanding registrable securities are entitled to notice of the registration and have the right to include their registrable securities in such registration. As of September 30, 2013, the holders of approximately 17,411,906 shares of registrable securities will be entitled to notice of this registration and will be entitled to include their shares of common stock in the registration statement to the extent not waived. The underwriter(s) of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement.

Short-Form Registration Rights

        Following this offering, we are required by the Investors' Rights Agreement to use all reasonable efforts to qualify for registration on Form S-3. If we become eligible to file a registration statement on Form S-3, the holders of at least 25% of the then outstanding registrable securities may request in writing that we effect a registration on Form S-3 under the Securities Act, so long as the proposed aggregate offering price of the shares to be registered by the holders requesting registration and the holders of any other securities of ours entitled to inclusion in such registration is at least $1.0 million, subject to certain exceptions.

Expenses of Registration

        With specified exceptions, we are required to pay all expenses of registration, excluding underwriters' discounts, commissions and stock transfer taxes.

Anti-Takeover Provisions Under Our Charter and Bylaws and Delaware Law

        Certain provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

        As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. This ability and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Limitations on the Ability of Stockholders to Act by Written Consent or Call a Special Meeting

        We have provided in our amended and restated certificate of incorporation that our stockholders may not act by written consent. This inability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws.

        In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that special meetings of the stockholders may be called only by the chairperson of our board of directors, the chief executive officer or a majority of the board of directors. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. However, our amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquiror's own slate of directors or otherwise attempting to obtain control of our company.

Board Vacancies Filled Only by Majority of Directors

        Vacancies and newly created seats on our board of directors may be filled only by a majority of the number of then-authorized members of our board of directors. Only our board of directors may determine the number of directors. The inability of stockholders to determine the number of directors or to fill vacancies or newly created seats on our board of directors makes it more difficult to change the composition of our board of directors, but we believe that these provisions promote a continuity of existing management.

No Cumulative Voting

        Delaware law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation provides that there shall be no cumulative voting and our amended and restated bylaws do not expressly provide for cumulative voting.

Directors Removed Only for Cause

        Our amended and restated certificate of incorporation provides for the removal of a director only with cause and by the affirmative vote of the holders of at least 66-2/3% of the shares then entitled to vote at an election of our directors.

Amendment of Charter Provisions

        The amendment of the provisions in our amended and restated certificate of incorporation requires approval by holders of at least 66-2/3% of our outstanding capital stock entitled to vote generally in the election of directors (in addition to any rights of the holders of our outstanding capital stock to vote on such amendment under Delaware law). The amendment of the provisions in our amended and restated bylaws requires approval by either a majority of our board of directors or holders of at least 66-2/3% of our outstanding capital stock entitled to vote generally in the election of directors (in addition to any rights of the holders of our outstanding capital stock to vote on such amendment under Delaware law).

Delaware Anti-Takeover Statute

        We are subject to Section 203 of the Delaware law, which regulates corporate acquisitions of publicly held companies. This law provides that a specified person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the outstanding voting stock of a publicly held Delaware corporation or an interested stockholder, may not engage in business combinations with the company for a period of three years after the date on which the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in advance in a manner prescribed by Delaware law. This law does not include interested stockholders prior to the time our common stock is listed on the            . The law defines the term "business combination" to include mergers, asset sales and other transactions in which the interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders. This provision has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With the approval of our stockholders, we could amend our amended and restated certificate of incorporation in the future to avoid the restrictions imposed by this anti-takeover law.

        The provisions of Delaware law and our amended and restated certificate of incorporation could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations on Liability and Indemnification of Directors and Officers

        Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

        In addition, our amended and restated certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law. We also are expressly required to advance certain expenses to our directors and officers and are permitted to carry directors' and officers' insurance providing indemnification for our directors and officers for certain liabilities.

        Prior to the completion of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement is expected to provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and bylaws against (i) any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness and (iii) any liabilities incurred as a result of acting on behalf of us (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        We believe that these amended and restated certificate of incorporation and bylaws provisions and indemnification agreements as well as our maintaining directors' and officers' liability insurance help to attract and retain qualified persons as directors and officers.

Transfer Agent and Registrar

        The Transfer Agent and Registrar for our common stock will be American Stock Transfer & Trust Company, LLC.

Listing

        We intend to apply to list our common stock on the            under the symbol "QTWO."

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could reduce prevailing market prices. Furthermore, since a substantial number of shares will be subject to contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

        Upon completion of this offering, we will have outstanding an aggregate of             shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining             shares of common stock held by existing stockholders are "restricted securities," as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if their resale qualifies for an exemption from registration described below under Rules 144 or 701 promulgated under the Securities Act.

        As a result of the contractual restrictions described below and the provisions of Rules 144 and 701, the restricted shares will be available for sale in the public market as follows:

  •
  shares will be eligible for sale upon completion of this offering; and

  •
  shares will be eligible for sale upon the expiration of the lock-up agreements, described below, beginning 180 days after the date of this prospectus.

        In addition, of the 5,361,390 shares of our common stock that were subject to stock options outstanding as of September 30, 2013, options to purchase 3,531,693 shares were vested as of September 30, 2013. Shares issued upon the exercise of such vested options will be eligible for sale 180 days after the date of this prospectus.

Lock-Up Agreements and Obligations

        In connection with this offering, we, the selling stockholders, all directors and officers and a significant majority of the holders of our outstanding stock and stock options, have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into shares or exercisable or exchangeable for shares of our common stock, or enter into any swap or other arrangement for transfer to another, in whole or in part, any of the economic consequences of ownership of our common stock, for a period of at least 180 days after the date of this prospectus, except for bona fide gifts to immediate family members, transfers to family trusts or distributions from trusts, distributions to affiliates or conversion or exercises of derivative securities provided that the shares underlying such derivative securities are held subject to such resale restrictions. Transfers or dispositions can be made sooner only under the conditions described above or with the prior written consent of J.P. Morgan Securities LLC, on behalf of the underwriters.

        In addition, each grant agreement under our 2007 Plan contains restrictions similar to those set forth in the lock-up agreements described above limiting the disposition of securities issuable pursuant to those plans for a period of 180 days following the date of this prospectus.

10b5-1 Plans

        Prior to or after the completion of the offering, certain of our employees, including our executive officers, and directors may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Securities Exchange Act. Sales under these trading plans would not be permitted until the expiration of the lock-up agreements relating to the offering described above.

Rule 144

        In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, our affiliates or persons selling shares on behalf of our affiliates who own shares that were acquired from us or an affiliate of ours at least six months prior to the proposed sale are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which will equal approximately             shares immediately after this offering; and

  •
  The average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

        Rule 701 of the Securities Act, as currently in effect, permits any of our employees, officers, directors or consultants who purchased or received shares from us pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144, but without compliance with certain restrictions. Subject to any applicable lock-up agreements, Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 beginning 90 days after the date of this prospectus without complying with the holding period requirement of Rule 144 and that non-affiliates may sell such shares in reliance on Rule 144 beginning 90 days after the date of this prospectus without complying with the holding period, public information, volume limitation or notice requirements of Rule 144.

Registration Rights

        Upon completion of this offering, the holders of an aggregate of             shares of our common stock, or their transferees, will be entitled to rights with respect to the registration of their shares under the Securities Act in accordance with our Investors' Rights Agreement. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration.

Form S-8 Registration Statements

        Following the completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of our common stock that are issuable pursuant to our 2007 Plan, 2014 Plan and ESPP. See "Executive Compensation—Benefit Plans." Subject to the lock-up agreements described above, other contractual lock-up obligations set forth in the grant agreements under each such plan and any applicable vesting restrictions, shares registered under these registration statements will be available for resale in the public market immediately upon the effectiveness of these registration statements, except with respect to Rule 144 volume limitations that apply to our affiliates.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
TO NON-U.S. HOLDERS OF COMMON STOCK

        This section summarizes the material U.S. federal income tax consequences to non-U.S. holders with respect to the ownership and disposition of our common stock issued pursuant to this offering. For purposes of this summary, a "non-U.S. holder" is any beneficial owner of our common stock who is not a partnership or other entity taxed as a partnership for U.S. federal income tax purposes or a U.S. person for U.S. federal income tax purposes. The term "U.S. person" means:

  •
  an individual citizen or resident of the U.S.;

  •
  a corporation or entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state, including the District of Columbia or otherwise treated as such for U.S. federal income tax purposes;

  •
  an estate whose income is subject to U.S. income tax regardless of source; or

  •
  a trust (i) whose administration is subject to the primary supervision of a court within the U.S. and which has one or more U.S. persons who have authority to control all substantive decisions of the trust or (ii) which has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        Generally, an individual may be treated as a resident of the U.S. in any calendar year for U.S. federal income tax purposes by, among other ways, being present in the U.S. for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, such individual would count all of the days in which the individual was present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. Residents generally are taxed for U.S. federal income tax purposes as if they were citizens of the U.S.

        The information provided below is based on existing authorities. These authorities may change, or the Internal Revenue Service, or IRS, might interpret the existing authorities differently. In either case, the tax considerations of owning or disposing of common stock could differ from those described below. This summary applies only to non-U.S. holders who acquire our common stock pursuant to this offering and who hold our common stock as a capital asset (generally property held for investment). This summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances or because they are subject to special rules. Certain former U.S. citizens or long-term residents, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, life insurance companies, tax-exempt organizations, dealers in securities or currencies, brokers, banks or other financial institutions, certain trusts, hybrid entities, pension funds and investors that hold our common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. This summary does not provide a complete analysis of all potential tax considerations and does not address any U.S. federal estate and gift tax consequences, potential application of the net investment income or alternative minimum tax, or state or local or non-U.S. tax consequences.

        This summary does not consider the tax consequences for partnerships, entities classified as a partnership for U.S. federal income tax purposes or persons who hold their interests through a partnership or other entity classified as a partnership for U.S. federal income tax purposes. If a partnership is a beneficial owner of our common stock, the tax treatment of an equity owner of the partnership will depend upon the status of such equity owner and the activities of the partnership or other entity taxed as a partnership. Accordingly, a partnership or other entity taxed as a partnership that is a beneficial owner of our common stock and equity owners of such partnerships should consult their tax advisors regarding the tax consequences to them of the ownership and disposition of our common stock.

        THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF OTHER U.S. FEDERAL, STATE OR LOCAL AND ANY NON-U.S. LAWS AND ANY APPLICABLE TAX TREATIES.

Dividends

        We do not expect to make any payments of cash or other property to our stockholders with respect to our common stock in the foreseeable future. See "Dividend Policy." To the extent we make any such payments, other than payments of our common stock, such payments will constitute dividends to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and will first reduce a holder's basis, but not below zero, and then will be treated as gain from the sale of stock as described below under the heading "Gain on Disposition of Common Stock."

        Distributions constituting a dividend paid to a non-U.S. holder will be subject to U.S. withholding at a rate equal to 30% of the gross amount of the dividend or a reduced rate prescribed by an applicable income tax treaty, unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the U.S. (or dividends attributable to a non-U.S. holder's permanent establishment in the U.S. if an income tax treaty applies). Under applicable Treasury Regulations, a non-U.S. holder will be required to satisfy certain certification requirements, generally on IRS Form W-8BEN, directly or through an intermediary, in order to claim a reduced rate of withholding under an applicable income tax treaty.

        Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder (or dividends attributable to a non-U.S. holder's permanent establishment in the U.S. if an income tax treaty applies) are exempt from this withholding tax if the non-U.S. holder files the required forms, usually an IRS Form W-8ECI (or successor form) properly certifying this exemption. Effectively connected dividends (or dividends attributable to a permanent establishment), although not subject to withholding tax, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits. Dividends received by a corporate non-U.S. holder that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder (or dividends attributable to a corporate non-U.S. holder's permanent establishment in the U.S. if an income tax treaty applies) may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified in an income tax treaty). A non-U.S. holder who provides us with an IRS Form W-8BEN or an IRS Form W-8ECI will be required to periodically update such form.

        A non-U.S. holder of common stock that is eligible for a reduced rate of withholding tax pursuant to an income tax treaty may generally obtain a refund of any excess amounts currently withheld if an appropriate claim for refund is timely filed with the IRS.

Gain on Disposition of Common Stock

        A non-U.S. holder will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other taxable disposition of common stock unless:

  •
  the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (or attributable to a permanent establishment in the U.S. if an income tax treaty applies), in which case the non-U.S. holder generally will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates and, if the non-U.S. holder is a corporation, the branch profits tax may apply, at a 30% rate or such lower rate as may be specified by an applicable income tax treaty;

  •
  the non-U.S. holder is an individual who is present in the U.S. for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met, in which case the non-U.S. holder will be required to pay a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the U.S. and such non-U.S. holder's country of residence) on the gain derived from the disposition, which gain may be offset by U.S. source capital losses, if any, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

  •
  our common stock constitutes a U.S. real property interest by reason of our status as a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for our common stock. We believe that we are not currently, and we are not likely to become, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

        If we become a U.S. real property holding corporation after this offering, so long as our common stock is regularly traded on an established securities market and continues to be so traded, our common stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively held more than 5% of our common stock at any time during the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period for our common stock. Any such non-U.S. holder that owns or has owned, actually or constructively, more than 5% of our common stock is urged to consult that holder's own tax advisor with respect to the particular tax consequences to such holder for the gain from the sale, exchange or other disposition of shares of our common stock if we were to become a U.S. real property holding company.

Backup Withholding and Information Reporting

        Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid, the name and address of the recipient and the amount, if any, of tax withheld. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced by an applicable income tax treaty. Pursuant to income tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. holder's country of residence.

        Payments of dividends or of proceeds on the disposition of stock made to a non-U.S. holder may be subject to additional information reporting and backup withholding, currently at a rate of 28%. Backup withholding will not apply if the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. person status on an IRS Form W-8BEN (or successor form). Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person.

        Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a credit or refund may be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Legislation Relating to Foreign Accounts

        Legislation enacted in 2010 generally may impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by such law) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also generally may impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the U.S. and an applicable foreign country may modify the requirements described in this paragraph. Holders are encouraged to consult with their own tax advisors regarding the possible implications of the legislation on their investment in our common stock.

        These withholding requirements are expected to be phased-in for payments of dividends made on or after July 1, 2014 and for payments of gross proceeds from a sale or other disposition of our common stock on or after January 1, 2017.

        THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE OR LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

        We and the selling stockholders are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Stifel, Nicolaus & Company, Incorporated are acting as representatives of the underwriters named below. We and the selling stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we and the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of our common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities LLC
Stifel, Nicolaus & Company, Incorporated
RBC Capital Markets, LLC
Raymond James & Associates, Inc.
Canaccord Genuity Inc.
Needham & Company, LLC
Total

        The underwriters are committed to purchase all shares offered by us and the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

        The underwriters propose to offer the shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $      per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $      per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the U.S. may be made by affiliates of the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the common shares offered in this offering.

        The underwriters have an option to buy up to        additional shares of common stock from us and up to        additional shares of common stock from the selling stockholders to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. For information concerning the selling stockholders who have granted this over-allotment option to the underwriters, see "Principal and Selling Stockholders." The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

        The underwriting discounts and commissions are equal to the public offering price per share of common stock less the amount paid by the underwriters per share of common stock. The underwriting discounts and commissions are $        per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Per share		Total
	Without over- allotment exercise	With full over- allotment exercise	Without over- allotment exercise	With full over- allotment exercise
Public Offering Price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Underwriting discounts and commissions paid by selling stockholders	$	$	$	$
Proceeds, before expenses, to us	$	$	$	$
Proceeds, before expenses, to selling stockholders	$	$	$	$

        We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, including selling stockholder expenses, but excluding the underwriting discounts and commissions, will be approximately $            and will be paid by us. We have agreed to reimburse the underwriters for certain reasonable expenses and application fees incurred in connection with any filing with, and clearance of this offering by, the Financial Industry Regulatory Authority Inc., or FINRA.

        A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to the underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to the underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

        We, all of our directors and officers and the holders of substantially all of the shares of our capital stock outstanding immediately prior to this offering have agreed that, subject to certain exceptions, without the prior written consent of J.P. Morgan Securities LLC on behalf of the underwriters, we and they will not, for a period of 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

  •
  enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock or any security convertible into or exercisable or exchangeable for common stock; or

  •
  make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock;

with respect to the first and second bullets above, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise.

        The 180-day restricted period described in the preceding paragraph will be extended if, during any period that we are not an emerging growth company:

  •
  during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        We will apply to have our common stock approved for listing/quotation on the            under the symbol "QTWO."

        In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, or purchasing and selling shares of, common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

        These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the            , as applicable, in the over-the-counter market or otherwise.

        Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

  •
  the information set forth in this prospectus and otherwise available to the representatives;

  •
  our prospects and the history and prospects for the industry in which we compete;

  •
  our prospects for future earnings;

  •
  the general condition of the securities markets at the time of this offering;

  •
  the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

  •
  other factors deemed relevant by the underwriters and us.

        Neither we, the selling stockholders nor the underwriters can assure investors that an active trading market will develop for our common stock, or that the shares will trade in the public market at or above the initial public offering price.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they may receive customary fees and commissions. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

        Other than in the U.S., no action has been taken by us, the selling stockholders or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities referred to by this prospectus in any jurisdiction in which such an offer or solicitation is unlawful.

Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus or taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

          (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          (b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication by us, the selling stockholders, or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression "2010 PD Directive" means Directive 2010/73/EU.

Hong Kong

        The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

        No advertisement, invitation or document, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere, other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

        The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law. Accordingly, no resident of Japan may participate in the offering of the shares, and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in

Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

        The offer or invitation which is the subject of this document is only allowed to be made to the persons set out herein. Moreover, this document is not a prospectus as defined in the Securities and Futures Act (Chapter 289) of Singapore, or the SFA, and, accordingly, statutory liability under the SFA in relation to the content of the document will not apply.

        As this document has not been and will not be lodged with or registered as a document by the Monetary Authority of Singapore, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the SFA; (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person who is:

          (a)   a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

          (b)   a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

        shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA except:

          (1)   to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

          (2)   where no consideration is given for the transfer; or

          (3)   by operation of law.

        By accepting this document, the recipient hereof represents and warrants that he or she is entitled to receive such report in accordance with the restrictions set forth above and agrees to be bound by the limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX or on any other stock exchange or regulated trading facility in Switzerland.

        This document has been prepared without regard to the disclosure standards for issuance prospectuses under article 652a or article 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under article 27 et seq. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority, FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

United Arab Emirates

        This offering has not been approved or licensed by the Central Bank of the United Arab Emirates, or UAE, Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE, including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority, or DFSA, a regulatory authority of the Dubai International Financial Centre, or DIFC. This offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and Nasdaq Dubai Listing Rules, accordingly, or otherwise. The shares may not be offered to the public in the UAE and/or any of the free zones.

        The shares may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

United Kingdom

        Each underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

        DLA Piper LLP (US), Austin, Texas, will provide us with an opinion as to the validity of the common stock offered under this prospectus. Wilson Sonsini Goodrich & Rosati, Professional Corporation, Austin, Texas, will pass upon certain legal matters related to this offering for the underwriters.

EXPERTS

        Our consolidated financial statements at December 31, 2012 and 2011 and at September 30, 2013, and for each of the two fiscal years in the period ended December 31, 2012 and for the nine-month period ended September 30, 2013, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered under this prospectus. As permitted under the rules and regulations of the SEC, this prospectus does not contain all of the information in and exhibits and schedules to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement without charge at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Room of the SEC, 100 F Street, NE, Washington, DC 20549, upon payment of fees prescribed by the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

        Upon completion of the offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's Public Reference Room and the website of the SEC referred to above. We also maintain a website at www.q2ebanking.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus.

        We intend to furnish our stockholders with annual reports containing financial statements audited by our independent registered public accounting firm and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information. Our telephone number is (512) 275-0072.

Q2 HOLDINGS, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2011 and 2012, and September 30, 2013	F-3
Consolidated Statements of Operations for the Years Ended December 31, 2011 and 2012, and the Nine-Month Periods Ended September 30, 2012 (unaudited) and 2013	F-4
Consolidated Statements of Changes in Stockholders' Deficit for the Years Ended December 31, 2011 and 2012, and the Nine-Month Period Ended September 30, 2013	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2011 and 2012, and the Nine-Month Periods Ended September 30, 2012 (unaudited) and 2013	F-6
Notes to Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Q2 Holdings, Inc.

        We have audited the accompanying consolidated balance sheets of Q2 Holdings, Inc. as of September 30, 2013 and December 31, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the nine month period ended September 30, 2013 and for each of the two years in the period ended December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Q2 Holdings, Inc. at September 30, 2013 and December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for the nine month period ended September 30, 2013 and for each of the two years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Austin, Texas
December 20, 2013

Q2 HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

				Pro Forma Stockholders' Equity
	December 31,
			September 30, 2013	September 30, 2013
	2011	2012
				(unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,363	$9,111	$21,173
Restricted cash	—	116	116
Accounts receivable, net	3,891	5,857	6,850
Prepaid expenses and other current assets	727	643	1,109
Deferred solution and other costs, current portion	1,825	2,020	1,964
Deferred implementation costs, current portion	918	1,387	1,761

Total current assets	22,724	19,134	32,973
Property and equipment, net	3,055	4,207	14,058
Deferred solution and other costs, net of current portion	2,503	3,374	4,707
Deferred implementation costs, net of current portion	2,798	3,746	4,559
Other long-term assets	654	1,215	887

Total assets	$31,734	$31,676	$57,184

Liabilities, redeemable convertible preferred stock, redeemable common stock and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$529	$2,397	$2,230
Accrued liabilities	4,156	5,054	7,736
Deferred revenues, current portion	7,452	8,571	9,650
Capital lease obligations, current portion	425	560	785
Long-term debt, current portion	—	2,500	—

Total current liabilities	12,562	19,082	20,401
Deferred revenues, net of current portion	6,053	9,269	13,806
Capital lease obligations, net of current portion	79	475	712
Long-term debt, net of current portion	2,500	—	6,256
Other long-term liabilities	60	101	4,350

Total liabilities	21,254	28,927	45,525
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock and redeemable common stock:
Series A preferred stock: $0.0001 par value; 7,908 shares authorized; 7,908 shares issued and outstanding as of December 31, 2011, December 31, 2012 and September 30, 2013, respectively; no shares authorized, issued or outstanding pro forma as of September 30, 2013 (unaudited); liquidation preference of $14.9 million as of September 30, 2013	10,815	10,815	10,815	$—
Series B preferred stock: $0.0001 par value; 1,818 shares authorized; 1,818 shares issued and outstanding as of December 31, 2011, December 31, 2012 and September 30, 2013, respectively; no shares authorized, issued or outstanding pro forma as of September 30, 2013 (unaudited); liquidation preference of $15.1 million as of September 30, 2013	10,915	10,915	10,915	—
Series C preferred stock: $0.0001 par value; no shares authorized, issued or outstanding as of December 31, 2011 and December 31, 2012, respectively; 2,605 shares authorized; 2,605 shares issued and outstanding as of September 30, 2013; no shares authorized, issued or outstanding pro forma as of September 30, 2013 (unaudited); liquidation preference of $20.7 million as of September 30, 2013	—	—	18,995	—
Common stock: no shares outstanding as of December 31, 2011 and December 31, 2012, respectively; 3,829 shares outstanding as of September 30, 2013; no shares outstanding pro forma as of September 30, 2013 (unaudited)	—	—	1,327	—
Stockholders' equity (deficit):
Junior convertible preferred stock: $0.0001 par value; 1,251 shares authorized; 1,251 shares issued and outstanding as of December 31, 2011, December 31, 2012 and September 30, 2013, respectively; no shares authorized, issued or outstanding pro forma as of September 30, 2013 (unaudited); liquidation preference of $1.7 million as of September 30, 2013	1,740	1,740	1,740	—
Common stock: $0.0001 par value; 35,000 shares authorized; 11,337, 11,379 and 8,219 shares issued and outstanding as of December 31, 2011, December 31, 2012 and September 30, 2013, respectively; 25,630 shares issued and outstanding pro forma as of September 30, 2013 (unaudited)	1	1	1	3
Additional paid-in capital	5,087	6,135	6,099	49,889
Accumulated deficit	(18,078)	(26,857)	(38,233)	(38,233)

Total stockholders' equity (deficit)	(11,250)	(18,981)	(30,393)	$11,659

Total liabilities, redeemable convertible preferred stock, redeemable common stock and stockholders' equity (deficit)	$31,734	$31,676	$57,184

The accompanying notes are an integral part of these Consolidated Financial Statements.

Q2 HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
			(unaudited)
Revenues	$26,982	$41,101	$29,151	$41,203
Cost of revenues(1)	14,795	25,170	17,478	25,382

Gross profit	12,187	15,931	11,673	15,821
Operating expenses:
Sales and marketing(1)	5,589	8,962	6,298	11,797
Research and development(1)	3,428	5,317	3,804	6,277
General and administrative(1)	4,857	8,780	6,366	8,318
Unoccupied lease charges	—	—	—	236

Total operating expenses	13,874	23,059	16,468	26,628

Loss from operations	(1,687)	(7,128)	(4,795)	(10,807)
Other income (expense):
Interest income	7	4	3	5
Interest and other expense	(83)	(232)	(163)	(342)

Total other expense, net	(76)	(228)	(160)	(337)

Loss before income taxes	(1,763)	(7,356)	(4,955)	(11,144)
Provision for income taxes	(132)	(164)	(112)	(33)

Loss from continuing operations	(1,895)	(7,520)	(5,067)	(11,177)

Loss from discontinued operations, net of tax	(1,132)	(1,259)	(918)	(199)

Net loss	$(3,027)	$(8,779)	$(5,985)	$(11,376)

Net loss per common share:
Loss from continuing operations per common share, basic and diluted	$(0.17)	$(0.66)	$(0.45)	$(0.95)

Loss from discontinued operations per common share, basic and diluted	$(0.10)	$(0.11)	$(0.08)	$(0.01)

Net loss per common share, basic and diluted	$(0.27)	$(0.77)	$(0.53)	$(0.96)

Weighted average common shares outstanding:
Basic and diluted	11,326	11,345	11,341	11,794
Pro forma net loss per common share (unaudited):
Basic and diluted		$(0.39)		$(0.46)

Pro forma weighted average common shares outstanding (unaudited):
Basic and diluted		22,323		24,814

(1)
Includes stock-based compensation expenses as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
			(unaudited)
Cost of revenues	$52	$187	$127	$192
Sales and marketing	52	123	82	180
Research and development	57	195	132	189
General and administrative	236	526	343	561

Total stock-based compensation expenses	$397	$1,031	$684	$1,122

The accompanying notes are an integral part of these Consolidated Financial Statements.

Q2 HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

(in thousands)

	Junior Convertible Preferred Stock
			Common Stock
					Additional Paid-In Capital	Accumulated Deficit	Total Stockholder's Deficit
Shares		Amount	Shares	Amount
Balance at January 1, 2011	1,251	$1,740	11,317	$ 1	$4,683	$(15,051)	$(8,627)
Stock-based compensation	—	—	—	—	397	—	397
Exercise of stock options	—	—	20	—	7	—	7
Net loss	—	—	—	—	—	(3,027)	(3,027)

Balance at December 31, 2011	1,251	1,740	11,337	1	5,087	(18,078)	(11,250)
Stock-based compensation	—	—	—	—	1,031	—	1,031
Exercise of stock options	—	—	42	—	17	—	17
Net loss	—	—	—	—	—	(8,779)	(8,779)

Balance at December 31, 2012	1,251	1,740	11,379	1	6,135	(26,857)	(18,981)
Stock-based compensation	—	—	—	—	1,122	—	1,122
Reclass to redeemable common stock	—	—	(3,829)	—	(1,327)	—	(1,327)
Exercise of stock options	—	—	669	—	342	—	342
Distribution associated with spin-off	—	—	—	—	(173)	—	(173)
Net loss	—	—	—	—	—	(11,376)	(11,376)

Balance at September 30, 2013	1,251	$1,740	8,219	$ 1	$6,099	$(38,233)	$(30,393)

The accompanying notes are an integral part of these Consolidated Financial Statements.

Q2 HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
			(unaudited)
Operating activities:
Net loss	$(3,027)	$(8,779)	$(5,985)	$(11,376)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred implementation, solution and other costs	1,183	1,869	1,338	2,033
Depreciation and amortization	1,013	1,697	1,029	2,115
Stock-based compensation expenses	397	1,031	684	1,122
Loss from discontinued operations	1,132	1,259	918	199
Allowance for sales credits	—	51	—	56
Loss on disposal of long-lived assets	—	24	—	18
Unoccupied lease charges	—	—	—	236
Changes in operating assets and liabilities:
Accounts receivable, net	(2,151)	(2,013)	(1,515)	(1,053)
Prepaid expenses and other current assets	(338)	124	192	(443)
Deferred solution and other costs	(1,601)	(1,728)	(1,649)	(1,947)
Deferred implementation costs	(2,043)	(2,625)	(1,939)	(2,550)
Other long-term assets	40	(182)	287	104
Accounts payable	23	1,949	2,095	(233)
Accrued liabilities	1,139	1,094	36	1,841
Deferred revenue	4,395	4,299	4,128	5,663
Other long-term liabilities	(73)	41	59	4,250

Net cash provided by (used in) continuing operations	89	(1,889)	(322)	35

Net cash used in discontinued operating activities	(1,209)	(1,120)	(838)	(236)

Net cash used in operating activities	(1,120)	(3,009)	(1,160)	(201)

Investing activities:
Purchases of property and equipment	(1,073)	(1,804)	(1,929)	(10,058)
Acquisitions and purchase of intangible assets	(300)	(425)	(425)	(125)
Increase in restricted cash	—	(116)	(116)	—
Cash included in distribution of spin-off	—	—	—	(46)

Net cash used in continuing operations	(1,373)	(2,345)	(2,470)	(10,229)

Net cash used in discontinued investing activities	(16)	(261)	(261)	—

Net cash used in investing activities	(1,389)	(2,606)	(2,731)	(10,229)

Financing activities:
Proceeds from issuance of preferred stock, net of issuance costs	10,915	—	—	18,995
Proceeds from borrowings on line of credit	2,500	—	—	6,350
Payments on line of credit	—	—	—	(2,682)
Payments on capital lease obligations	(456)	(654)	(518)	(510)
Proceeds from exercise of stock options to purchase common stock	7	17	4	339

Net cash provided by (used in) financing activities	12,966	(637)	(514)	22,492

Net increase (decrease) in cash and cash equivalents	10,457	(6,252)	(4,405)	12,062
Cash and cash equivalents, beginning of period	4,906	15,363	15,363	9,111

Cash and cash equivalents, end of period	$15,363	$9,111	$10,958	$21,173

Supplemental disclosures of cash flow information:
Cash paid for taxes	$123	$199	$69	$164
Cash paid for interest	77	184	124	269
Supplemental disclosure of non-cash investing activities:
Equipment acquired under capital lease	$352	$1,185	$971	$975

The accompanying notes are an integral part of these Consolidated Financial Statements.

Q2 HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and unless otherwise indicated)

1. Organization and Description of Business

        Q2 Holdings, Inc., or the Company, is a leading provider of secure, cloud-based virtual banking solutions. The Company enables regional and community financial institutions, or RCFIs, to deliver a robust suite of integrated virtual banking services and more effectively engage with their retail and commercial account holders who expect to bank anytime, anywhere and on any device. The Company delivers its solutions to the substantial majority of its customers using a software-as-a-service, or SaaS, model under which its RCFI customers pay subscription fees for the use of the Company's solutions.

        The Company, formerly known as CBG Holdings, Inc., was incorporated in Delaware in March 2005 and is a holding company that owns 100% of the outstanding capital stock of Q2 Software, Inc., doing business as Q2ebanking. On March 1, 2013, the Company reorganized its business operations in conjunction with the private placement of its Series C redeemable convertible preferred stock. Prior to the reorganization, the Company owned 100% of the outstanding capital stock of cbanc Network Inc., or cbanc. Pursuant to the reorganization, the Company distributed all shares of cbanc to its stockholders in a spin-off, and the Company was renamed Q2 Holdings, Inc.

        The Company's headquarters are located in Austin, Texas.

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

        These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

        The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses. Significant items subject to such estimates include stock-based compensation, the useful lives of property and equipment and income taxes. In accordance with GAAP, management bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances. Management regularly evaluates its estimates and assumptions using historical experience and other factors; however, actual results could differ significantly from those estimates.

Unaudited Interim Financial Information

        The accompanying interim consolidated statements of operations and cash flows for the nine-month period ended September 30, 2012, and financial information pertaining to the related period contained within these notes to the Company's consolidated financial statements, are unaudited. The unaudited interim consolidated financial statements have been prepared in accordance with GAAP. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all normal recurring adjustments necessary for fair presentation.

Q2 HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and unless otherwise indicated)

Unaudited Pro Forma Presentation

        The Company has confidentially submitted a Registration Statement on Form S-1 with the Securities and Exchange Commission, or SEC, for the proposed initial public offering, or IPO, of shares of its common stock. If the Company's IPO is consummated, all outstanding shares of the Company's preferred stock will convert into 13,583 shares of common stock.

        Unaudited pro forma stockholders' equity as of September 30, 2013 was prepared assuming the conversion of all outstanding shares of preferred stock into 13,583 shares of common stock as of September 30, 2013. Unaudited pro forma net loss per common share and unaudited pro forma weighted average shares outstanding for the year ended December 31, 2012 and the nine-month period ended September 30, 2013 were computed assuming the conversion of all outstanding shares of preferred stock, on an as-if-converted basis, at the later of January 1, 2012 or the date of issuance of the preferred stock. The impact of repayment of the outstanding principal and accrued interest on the Company's line of credit has not been reflected in the pro forma weighted average shares used to compute net loss per share because the number of shares which would have to be sold to pay the outstanding principal and accrued interest cannot be estimated.

Cash and Cash Equivalents

        The Company considers all highly liquid investments acquired with an original maturity of ninety days or less at the date of purchase to be cash equivalents. Cash equivalents are stated at cost, which approximates market value, because of the short maturity of these instruments.

Restricted Cash

        Restricted cash consists of deposits held in a money market account for leased office space.

Fair Value of Financial Instruments

        The carrying values of the Company's financial instruments, principally cash equivalents, accounts receivable, restricted cash and accounts payable, approximated their fair values due to the short period of time to maturity or repayment. The carrying values of the Company's debt instruments approximated their fair value based on rates currently available to the Company. Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The current accounting guidance for fair value measurements defines a three-level valuation hierarchy for disclosures as follows:

  •
  Level I—Unadjusted quoted prices in active markets for identical assets or liabilities;

  •
  Level II—Inputs other than quoted prices included within Level I that are observable, unadjusted quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data; and

  •
  Level III—Unobservable inputs that are supported by little or no market activity, which requires the Company to develop its own assumptions.

Q2 HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and unless otherwise indicated)

        The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

        All Company assets with fair values measured on a recurring basis, which consists only of cash and cash equivalents, as of December 31, 2011 and 2012, and September 30, 2013 were classified as Level 1 assets.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, restricted cash and accounts receivable. The Company's cash and cash equivalents and restricted cash are placed with high credit quality financial institutions and issuers, and at times may exceed federally-insured limits. The Company has not experienced any loss relating to cash and cash equivalents or restricted cash in these accounts. The Company provides credit, in the normal course of business, to a number of its customers. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. No individual customer accounted for 10% or more of revenues for the years ended December 31, 2011 and 2012, or for the nine-month periods ended September 30, 2012 (unaudited) and 2013. No individual customer accounted for 10% or more of accounts receivable, net, as of December 31, 2011 and 2012, or September 30, 2013.

Accounts Receivable

        Accounts receivable are stated at net realizable value, including both billed and unbilled receivables to customers. Unbilled receivable balances arise primarily when the Company performs services related to subscription fee agreements in advance of billing. Generally, billing for such services occurs one month in arrears.

        The Company assesses the collectability of outstanding accounts receivable on an ongoing basis and maintains an allowance for doubtful accounts for accounts receivable deemed uncollectable. This allowance is recorded as a reduction against accounts receivable. As of December 31, 2011 and 2012 and September 30, 2013, the Company did not provide for an allowance for doubtful accounts, as all amounts outstanding were deemed collectable. Historically, the Company's collection experience has not varied significantly, and bad debt expenses have been insignificant.

        The Company maintains a reserve for estimated sales credits issued to customers for billing disputes or other service-related reasons. This allowance is recorded as a reduction against current period revenues and accounts receivable. In estimating this allowance, the Company analyzes prior periods to determine the amounts of sales credits issued to customers compared to the revenues in the period that related to the original customer invoice. This estimate is analyzed quarterly and adjusted as necessary. The allowance for sales credits was $0.1 million as of December 31, 2012 and September 30, 2013. The Company did not have an allowance for sales credits as of December 31, 2011.

Deferred Implementation Costs

        The Company capitalizes certain personnel and other costs, such as employee salaries, benefits and the associated payroll taxes that are direct and incremental to the implementation of its solutions. The Company analyzes implementation costs that may be capitalized to assess their recoverability, and only capitalizes costs that it anticipates to be recoverable. The Company assesses the recoverability of its

Q2 HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and unless otherwise indicated)

deferred implementation costs by comparing the greater of the amount of the non-cancellable portion of a customer's contract, and the non-refundable customer prepayments received as it relates to the specific implementation costs incurred. The Company begins amortizing the deferred implementation costs for an implementation once the revenue recognition criteria have been met, and the Company amortizes those deferred implementation costs ratably over the remaining term of the customer agreement. The portion of deferred implementation costs expected to be amortized during the succeeding twelve-month period is recorded in current assets as deferred implementation costs, current portion, and the remainder is recorded in long-term assets as deferred implementation costs, net of current portion.

Deferred Solution and Other Costs

        The Company capitalizes sales commissions and other third-party costs, such as third party licenses and maintenance related to its customer agreements. The Company capitalizes sales commissions because the commission charges are so closely related to the revenues from the non-cancellable customer agreements that they should be recorded as an asset and charged to expense over the same period that the related revenue is recognized. The Company begins amortizing deferred solution and other costs for a particular customer agreement once the revenue recognition criteria are met, and the Company amortizes those deferred costs over the remaining term of the customer agreement. The Company analyzes solution and other costs that may be capitalized to assess their recoverability, and only capitalizes costs that it anticipates to be recoverable. The portion of capitalized costs expected to be amortized during the succeeding twelve-month period is recorded in current assets as deferred solution and other costs, current portion, and the remainder is recorded in long-term assets as deferred solution and other costs, net of current portion. Deferred commissions were $2.4 million, $2.9 million and $3.8 million as of December 31, 2011 and 2012 and September 30, 2013, respectively.

Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the related assets. Maintenance and repairs that do not extend the life of or improve an asset are expensed in the period incurred.

        The estimated useful lives of property and equipment are as follows:

Computer hardware and equipment	3 - 5 years
Purchased software and licenses	3 - 5 years
Furniture and fixtures	7 years
Leasehold improvements	Lesser of estimated useful life or lease term

Deferred Revenues

        Deferred revenues primarily consist of amounts that have been billed to or received from customers in advance of revenue recognition and prepayments received from customers in advance for implementation, maintenance and other services, as well as initial subscription fees. The Company recognizes deferred revenues as revenues when the services are performed and the corresponding revenue recognition criteria are met. Customer prepayments are generally applied against invoices

Q2 HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and unless otherwise indicated)

issued to customers when services are performed and billed. Deferred revenues that are expected to be recognized as revenues during the succeeding twelve month period are recorded in current liabilities as deferred revenues, current portion and the remaining portion is recorded in long-term liabilities as deferred revenues, net of current portion.

Revenues

        All revenue-generating activities are directly related to the sale, implementation and support of the Company's solutions within a single operating segment. The Company derives the substantial majority of its revenues from subscription fees for the use of its solutions hosted in the Company's data centers as well as revenues for implementation and customer support services related to the Company's solutions. A small portion of the Company's customers host the Company's solutions in their own data centers under term license and maintenance agreements, and the Company recognizes the corresponding revenues over the term of those customer agreements.

        Revenues are recognized net of sales credits and allowances. The Company begins to recognize revenues for a customer when all of the following criteria are satisfied:

  •
  there is persuasive evidence of an arrangement;

  •
  the service has been or is being provided to the customer;

  •
  the collection of the fees is reasonably assured; and

  •
  the amount of fees to be paid by the customer is fixed or determinable.

        Determining whether and when these criteria have been met can require significant judgment and estimates. In general, revenue recognition commences when the Company's solutions are implemented and made available to the customers.

        The Company's software solutions are available for use in hosted application arrangements under subscription fee agreements. Subscription fees from these applications, including related customer support, are recognized ratably over the customer agreement term beginning on the date the solution is made available to the customer. Amounts that have been invoiced are recorded in accounts receivable and deferred revenues or revenues, depending on whether the Company's revenue recognition criteria have been met.

        The Company considers subscription fees to be fixed or determinable unless the fees are subject to refund or adjustment or are not payable within the Company's standard payment terms. In determining whether collection of subscription fees is reasonably assured, the Company considers financial and other information about customers, such as a customer's current credit-worthiness and payment history over time. Historically bad debt expenses have not been significant.

        The Company enters into arrangements with multiple-deliverables that generally include multiple subscriptions and implementation services.

        For multiple-deliverable arrangements, arrangement consideration is allocated to deliverables based on their relative selling price. In order to treat deliverables in a multiple-deliverable arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. If the deliverables have standalone value upon delivery, each deliverable must be accounted for separately. The Company's subscription services have standalone value as such services are often sold separately. In determining whether implementation services have standalone value apart from the subscription

Q2 HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and unless otherwise indicated)

services, the Company considers various factors including the availability of the services from other vendors. To date, the Company has concluded that the implementation services included in multiple-deliverable arrangements do not have standalone value. As a result, when implementation services are sold in a multiple-deliverable arrangement, the Company capitalizes any arrangement fees for implementation services and recognizes such amounts ratably over the period of performance for the initial agreement term.

        When multiple-deliverables included in an arrangement are separated into different units of accounting, the arrangement consideration is allocated to the identified separate units based on a relative selling price hierarchy. The selling price for a deliverable is based on its vendor-specific objective evidence of selling price, or VSOE, if available, third-party evidence of selling price, or TPE, if VSOE is not available or best estimate of selling price, or BESP, if neither VSOE nor TPE is available. The Company has not established VSOE for its subscription services due to lack of pricing consistency, the introduction of new services and other factors. The Company has determined that TPE is not a practical alternative due to differences in its service offerings compared to other parties and the availability of relevant third-party pricing information. Accordingly, the Company uses BESP to determine the relative selling price. The amount of revenue allocated to delivered items is limited by contingent revenues.

        The Company determined BESP by considering its overall pricing objectives and market conditions. Significant pricing practices taken into consideration include the Company's discounting practices, the size and volume of its transactions, customer characteristics, price lists, go-to-market strategy, historical standalone sales and agreement prices. As the Company's go-to-market strategies evolve, it may modify its pricing practices in the future, which could result in changes in relative selling prices, and include both VSOE and BESP.

Subscription Fee Revenues

        The Company's solutions are available as hosted solutions under subscription fee agreements without licensing perpetual rights to the software. Subscription fees from a hosted solution are recognized monthly over the customer agreement term beginning on the date the Company's solution is made available to the customer. Additional fees for monthly usage above the levels included in the standard subscription fee, which include fees for transactions processed during the period, are recognized as revenue in the month when the usage amounts are determined and reported. Any revenues related to upfront implementation services are recognized ratably over the same customer agreement term. Amounts that have been invoiced are recorded in accounts receivable and deferred revenues or revenues, depending on whether the revenue recognition criteria have been met.

Professional Services Revenues

        When professional services are not combined with subscription services or term licenses as a single unit of accounting, these professional services revenues are recognized as the services are performed. Revenues from professional services not combined with subscription services were not significant in the periods presented.

        Certain out-of-pocket expenses billed to customers are recorded as revenues rather than an offset to the related expense. For the years ended December 31, 2011 and 2012 and for the nine-month periods ended September 31, 2012 and 2013, revenues recorded from out-of-pocket expense

Q2 HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and unless otherwise indicated)

reimbursements totaled approximately $0.2 million, $0.4 million, $0.3 million (unaudited) and $0.3 million, respectively. The out-of-pocket expenses are reported in cost of revenues.

Term Licenses and Maintenance Revenues

        A small portion of the Company's customers host and manage the Company's solutions on-premises or in third-party data centers under term license and maintenance agreements. Term licenses sold with maintenance, which entitles the customer to technical support and upgrades and updates to the software made available on a when-and-if-available basis, are accounted for under Accounting Standards Codification 985-605, "Software Revenue Recognition." The Company does not have VSOE of fair value for the maintenance and professional services so the entire arrangement consideration is recognized monthly over the term of the software license when all of the other revenue recognition criteria have been met. Revenues from term licenses and maintenance agreements were not significant in the periods presented.

Cost of Revenues

        Cost of revenues is comprised primarily of salaries and other personnel-related costs, including employee benefits, bonuses and stock-based compensation, for employees providing services to the Company's customers. Costs associated with these services include the costs of the Company's implementation, customer support, data center and customer training personnel as well a reclassification of certain research and development expenses related to research and development personnel who perform services related to implementation and customer support. Cost of revenues also includes the direct costs of bill-pay and other third-party intellectual property included in the Company's solutions, the amortization of deferred solution and services costs, co-location facility costs and depreciation of the Company's data center assets, an allocation of general overhead costs and referral fees. Direct costs of third-party intellectual property include amounts paid for third-party licenses and related maintenance that are incorporated into the Company's software, with the costs amortized to cost of revenues over the useful lives of the purchased assets.

        The amount of research and development expenses allocated to cost of revenues was $0.4 million and $1.4 million for the years ended December 31, 2011 and 2012, respectively, and $0.9 million (unaudited) and $1.2 million for the nine-month periods ended September 30, 2012 and 2013, respectively.

        The Company capitalizes certain personnel costs directly related to the implementation of its solutions to the extent those costs are considered to be recoverable from future revenues. The Company amortizes the costs for a particular implementation once revenue recognition commences, and the Company amortizes those implementation costs over the remaining term of the customer agreement. Other costs not directly recoverable from future revenues are expensed in the period incurred. The Company capitalized implementation costs in the amount of $2.0 million and $2.6 million, respectively, for the years ended December 31, 2011 and 2012, and $1.9 million (unaudited) and $2.6 million for the nine-month periods ended September 30, 2012 and 2013, respectively.

Software Development Costs

        Software development costs include salaries and other personnel-related costs, including employee benefits, bonuses and stock-based compensation, attributed to programmers, software engineers and

Q2 HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and unless otherwise indicated)

quality control teams working on the Company's solutions. Costs related to software development incurred between reaching technological feasibility and the point at which the software solution is ready for general release have been insignificant through September 30, 2013, and accordingly all of the Company's software development costs have been expensed as incurred as research and development.

Research and Development Costs

        Research and development costs include salaries and other personnel-related costs, including employee benefits, bonuses and stock-based compensation, third-party contractor expenses, software development tools, an allocation of facilities and depreciation expenses and other related expenses incurred in developing new solutions and upgrading and enhancing existing solutions. Research and development costs are expensed as incurred.

Advertising

        All advertising costs of the Company are expensed the first time the advertising takes place. Advertising costs were insignificant for the years ended December 31, 2011 and 2012, and the nine-month period ended September 30, 2012 (unaudited). Advertising costs were $0.1 million for the nine-month period ended September 30, 2013.

Sales Tax

        The Company presents sales taxes and other taxes collected from customers and remitted to governmental authorities on a net basis and, as such, excludes them from revenues.

Comprehensive Loss

        Comprehensive loss includes net loss as well as other changes in stockholders' equity that result from transactions and economic events other than those with stockholders. The Company had no items of other comprehensive loss for the years ended December 31, 2011 and 2012, or the nine-month periods ended September 30, 2012 (unaudited) and 2013.

Stock-Based Compensation

        Stock options awarded to employees, directors and consultants are measured at fair value at each grant date. The Company recognizes compensation expense ratably over the requisite service period of the option award. Generally, options vest 25% on the one-year anniversary of the grant date with the balance vesting monthly over the following 36 months.

        The Company values stock options using the Black-Scholes option-pricing model, which requires the input of subjective assumptions, including the risk-free interest rate, expected life, expected stock price volatility and dividend yield. The risk-free interest rate assumption is based upon observed interest rates for constant maturity U.S. Treasury securities consistent with the expected term of the Company's employee stock options. The expected life represents the period of time the stock options are expected to be outstanding and is based on the simplified method. Under the simplified method, the expected life of an option is presumed to be the mid-point between the vesting date and end of the contractual term. The Company used the simplified method due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options. Expected volatility is based on historical volatilities for publicly traded stock of

Q2 HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and unless otherwise indicated)

comparable companies over the estimated expected life of the stock options. The Company assumed no dividend yield because it does not expect to pay dividends in the near future, which is consistent with the Company's history of not paying dividends.

        The following summarizes the assumptions used for estimating the fair value of stock options granted during the periods indicated:

	Year Ended December 31,		Nine Months Ended September 30, 2013
	2011	2012
Risk-free interest rate	1.2 - 2.2%	0.7 - 1.1%	0.7 - 1.3%
Expected life (in years)	6.25	4.75 - 6.25	4.75
Expected volatility	43.8 - 44.6%	52.0 - 52.5%	46.8 - 49.4%
Dividend yield	—	—	—
Weighted-average grant date fair value per share	$1.79	$2.65	$3.09

Income Taxes

        The Company accounts for income taxes under the asset and liability method. The Company records deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as for operating loss and tax credit carryforwards. The Company measures deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which it expects to recover or settle those temporary differences. The Company recognizes the effect of a change in tax rates on deferred tax assets and liabilities in the results of operations in the period that includes the enactment date. The Company assesses the likelihood that deferred tax assets will be realized and recognizes a valuation allowance if it is more likely than not that some portion of the deferred tax assets will not be realized. This assessment requires judgment as to the likelihood and amounts of future taxable income by tax jurisdiction. To date, the Company has provided a full valuation allowance against its deferred tax assets as it believes the objective and verifiable evidence of the Company's historical pretax net losses outweighs any positive evidence of its forecasted future results. Although the Company believes that its tax estimates are reasonable, the ultimate tax determination involves significant judgment that is subject to audit by tax authorities in the ordinary course of business. The Company will continue to monitor the positive and negative evidence and will adjust the valuation allowance as sufficient objective positive evidence becomes available.

        The Company accounts for uncertain tax positions by recognizing the financial statement effects of a tax position only when, based upon technical merits, it is more likely than not that the position will be sustained upon examination. The Company recognizes potential accrued interest and penalties associated with unrecognized tax positions in income tax expense.

Basic and Diluted Net Loss per Common Share

        The Company uses the two-class method to compute net loss per common share because the Company has issued securities, other than common stock, that contractually entitle the holders to participate in dividends and earnings of the Company. The two-class method requires earnings for the period to be allocated between common stock and participating securities based upon their respective rights to receive distributed and undistributed earnings. Holders of the Company's Series A, B and C

Q2 HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and unless otherwise indicated)

preferred stock are entitled, on a pari passu basis, to receive dividends when, as and if declared by the board of directors, prior and in preference to any declaration or payment of any dividend on the common stock or junior convertible preferred stock until such time as the total dividends paid on each share of Series A, B and C preferred stock is equal to the original issue price of the shares. Holders of junior convertible preferred stock are entitled to receive a pro rata share of any dividend declared, based on the number of shares of common and preferred stock outstanding. As a result, all series of the Company's preferred stock are considered participating securities.

        Under the two-class method, for periods with net income, basic net income per common share is computed by dividing the net income attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Net income attributable to common stockholders is computed by subtracting from net income the portion of current year earnings that the participating securities would have been entitled to receive pursuant to their dividend rights had all of the year's earnings been distributed. No such adjustment to earnings is made during periods with a net loss, as the holders of the participating securities have no obligation to fund losses. Diluted net loss per common share is computed under the two-class method by using the weighted-average number of shares of common stock outstanding plus, for periods with net income attributable to common stockholders, the potential dilutive effects of stock options and warrants. In addition, the Company analyzes the potential dilutive effect of the outstanding participating securities under the if-converted method when calculating diluted earnings per share, in which it is assumed that the outstanding participating securities convert into common stock at the beginning of the period. The Company reports the more dilutive of the approaches as its diluted net income per share during the period. Due to net losses for the years ended December 31, 2011 and 2012, and nine-month periods ended September 30, 2012 (unaudited) and 2013, basic and diluted net loss per share were the same, as the effect of all potentially dilutive securities would have been anti-dilutive.

3. Deferred Solution and Other Costs

        Deferred solution and other costs, current portion and net of current portion, consisted of the following:

	December 31,
			September 30, 2013
	2011	2012
Deferred solution costs	$1,164	$1,333	$1,131
Deferred commissions	661	687	833

Deferred solution and other costs, current portion	$1,825	$2,020	$1,964

Deferred solution costs	$786	$1,188	$1,769
Deferred commissions	1,717	2,186	2,938

Deferred solution and other costs, net of current portion	$2,503	$3,374	$4,707

Q2 HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and unless otherwise indicated)

4. Property and Equipment

        Property and equipment consisted of the following:

	December 31,
			September 30, 2013
	2011	2012
Computer hardware and equipment	$3,161	$4,168	$8,133
Purchased software and licenses	854	1,499	2,963
Furniture and fixtures	326	447	2,696
Leasehold improvements	276	712	4,008

	4,617	6,826	17,800
Accumulated depreciation	(1,562)	(2,619)	(3,742)

Property and equipment	$3,055	$4,207	$14,058

        Depreciation expense, including amortization of assets held under capital leases, was $0.8 million and $1.5 million for the years ended December 31, 2011 and 2012, respectively, and $2.0 million for the nine-month period ended September 30, 2013. Property and equipment included $1.0 million, $2.2 million and $3.2 million for assets acquired under capital leases at December 31, 2011 and 2012, and September 30, 2013, respectively.

5. Accrued Liabilities

        Accrued liabilities consisted of the following:

	December 31,
			September 30, 2013
	2011	2012
Employee compensation and benefits	$916	$2,032	$3,173
Accrued transaction processing fees	791	1,116	913
Other	2,449	1,906	3,650

Total accrued liabilities	$4,156	$5,054	$7,736

Q2 HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and unless otherwise indicated)

6. Debt

        In September 2008, the Company entered into a loan and security agreement with a financial institution to provide a line of credit and term loan facility. The loan and security agreement was amended periodically as the Company's operations grew, most recently in May 2012 when the line of credit was increased from $7.0 million to $10.0 million. Amounts borrowed under the line of credit which were deemed an accounts receivable advance accrued interest at an annual rate equal to the greater of the financial institution's prime rate plus 1.50%, or 5.50%. Amounts borrowed under the line of credit which were deemed a contract revenue advance accrued interest at an annual rate equal to the greater of the financial institution's prime rate plus 2.25%, or 6.25%. For the years ended December 31, 2011 and 2012, and through the April 2013 termination of the loan and security agreement, the Company paid interest of 5.50% on borrowings deemed accounts receivable advances, and made no borrowings deemed to be contract revenue advances. As of December 31, 2011, the Company had advances of $2.5 million on the line of credit, leaving an available balance of $4.5 million. As of December 31, 2012, the Company had advances of $2.5 million on the line of credit, leaving an available balance of $7.5 million. In April 2013, the Company entered into a new credit agreement with another financial institution at which time the Company paid and terminated the loan and security agreement.

        In October 2010, the Company entered into a financing arrangement with a financial services company to procure certain equipment. The total amount financed was $0.3 million, and the Company completed payments on this financing arrangement in 2012.

        In April 2013, the Company entered into a secured credit facility agreement with Wells Fargo, N.A. which provides a line of credit of up to $25.0 million. The amount that can be borrowed under the line of credit is limited to the lesser of $25.0 million or 75% of the Company's trailing twelve-month recurring revenues. Access to the total borrowings available under the line of credit is restricted based on covenants related to the Company's minimum liquidity, trailing twelve-month recurring revenues and adjusted EBITDA. Amounts borrowed under the line of credit accrue interest, on the Company's election at either: (i) the per annum rate equal to the LIBOR rate plus an applicable margin; or (ii) the current base rate plus the greater of the U.S. Federal Funds rate plus one percentage point, the one month LIBOR plus one percentage point, or the lending financial institution's prime rate. Interest is payable monthly on the line of credit. The terms of the line of credit require that the Company maintain advances of at least $5.0 million at all times. The Company pays a monthly fee based on the total unused borrowings balance, an annual administrative fee and the initial closing fee, which is paid in three equal annual installments over the first three years of the credit facility. The credit facility matures in April 2017, at which time any outstanding borrowings and accrued interest become payable. In April 2013, the Company drew an advance on the line of credit of $2.5 million to pay off its existing loan and security agreement with another institution. In June 2013, the Company drew an advance on the line of credit of $3.9 million to fund capital expenditures and secured a letter of credit for the benefit of the landlord of its new corporate headquarters in the amount of $3.0 million. As of September 30, 2013, the Company had borrowings of $6.3 million and a secured letter of credit of $3.0 million against the line of credit, leaving an available balance of up to $15.7 million. The line of credit is collateralized by substantially all of the Company's assets and requires that the Company maintain certain financial covenants as provided in the credit facility agreement. The Company was in compliance with all such covenants as of September 30, 2013.

Q2 HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and unless otherwise indicated)

7. Commitments and Contingencies

Operating and Capital Lease Commitments

        The Company leases office facilities and certain equipment under non-cancelable operating leases and certain equipment under non-cancelable capital leases. Rent expense under operating leases was $0.6 million, $0.9 million and $1.1 million for the years ended December 31, 2011 and 2012, and the nine-month period ended September 30, 2013, respectively. In 2013, the Company moved to its new headquarters. As a result, the Company vacated its former leased headquarters and recorded an unoccupied lease charge of $236 for the remaining contractual lease payments less estimated sublease income.

        Future minimum payments required under capital and operating leases that have initial or remaining non-cancelable lease terms in excess of one year at September 30, 2013 were as follows:

	Capital Leases	Operating Leases
Year Ended December 31,
2013 (from October 1 to December 31)	$223	$129
2014	748	891
2015	418	1,846
2016	150	1,704
2017	4	1,745
Thereafter	—	6,122

Total minimum lease payments	1,543	$12,437

Less: imputed interest	(46)
Less: current portion	(785)

Capital lease obligations, net of current portion	$712

Contractual Commitments

        The Company has non-cancelable contractual commitments related to third-party products, co-location fees and other product costs. Future minimum contractual commitments that have initial or remaining non-cancelable terms in excess of one year were as follows:

Contractual Commitments
Year Ended December 31,
2013 (from October 1 to December 31)	$952
2014	4,159
2015	3,779
2016	3,153
2017	2,608
Thereafter	4,974

Total commitments	$19,625

Q2 HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and unless otherwise indicated)

Legal Proceedings

        From time to time, the Company may become involved in legal proceedings arising in the ordinary course of its business. The Company is not presently a party to any legal proceedings that, if determined adversely to the Company, would have a material adverse effect on the Company.

8. Preferred Stock

Redeemable Convertible Preferred Stock

Series A Preferred Stock

        In 2007, the Company sold 7,908 shares of Series A preferred stock, at $1.39 per share for proceeds of $10.8 million.

Series B Preferred Stock

        In December 2011, the Company sold 1,818 shares of Series B preferred stock, at $6.05 per share to investors for cash proceeds of $10.9 million, net of issuance costs of $0.1 million.

Series C Preferred Stock

        In March and April 2013, the Company sold 2,605 shares of Series C preferred stock, at $7.68 per share to investors for cash proceeds of $19.0 million, net of issuance costs of $1.0 million.

Junior Convertible Preferred Stock

        In 2007, the Company sold 1,251 shares of junior preferred stock, at $1.39 per share for cash proceeds of $1.7 million.

Dividend Rights

        The holders of the outstanding shares of Series A, B and C preferred stock are entitled, on a pari passu basis, to receive dividends when, as and if declared by the board of directors, prior and in preference to any declaration or payment of any dividend on the common stock or junior preferred stock until such time as the total dividends paid on each share of Series A, B and C preferred stock is equal to the original issue price of the shares, subject to adjustment for dilution. As of September 30, 2013, no dividends had been declared by the board of directors.

Conversion Rights

        Each share of preferred stock is convertible upon issuance, at the option of the holder, into such number of fully paid and non-assessable shares of common stock as determined, with respect to each share of preferred stock, by dividing the issuance price of the shares by the applicable conversion price in effect on the date the certificate is surrendered for conversion. The initial conversion price per share is the original issue price.

        Upon either the date specified by holders of two-thirds of the outstanding shares of Series A, B and C preferred stock, and including an approval of the holders of a majority of the outstanding Series C preferred stock with regards to the conversion of Series C preferred stock, or the closing date of an IPO reflecting a certain minimum equity valuation of the Company and a certain minimum

Q2 HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and unless otherwise indicated)

amount of net proceeds to the Company, all issued and outstanding shares of convertible preferred stock shall automatically be converted to shares of common stock at the then effective conversion rate.

Liquidation Rights

        In the event of liquidation, dissolution or winding up of the Company, either voluntary or involuntary, each holder of Series A, B and C preferred stock is entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets of the Company to the holders of any other class or series of capital stock of the Company, including junior preferred stock and common stock, the amounts set forth below:

  •
  with respect to Series A preferred stock an amount equal to $1.39 per share, plus an amount equal to 6% of the original issue price of $1.39 accrued per annum plus declared but unpaid dividends from the initial issue date on the shares of Series A preferred stock;

  •
  with respect to Series B preferred stock an amount equal to $6.05 per share, plus an amount equal to 6% of the original issue price of $6.05 accrued per annum plus $1.60 per share, plus declared but unpaid dividends from the initial issue date on the shares of Series B preferred stock; and

  •
  with respect to Series C preferred stock an amount equal to $7.68 per share, plus an amount equal to 6% of the original issue price of $7.68 accrued per annum plus declared but unpaid dividends from the initial issue date on the shares of Series C preferred stock.

        If the assets and funds available for distribution are insufficient to pay each holder of Series A, B and C preferred stock the entire Series A, B and C liquidation preference amounts, then the entire assets and funds legally available for distribution shall be distributed ratably among holders of Series A, B and C preferred stock in proportion to each holder's original investment.

        With respect to junior preferred stock, after the payment of the liquidation preference amounts to holders of Series A, B and C preferred stock, each holder of junior preferred stock is entitled to receive, prior and in preference to any distribution of assets to the holders of common stock, an amount equal to $1.39 per share plus an amount equal to all the previously declared, but unpaid dividends on the junior preferred stock. If the assets and funds available for distribution are insufficient to permit the payment to each holder of junior preferred stock of the entire liquidation preference amounts, then the entire assets and funds legally available for distribution to the holders of the junior preferred stock shall be distributed ratably among the holders of the junior preferred stock in proportion to each holder's original investment.

        After payment to the holders of the preferred stock of their respective liquidation preference amounts, any additional remaining assets shall be distributed ratably to the holders of Series A preferred stock and common stock, assuming the conversion of the Series A preferred stock into common stock. However, holders of Series A preferred stock shall not be entitled to receive more than three times the original Series A preferred stock issue price of $1.39 per share plus any declared but unpaid dividends on each share of Series A preferred stock, or Maximum Participation Amount.

        If the amount the holders of Series A, B and C preferred stock would have received if all shares of Series A, B and C preferred stock had been converted into common stock exceeds for the holders of Series A preferred stock an amount equal to the sum of any declared, but unpaid dividends and the Maximum Participation Amount and for the holders of Series B and C preferred stock the liquidation preference amount payable to such holders, each holder of Series A, B and C preferred stock shall be

Q2 HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and unless otherwise indicated)

entitled to receive upon such liquidation, dissolution or winding up of the Company the amount each holder would have received if all shares of Series A, B and C preferred stock had been converted into common stock immediately prior to such liquidation, dissolution or winding up of the Company.

Redemption

        The Series A, B and C preferred stock is redeemable at any time after the fifth anniversary of the Series C preferred stock issue date (March 2018) upon receipt of a written request from the holders of at least 75% of the sum of the outstanding shares of (i) Series A, B and C preferred stock and (ii) common stock owned by holders of Series C preferred stock, or Selected Common Stock, voting as a single class on an as-converted-to-common-stock basis. The Company shall redeem the shares of Series A, B and C preferred stock by paying a sum per share equal to the greater of (i) fair market value for such shares as determined by an independent valuation expert acceptable to the holders of (A) at least 75% of the Series A, B and C preferred stock and Selected Common Stock (voting as a single class on an as-converted-to-common-stock basis) and (B) a majority of common stock or (ii) the original issue price. The Company shall redeem Selected Common Stock at the fair market value for such shares, as determined in the same manner as the Series A, B and C preferred stock. Such redemption shall occur in three equal annual installments, with the first such redemption date occurring within 30 days after the receipt by the Company of the redemption request, and the second and third redemption dates occurring on the first and second year anniversaries of the first redemption date.

        Based on the estimated fair value of the Company's stock as of December 31, 2011 and 2012, and September 30, 2013, the redemption price of each of the Series A, B and C preferred stock would exceed the applicable original issue price as of the first possible redemption date. However, the Company has not provided for accretion beyond the original issue price as management does not believe the Series A, B or C preferred stock will become redeemable.

Voting Rights

        Each share of preferred stock entitles the holder to one vote for each share of common stock into which each share of preferred stock could then be converted, with full voting rights and powers equal to the voting rights and powers of holders of common stock.

9. Common Stock

Redeemable Common Stock

        In conjunction with the Company's sale of its Series C preferred stock in March and April 2013, certain investors in Series C preferred stock purchased a total of 3,829 shares of the Company's common stock from selling stockholders at a price of $6.98 per share. Along with the purchase of the Series C preferred stock, the Series C preferred stockholder received a non-detachable right to redeem any shares of common stock that are also owned by the Series C preferred stockholder pursuant to the same terms and conditions as provided for redemption of Series C preferred stock, except that the common stock is only redeemable at its fair value. Similar to its redeemable convertible preferred stock, management believes that the redeemable common stock is not probable of becoming redeemable. Accordingly, the redeemable common stock has been recorded at its original issue price and has not been adjusted to its fair value as of September 30, 2013 (see Note 8).

Q2 HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and unless otherwise indicated)

Common Stock

        As of September 30, 2013, the Company was authorized to issue 35,000 common shares with a par value of $0.0001 per share, of which 8,219 shares were issued and outstanding. As of September 30, 2013, the Company had reserved shares of common stock, on an as-if-converted basis, for issuance as follows:

For conversion of Series A preferred stock	7,908
For conversion of Series B preferred stock	1,818
For conversion of Series C preferred stock	2,605
For conversion of junior preferred stock	1,251
For issuance under stock option plans	5,361

Total common shares reserved for future issuance	18,943

        The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors, but not until dividends amounting to the original issue price have been paid on each of all issued and outstanding shares of Series A, B and C preferred stock. Holders of common stock are entitled to one vote per common share.

10. Stock-Based Compensation

        In July 2007, the Company adopted the 2007 Stock Plan under which options or stock purchase rights may be granted to employees, consultants and directors. An incentive stock option may be granted only to a person who is an employee on the effective date of grant of the option. Any person who is not an employee on the effective date of the grant of an option may be granted only a non-statutory stock option. In February 2012, the board of directors, under the authority granted to it by the 2007 Stock Plan, increased the number of shares available to be granted under the plan by 1,250 shares, and as of September 30, 2013, a total of 7,678 shares of common stock were allocated for issuance under the plan, of which 337 shares remained available for future issuance. Shares of common stock that may be issued under the 2007 Stock Plan consist of authorized, but unissued or reacquired shares of common stock or any combination thereof.

        Under the 2007 Stock Plan, the exercise price for each option is established at the discretion of the board of directors, subject to compliance with Section 409A of the Internal Revenue Code; provided, however, that the exercise price per share is not less than the fair market value of a share of stock on the effective date of grant of the option. The maximum term of the options is ten years measured from the effective date of the option grant. Prior to 2012, all stock options issued under the 2007 Stock Plan had a ten-year contractual life. During the year ended December 31, 2012, the board of directors began issuing stock options with a seven-year contractual life. The exercise price per share for a person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company may not be less than 110% of the fair market value of a share of the Company's common stock on the effective date of grant of the option and the term of the option will be no more than five years measured from the option grant date. With the exception of an option granted to an officer, a director or a consultant, no option will become exercisable at a rate less than 20% per year over a period of five years from the effective date of grant of such option, subject to the participant's continued service. Generally, the standard vesting schedule is 25% of the total number of shares of common stock subject to the option will vest on the first anniversary of the vesting commencement date and the remaining option shares will vest in a series of equal monthly installments

Q2 HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and unless otherwise indicated)

for 36 successive months for a total of four years. Under certain conditions, vesting is accelerated as to each option outstanding under the 2007 Stock Plan at the time of a change in control as defined in the 2007 Stock Plan.

        Stock option activity was as follows:

	Number of Options	Weighted Average Exercise Price
Balance as of January 1, 2011	3,502	$0.45
Granted	1,607	2.56
Exercised	(20)	0.33
Forfeited	(67)	0.83

Balance as of December 31, 2011	5,022	1.12
Granted	1,064	5.73
Exercised	(42)	0.41
Forfeited	(312)	1.84

Balance as of December 31, 2012	5,732	1.94
Granted	411	7.56
Exercised	(669)	0.51
Forfeited	(113)	4.53

Balance as of September 30, 2013	5,361	$2.50

        The summary of stock options outstanding as of September 30, 2013 was as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
$0.29	729	$0.29	4.4	729	$0.29	4.4
$0.35	971	0.35	4.4	971	0.35	4.4
$0.54 - $0.84	1,022	0.68	5.9	933	0.68	5.8
$1.74 - $3.10	1,263	2.75	7.9	681	2.58	7.7
$4.00 - $6.57	966	5.76	8.8	217	5.39	8.4
$6.98 - $7.75	410	7.56	9.7	—	—	—

	5,361	$2.50	6.7	3,531	$1.16	5.7

        The aggregate intrinsic value of stock options exercised during the years ended December 31, 2011 and 2012, and the nine-month period ended September 30, 2013, was $0.1 million, $0.2 million and $4.4 million, respectively. The total fair market value of stock options vested during the years ended December 31, 2011 and 2012 and the nine-month period ended September 30, 2012 was $0.3 million, $0.8 million and $1.1 million, respectively. As of September 30, 2013, total unrecognized stock-based compensation expense, adjusted for estimated forfeitures, related to stock options was $4.3 million, which is expected to be recognized over the next 2.9 years.

Q2 HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and unless otherwise indicated)

11. Net Loss per Common Share

        The following table sets forth the computations of loss per share:

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
			(unaudited)
Numerators:
Loss from continuing operations attributable to common stockholders	$(1,895)	$(7,520)	$(5,067)	$(11,177)
Loss from discontinued operations attributable to common stockholders	(1,132)	(1,259)	(918)	(199)

Net loss attributable to common stockholders	$(3,027)	$(8,779)	$(5,985)	$(11,376)
Denominator:
Weighted-average common shares outstanding, basic and diluted	11,326	11,345	11,341	11,794
Loss from continuing operations per share, basic and diluted	$(0.17)	$(0.66)	$(0.45)	$(0.95)

Loss from discontinued operations per share, basic and diluted	$(0.10)	$(0.11)	$(0.08)	$(0.01)

Net loss per common share, basic and diluted	$(0.27)	$(0.77)	$(0.53)	$(0.96)

        Due to net losses for the years ended December 31, 2011 and 2012, and nine-month periods ended September 30, 2012 (unaudited) and 2013, basic and diluted loss per share were the same, as the effect of all potentially dilutive securities would have been anti-dilutive. The following table sets forth the anti-dilutive common share equivalents:

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
			(unaudited)
Redeemable convertible preferred stock:
Series A preferred stock	7,908	7,908	7,908	7,908
Series B preferred stock	15	1,818	1,818	1,818
Series C preferred stock	—	—	—	2,042
Junior preferred stock	1,251	1,251	1,251	1,251
Stock options	3,503	4,765	4,786	4,535

Total anti-dilutive common share equivalents	12,677	15,742	15,763	17,554

Pro Forma Net Loss per Common Share (unaudited)

        The numerator and denominator used in computing the unaudited pro forma net loss per common share for the year ended December 31, 2012 and the nine-month period ended September 30, 2013 have been adjusted to assume the conversion of all outstanding shares of preferred stock into common stock at the later of January 1, 2012 or the date of issuance of the preferred stock. Pro forma net loss

Q2 HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and unless otherwise indicated)

per common share does not give effect to potentially dilutive securities where the impact would be anti-dilutive.

	Year Ended December 31, 2012	Nine Months Ended September 30, 2013
	(unaudited)
Numerator:
Net loss attributable to common stockholders	$(8,779)	$(11,376)
Denominator:
Historical denominator for basic and diluted net loss per common share—weighted-average common shares outstanding, basic and diluted	11,345	11,794
Plus: assumed conversion of preferred stock to common stock	10,978	13,020

Denominator for pro forma basic and diluted net loss per common share	22,323	24,814

Pro forma net loss per common share, basic and diluted	$(0.39)	$(0.46)

12. Provision for Income Taxes

        The components of the Company's provision for income taxes from continuing operations were as follows:

	Year Ended December 31,
			Nine Months Ended September 30, 2013
	2011	2012
Current taxes:
Federal	$—	$—	$—
State	129	162	30

Total current taxes	$129	$162	$30

Deferred taxes:
Federal	$—	$—	$—
State	3	3	3

Total deferred taxes	3	3	3

Provision for income taxes	$132	$164	$33

        As of September 30, 2013, the Company had federal net operating loss carryforwards of approximately $42.1 million, state tax credits of approximately $0.2 million and federal alternative minimum tax credits of $0.1 million. The net operating loss carryforwards will expire at various dates beginning in 2026 if not utilized. The state tax credits expire in 2027 if not utilized. The alternative minimum tax credits have an indefinite carryforward period.

        Federal and state laws impose restrictions on the utilization of net operating loss carryforwards and research and development credit carryforwards in the event of a change in ownership of the Company, which constitutes an "ownership change" as defined by Internal Revenue Code Sections 382 and 383.

Q2 HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and unless otherwise indicated)

Should there be an ownership change in the future, the Company's ability to utilize existing carryforwards could be substantially restricted.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company has established a valuation allowance due to uncertainties regarding the realization of deferred tax assets based on the Company's lack of earnings history. During the nine-month period ended September 30, 2013, the valuation allowance increased by $2.5 million.

        The Company's deferred tax assets and deferred tax liabilities were as follows:

	December 31,
			September 30, 2013
	2011	2012
Deferred tax assets:
NOL and credit carryforwards	$8,058	$11,054	$13,969
Deferred revenue	1,148	1,146	1,851
Accrued expenses and other	138	662	1,350
Deferred rent	—	134	1,758

Total deferred tax assets	9,344	12,996	18,928
Deferred tax liabilities:
Deferred expenses	(2,072)	(2,799)	(3,613)
Depreciation and amortization	(798)	(982)	(3,569)

Total deferred tax liabilities	(2,870)	(3,781)	(7,182)

Deferred tax assets less tax liabilities	6,474	9,215	11,746
Less: valuation allowance	(6,352)	(9,097)	(11,631)

Net deferred tax asset	$122	$118	$115

        The Company had $0.9 million of excess stock deductions which are not included in deferred tax assets. The tax benefit from these deductions will increase additional paid-in capital when they are deemed realized under the "with and without" method.

        The Company's provision for income taxes from continuing operations differs from the amount computed by applying the statutory federal income tax rate of 34% primarily as a result of the following:

	Year Ended December 31,
			Nine Months Ended September 30, 2013
	2011	2012
Income tax at U.S. statutory rate	34.0%	34.0%	34.0%
Effect of:
Increase in deferred tax valuation allowance	(33.0)	(31.5)	(31.9)
State taxes, net of federal benefit	(4.8)	(0.7)	1.0
Other permanent items	(3.7)	(4.0)	(3.4)

Income tax provision effective rate	(7.5)%	(2.2)%	(0.3)%

Q2 HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and unless otherwise indicated)

        The Company files income tax returns in the U.S. federal jurisdiction and several state jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state or local income tax examinations by tax authorities for years before 2010. Operating losses generated in years prior to 2010 remain open to adjustment until the statute of limitations closes for the tax year in which the net operating losses are utilized. The tax years 2010 through 2013 remain open to examination by all major taxing jurisdictions to which the Company is subject, though the Company is not currently under examination by any major taxing jurisdiction.

        The Company had not recorded any tax reserves related to uncertain tax positions as of December 31, 2011 and 2012 and September 30, 2013. The Company's policy is to accrue interest and penalties related to uncertain tax positions as a component of income tax expense. For the years ended December 31, 2011 and 2012 and the nine-month period ended September 30, 2013, the Company did not incur any interest or penalties.

13. Employee Benefit Plan

        In January 2009, the Company adopted a 401(k) profit-sharing plan, or 401(k) Plan, covering substantially all employees. Employees can contribute between 1% and 90% of their total earnings. The 401(k) Plan also provides for employer contributions to be made at the Company's discretion. As of September 30, 2013, the Company had not made any discretionary contributions.

14. Discontinued Operations

        On March 1, 2013, the Company distributed all of the shares of a subsidiary to the Company's stockholders in a spin-off. The subsidiary was not a discontinued operation or classified as held for sale as of December 31, 2011 or 2012. However, since all shares of the subsidiary were distributed in 2013, the Company's consolidated statements of operations and statements of cash flows have been presented to show the discontinued operations of the subsidiary separately from continuing operations for all periods presented. Since the transaction was between entities under common control, the distribution of the shares of the subsidiary did not result in a gain or loss on distribution as it was recorded at historical carrying values.

Q2 HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and unless otherwise indicated)

        The following table sets forth the assets and liabilities of the discontinued operations which are included in the Company's consolidated balance sheets:

	December 31,
	2011	2012
Assets:
Cash and cash equivalents	$11	$146
Accounts receivable, net	—	4
Prepaids and other current assets	—	40
Property and equipment, net	24	22
Other long term assets	—	180

Total assets	35	392
Liabilities:
Accounts payable	2	15
Accrued liabilities	46	97
Deferred revenue, net of current portion	10	47

Total liabilities	58	159

Net assets (liabilities)	$(23)	$233

15. Segments and Geographic Information

        All revenue-generating activities are directly related to the sale, implementation and support of the Company's solutions in a single operating segment. The Company's chief operating decision maker, the Chief Executive Officer, reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. All of the Company's principal operations, assets and decision-making functions are located in the United States.

16. Related Parties

        For the years ended December 31, 2011 and 2012, and the nine-month period ended September 30, 2013, the Company recorded revenues from a related-party customer of $0.2 million, $0.3 million and $0.2 million, respectively.

        For the year ended December 31, 2012, the Company paid $0.1 million to related parties for professional services.

17. Subsequent Events

        The Company has evaluated subsequent events through December 20, 2013, the date the consolidated financial statements were issued.

                    Shares

Common Stock

PROSPECTUS

J.P. Morgan	Stifel

RBC Capital Markets	Raymond James	Canaccord Genuity	Needham & Company

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the             listing fee.

SEC registration fee		$17,774
FINRA filing fee		$21,200
listing fee		*
Blue sky fees and expenses		*
Transfer agent and registrar fees		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and engraving costs		*
Miscellaneous expenses		*

Total	$	*

*
To be completed by amendment.

Item 14.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

        As permitted by Delaware law, our amended and restated certificate of incorporation to be effective upon the completion of this offering includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  •
  for any transaction for which the director derived an improper personal benefit.

        As permitted by Delaware law, our amended and restated bylaws to be effective upon completion of this offering provide that:

  •
  we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to very limited exceptions;

  •
  we may indemnify our other employees and agents to the fullest extent permitted by Delaware law, subject to very limited exceptions;

  •
  we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions;

  •
  we may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding; and

  •
  the rights conferred in the bylaws are not exclusive.

        We intend to enter into indemnity agreements with each of our current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our restated certificate of incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

        The indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws and the indemnity agreements entered into between us and each of our directors and officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

        Reference is also made to the underwriting agreement, which provides for the indemnification of our directors, officers and controlling persons against certain liabilities.

        We are seeking to obtain directors' and officers' liability insurance and expect the insurance to include coverage for securities matters.

Item 15.    Recent Sales of Unregistered Securities

        In the three years preceding the filing of this registration statement, Q2 Holdings, Inc. has sold and issued the following unregistered securities:

  1.
  On December 29, 2011, we sold and issued an aggregate of 1,818,182 shares of our Series B preferred stock to 10 accredited investors at a purchase price of $6.05 per share for aggregate consideration of approximately $11.0 million.

  2.
  On March 1, 2013, we sold and issued an aggregate of 2,605,094 shares of our Series C preferred stock to 13 accredited investors at a purchase price of $7.68 per share for aggregate consideration of approximately $20.0 million.

  3.
  During the three-year period ending December 31, 2013, an aggregate of 800,275 shares of our common stock were issued to employees, consultants and directors upon exercise of stock options under our 2007 Plan, for an aggregate consideration of approximately $456,611.

  4.
  During the three-year period ending December 31, 2013, we have granted to employees, consultants and directors options to purchase 3,505,035 shares of our common stock under our 2007 Plan. The exercise price per share of these options ranged from $1.74 to $7.82.

        No underwriters were involved in the foregoing sales of securities. The issuances of the securities described above were deemed to be exempt from registration under the Securities Act, in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensation benefits plans and contracts relating to compensation.

Item 16.    Exhibits and Financial Statement Schedules

        (a)   Exhibits

        A list of exhibits filed as part of this registration statement is set forth in the Exhibit Index, which is incorporated herein by reference.

        (b)   Financial Statement Schedules

        Financial statement schedules have been omitted because the information required to be set forth therein is either inapplicable or is shown in our consolidated financial statements or notes thereto, other than with respect to the statement above related to dividend payments.

Item 17.    Undertakings

        The registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas on the 12th day of February, 2014.

Q2 HOLDINGS, INC.
By:	/s/ MATTHEW P. FLAKE Matthew P. Flake President, Chief Executive Officer and Director

 POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Matthew P. Flake and Jennifer N. Harris and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ MATTHEW P. FLAKE Matthew P. Flake	President, Chief Executive Officer (Principal Executive Officer) and Director	February 12, 2014
/s/ JENNIFER N. HARRIS Jennifer N. Harris	Chief Financial Officer (Principal Financial and Accounting Officer)	February 12, 2014
/s/ R. H. "HANK" SEALE, III R. H. "Hank" Seale, III	Executive Chairman of the Board of Directors	February 12, 2014
/s/ MICHAEL M. BROWN Michael M. Brown	Director	February 12, 2014
/s/ JEFFREY T. DIEHL Jeffrey T. Diehl	Director	February 12, 2014
/s/ CHARLES T. DOYLE Charles T. Doyle	Director	February 12, 2014

Name	Title	Date

/s/ MICHAEL J. MAPLES, SR. Michael J. Maples, Sr.	Director	February 12, 2014
/s/ JAMES R. OFFERDAHL James R. Offerdahl	Director	February 12, 2014
/s/ CARL JAMES SCHAPER Carl James Schaper	Director	February 12, 2014

EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement
2.1		Agreement and Plan of Reorganization, dated July 27, 2007, by and among the Registrant, Q2 Acquisition Corporation, Q2 Software, Inc., and RHS Investments, L.P.
2.2		Agreement and Plan of Reorganization, dated July 27, 2007, by and among the Registrant, Cardinal Acquisition Corporation, Cardinal Software, Inc. and RHS Investments, Inc.
2.3		Asset Purchase Agreement, dated June 11, 2010, by and between Cardinal Software Inc., ITS, Inc., and ITS Acquisition Sub, Inc.
2.4		Separation and Distribution Agreement, dated March 1, 2013, by and between the Registrant, Q2 Software, Inc., CB Network Holdings, Inc. and CBANC Network, Incorporated
3.1		Third Amended and Restated Certificate of Incorporation, dated March 1, 2013
3.2	*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the closing of the offering
3.3		Bylaws of the Registrant, as currently in effect
3.4	*	Form of Amended and Restated Bylaws of the Registrant, to be effective upon closing of the offering
4.1		Third Amended and Restated Investors' Rights Agreement, dated March 1, 2013
4.2		Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated March 1, 2013
4.3		Second Amended and Restated Voting Agreement, dated March 1, 2013
5.1	*	Opinion of DLA Piper LLP (US)
10.1	*	Form of Indemnification Agreement for directors and officers
10.2.1		2007 Stock Plan, as amended
10.2.2		Form of Stock Option Agreement under the 2007 Stock Plan
10.2.3		Form of Stock Option Agreement for Executive Officers under the 2007 Stock Plan
10.2.4		Form of Stock Option Agreement for Directors under the 2007 Stock Plan
10.3.1		Credit Agreement, dated April 11, 2013, by and among Wells Fargo Bank, National Association, as administrative agent for the lenders named therein, the Registrant, and Q2 Software, Inc.
10.3.2		Guaranty and Security Agreement, dated April 11, 2013, by and among Wells Fargo Bank, National Association, as administrative agent for the lenders named therein, the Registrant, and Q2 Software, Inc.
10.3.3		Patent Security Agreement, dated April 11, 2013, by and among Wells Fargo Bank, National Association, as administrative agent for the lenders named therein, the Registrant, and Q2 Software, Inc.
10.4		Lease Agreement, dated November 20, 2012, by and among the Q2 Software, Inc. and 13785 Research Blvd, LLC
10.5	*	Amended and Restated Employment Agreement, dated 2014, by and among the Registrant and Matthew P. Flake

Exhibit Number		Description
10.6	*	Employment Agreement, dated 2014, by and among the Registrant and R.H. "Hank" Seale, III
10.7	*	Employment Agreement, dated 2014, by and among the Registrant and William M. Furrer
10.8	*	Employment Agreement, dated 2014, by and among the Registrant and Stephen C. Soukup
10.9	*	2014 Equity Incentive Plan and forms of agreements thereunder
10.10	*	2014 Employee Stock Purchase Plan
10.11		Master Service Agreement dated October 18, 2012, by and among the Registrant and ViaWest, Inc.
10.12		Master Service Agreement dated January 11, 2010, by and among the Registrant and Cyrus Networks, LLC
10.12.1		Service Level Agreement dated January 11, 2010, by and among the Registrant and Cyrus Networks, LLC
21.1		List of Subsidiaries of the Registrant
23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)
24.1		Power of Attorney (see page II-5 to this Registration Statement on Form S-1)

*
To be filed by amendment.